As filed with the Securities and Exchange Commission on November 3, 1997

                                                      Registration No. 333-09187
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                         Post-Effective Amendment No. 5

                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 PHYMATRIX CORP.
             (Exact name of registrant as specified in its charter)

              Delaware                          8099                   65-0617076
   (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)   Classification Code Number)    Identification No.)

                             777 South Flagler Drive
                            West Palm Beach, FL 33401
                                 (561) 655-3500
          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                 ---------------

                                Abraham D. Gosman
                                 PhyMatrix Corp.
                             777 South Flagler Drive
                            West Palm Beach, FL 33401
                                 (561) 655-3500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                          Copies of communications to:
                           Michael J. Bohnen, Esquire
                          Nutter, McClennen & Fish, LLP
                             One International Place
                                Boston, MA 02110
                                 (617) 439-2000

                                 ---------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                         Proposed maximum                                    Amount of
 Title of each class of securities     Amount to be     offering price per        Proposed maximum          registration
         to be registered               registered           share(1)        aggregate offering price(1)        fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         5,000,000 shares         $23.63                $118,150,000              $40,742(2)
--------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on July 26, 1996.
(2) Previously paid.

 The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                5,000,000 Shares

                                 PhyMatrix Corp.

                     a Physician Practice Management Company
                                  Common Stock

                                 ---------------

  This Prospectus relates to 5,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of PhyMatrix Corp. ("PhyMatrix" or the "Company") that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

  PhyMatrix intends to concentrate its acquisitions in areas related to the current business of PhyMatrix. If the opportunity arises, however, PhyMatrix may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between PhyMatrix and the owners or controlling persons of businesses or properties to be acquired.

  The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements generally will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

  It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

  PhyMatrix's Common Stock is listed on the Nasdaq National Market under the symbol "PHMX." The closing market price of PhyMatrix Common Stock on the Nasdaq National Market on October 31, 1997 was $ 14.75.

                                 ---------------

      Prospective investors should carefully consider the factors set forth under the section "Risk Factors" beginning on page 6.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is November 3, 1997

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                ----------------

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary   ....................................................    3
Risk Factors   ..........................................................    6
Price Range of Common Stock   ...........................................   11
Dividend Policy   .......................................................   11
Selected Historical Financial Data  .....................................   12
Management's Discussion and Analysis of Financial Condition and
  Results of Operations  ................................................   21
Business    .............................................................   32
Management  .............................................................   45
Certain Transactions    .................................................   51
Principal Stockholders  .................................................   53
Description of Capital Stock  ...........................................   54
Plan of Distribution    .................................................   57
Validity of Common Stock   ..............................................   57
Experts  ................................................................   57
Additional Information  .................................................   58
Index to Financial Statements    ........................................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Risk Factors" for information that should be considered by prospective investors.

                                   The Company

     The Company is a multi-specialty physician management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings, and health parks, both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations ("IPAs") and specialty care physician networks by management service organizations ("MSOs") in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery. Since its first acquisition in September 1994, the Company has acquired the practices of and entered into long term agreements to affiliate with approximately 360 physicians; has obtained interests in MSOs in Connecticut, Georgia, New Jersey, New York and Florida that provide management services to IPAs composed of over 3,600 multi-specialty physicians; purchased a company that provides contract management services to approximately 2,500 physicians in specialty care networks; and acquired several medical support service companies and a medical facility development company.

     The Company believes that its strategy of developing management networks in specific geographic locations creates synergies, achieves operating efficiencies and responds to the cost-containment initiatives of payors, particularly managed care companies. To date, the Company has acquired the practices of and affiliated with 70 oncologists and provides comprehensive cancer-related support services including radiation therapy, infusion therapy and diagnostic imaging. The Company has contracts with managed care organizations under which the Company and its affiliated physicians provide cancer-related health care services to approximately 230,000 covered lives. In addition, through management of contracts with 2,500 physicians, the Company facilitates the delivery of specialty health care services to approximately 7,300,000 member patients. The Company plans to continue to increase its managed care capabilities into additional specialty care physician networks and to expand existing relationships with established managed care organizations. The Company also intends to develop additional disease management networks for the treatment of other chronic illnesses such as diabetes, cardiovascular diseases and infectious diseases.

     In certain targeted markets, the Company organizes its affiliated physicians and related medical support services into integrated clusters of disease specialty and primary care networks, which it terms local provider networks ("LPNs"). LPNs are designed to provide a comprehensive range of physician and medical support services within specific geographic regions. The Company believes that its LPN structure achieves operating efficiencies and enhances its ability to secure contracts with managed care organizations. To date, the Company is developing LPNs in each of the Florida, Atlanta, Washington, D.C./Baltimore areas and the tri-state area of Connecticut, New York and New Jersey.

     As part of its strategy to integrate physician practices, the Company provides medical facility development services to related and unrelated third parties for the development of health parks, medical malls and medical office buildings. Such services include project finance assistance, project management, construction management, construction design engineering, physician recruitment, leasing and marketing. While the Company incurs certain administrative and other expenses in the course of providing such services, it does not incur costs of construction or risks of project ownership. The Company's strategy in financing its projects is to involve future tenants as significant investors in and owners of the developed medical facilities. Because most of its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops with these parties through its medical facility development efforts also enhances the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

     The Company's principal place of business is 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

                               Recent Developments

     On October 15, 1997, the Company completed the acquisition of Clinical Studies, Ltd. ("CSL") pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of July 15, 1997 by and among the Company, CSL, PhyMatrix Acquisition I, Inc., a Delaware corporation ("PhyMatrix Acquisition"), Dr. Michael Rothman, Dr. Walter Brown, Michael T. Heffernan and Ronald Phillips as Trustee of The Alexander Rothman 1993 Qualified Sub-Chapter S Trust and as Trustee of The Julie Rothman 1993 Qualified Sub-Chapter S Trust. Pursuant to the Merger Agreement, PhyMatrix Acquisition, a wholly-owned subsidiary of PhyMatrix, merged with and into CSL (the "Merger"), and CSL became a wholly-owned subsidiary of PhyMatrix. The purchase price for CSL consisted of an aggregate of 5,204,305 shares of the Company's common stock (the "Shares") plus certain costs and expenses assumed in the Merger. The Company has agreed to register under the Securities Act of 1933, as amended, the resale of the Shares acquired by the former shareholders of CSL in the Merger.

     CSL is a multi-therapeutic site management organization ("SMO") based in Providence, Rhode Island providing clinical investigative site management services to 22 research facilities in 11 states. CSL wholly-owns and centrally manages Phase I-IV research facilities conducting clinical trials for pharmaceutical companies and contract research organizations ("CROs"). CROs are independent companies that assist pharmaceutical and biotechnology companies with the complex and multi-stage drug regulatory process. Although CSL has conducted and continues to conduct clinical research in a wide variety of therapeutic areas, the company's focus historically has been in trials in the therapeutic areas of the central nervous system, geriontology, women's health and endocrinology.

     CSL contracts either directly with a clinical trial sponsor, such as a pharmaceutical or biotechnology company, or a CRO to engage in the clinical testing of certain drugs or medical devices required by the Food and Drug Administration and various international authorities prior to the commercialization of a pharmaceutical product. As pharmaceutical companies focus on ways in which to reduce development costs and improve profitability, these companies are shifting many aspects of the drug development process to CROs and SMOs in order to reduce the costs associated with and improve the speed of the clinical research and testing process. The Company believes that through CSL's committed network of research facilities functioning in a centralized and uniform operating environment, it can provide an efficient, responsive and effective resource for sponsors and CROs who seek to expedite the clinical trial process in an effort to bring new products to market.

     In connection with the Merger, the management of the Company has agreed to recommend Michael T. Heffernan, the Chief Executive Officer of CSL, for election to the Board of Directors of the Company, and the Company and Mr. Heffernan have entered into an employment agreement, dated October 15, 1997, relating to Mr. Heffernan's continued employment as Chief Executive Officer of CSL.

     The Merger has been accounted for as a pooling of interests. Accordingly, the financial statements of the Company for all periods prior to the effective date of the Merger have been restated to include CSL and Clinical Marketing, Ltd., which was merged into CSL on January 1, 1997. The restated supplemental financial statements of the Company are included elsewhere in this Prospectus together with Management's Discussion and Analysis of Financial Condition and Results of Operations relating to such restated supplemental financial statements. Also included elsewhere in this Prospectus are certain historical financial statements of CSL and certain pro forma financial information which give effect to the Merger.

     Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements, including, but not limited to, statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA
                 (Dollars in thousands, except per share data)

                                           Combined                                                   Consolidated   Consolidated
                                        June 24, 1994      Combined     Consolidated   Consolidated    Six Months    Six Months
                                        (Inception) to    Year Ended    Month Ended     Year Ended       Ended          Ended
                                         December 31,    December 31,   January 31,    January 31,      July 31,      July 31,
                                           1994(1)           1995         1996(2)          1997           1996          1997
                                       ---------------- -------------- -------------- -------------- -------------- -------------
                                                                                                      (unaudited)    (unaudited)
Statement of Operations Data:
Net revenue   ........................    $  2,447        $  70,733     $    10,715    $   189,961    $    77,631   $  145,647
                                          --------        ---------     -----------    -----------    -----------   -----------
Operating expenses:
 Cost of affiliated physician
 management services   ...............          --            9,656           2,797         42,245         17,412       33,535
 Salaries, wages and benefits   ......       2,142           31,976           3,637         52,313         23,833       33,812
 Depreciation and amortization  ......         107            3,863             535          7,144          3,266        4,533
 Rent expense ........................         249            4,503             565          7,653          3,441        6,521
 Earn out payment   ..................          --            1,271              --             --             --           --
 Provision for closure loss  .........          --            2,500              --             --             --           --
 Other  ..............................       1,150           23,706           3,515         60,764         21,044       53,534
                                          --------        ---------     -----------    -----------    -----------   -----------
Income (loss) from operations   ......      (1,201)          (6,742)           (334)        19,842          8,635       13,712
Interest expense, net  ...............          95            4,852             812          1,658            810        1,383
(Income) loss from investments
 in affiliates   .....................          --             (569)             30           (709)          (269)        (413)
                                          --------        ---------     -----------    -----------    -----------   -----------
Net income (loss) before taxes  ......      (1,296)         (11,025)         (1,176)        18,893          8,094       12,742
Income tax expense (3)................          --               --              --          6,836          3,032        4,546
                                          ========        =========     -----------    -----------    -----------   -----------
Net income (loss) ....................    $ (1,296)       $ (11,025)    $    (1,176)   $    12,057    $     5,062   $    8,196
                                          ========        =========     ===========    ===========    ===========   ===========
Net income (loss) per share  .........                                  $     (0.08)   $      0.54    $      0.23   $     0.34
                                                                        ===========    ===========    ===========   ===========
Weighted average shares
 outstanding  ........................                                   14,204,305     22,511,448     21,689,631   23,863,289
                                                                        ===========    ===========    ===========   ===========

                                         December 31,   December 31,      January 31,   January 31,      July 31,      July 31,
                                             1994           1995             1996          1997           1996          1997
                                        -------------- --------------    ------------- -------------    ----------    ----------
Balance Sheet Data:
Working capital    .........               $ 2,590        $ (22,286)       $ 44,209      $ 107,465       $131,566     $ 94,604
Accounts receivable, net ...                 3,778           20,711          21,562         35,846         29,434       48,950
Total assets ...............                15,408          132,187         180,007        298,124        264,621      323,383
Total debt   ...............                 1,369           96,941          36,470        111,422        116,503      111,385
Shareholders' equity  ......                11,667           12,678         127,209        148,891        132,813      177,578

----------
(1) The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Abraham D. Gosman, the Company's Chairman and Chief Executive Officer. The business operations of the Related Companies were acquired from third parties in transactions completed since September 1994. Simultaneously with the closing of the Company's initial public offering on January 23, 1996 (the "Initial Public Offering"), the Related Companies were transferred to the Company in exchange for 13,307,450 shares of the Company's Common Stock (the "Formation").

(2) In January 1996, the Company changed its fiscal year end from December 31 to January 31.

(3) Provisions for income taxes have not been reflected in the combined financial statements because there is no taxable income on a combined basis.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective purchasers should carefully consider the factors set forth below before purchasing the shares of Common Stock offered hereby.

Limited Operating History

     The Company has a limited operating history and acquired its first operating company in September 1994. Almost all of the businesses acquired by the Company to date were operated by managements unaffiliated with the Company's management or with each other.

Risks Related to Growth Strategy

     The Company's strategy involves growth primarily through affiliation with physicians and acquisition of medical practices and other businesses. The Company is subject to various risks associated with its acquisition growth strategy, including the risk that the Company will be unable to identify, recruit or acquire suitable acquisition candidates or to integrate and manage the acquired practices or companies. The growth of the Company is largely dependent on the Company's ability to form networks of affiliated physicians from its acquired practices, to manage and control costs, and to realize economies of scale. Any failure of the Company to implement economically feasible acquisitions and affiliations may have a material adverse effect on the Company. There can be no assurance that the Company will be able to achieve and manage planned growth, that the assets of physician practice groups or other health care providers will continue to be available for acquisition by the Company, that the liabilities assumed by the Company in any acquisition will not have a material adverse effect on the Company, or that the addition of physician practice groups or other health care providers will be profitable for the Company.

Risks Related to Capital Requirements

     The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation of physician groups, integrated networks and related medical support service companies requires ongoing capital expenditures. There can be no assurance that the Company will be able to raise additional capital when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company.

Government Regulation

     Providers of health care services, including physicians and other clinicians, are subject to extensive federal and state regulation. The fraud and abuse provisions of the Social Security Act prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or the inducement of, the referral of patients, items or services that are paid for, in whole or in part, by Medicare or Medicaid. These laws also impose significant penalties for false or improper billings for physician services and impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Similar state laws also apply to the Company. Such exclusion and penalties, if applied to the Company's affiliated physician groups or medical support service providers, could have a material adverse effect on the Company. See "Business--Government Regulation."

     The laws of many states prohibit business corporations such as the Company from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with physician groups, which could have an adverse effect on the Company. There can be no assurance that the Company's physician management agreements will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such agreements, including non-competition agreements, will not be limited.

     Under certain provisions of the Omnibus Budget Reconciliation Act of 1993 known as "Stark II," physicians who refer Medicare and Medicaid patients to the Company for certain designated services may not own stock in the Company, and the Company may not accept such referrals from physicians who own stock in the Company. Stark II contains an exemption which applies to the Company during any year if at the end of the previous fiscal year the Company had stockholders' equity in the amount of at least $75 million. The Company was not eligible for this exemption as of its fiscal year ending December 31, 1995. In 1996, the Company changed its fiscal year end to January 31, at which time it satisfied the Stark II stockholders' equity exception. Violation of Stark II by the Company could have a material adverse effect on the Company.

     The Company believes that its operations are conducted in material compliance with applicable laws, however, the Company has not received a legal opinion to this effect and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of the Company providing both physician practice management services and medical support services, the Company may be the subject of more stringent review by regulatory authorities, and there can be no assurance that a review of the Company's operations by such authorities will not result in a determination that could have a material adverse effect on the Company or its affiliated physicians. Additionally, there can be no assurance that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform to such regulatory framework or to obtain necessary approvals, licenses and permits. Any limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business--Government Regulation."

Dependence on Third Party Reimbursement; Trends and Cost Containment

     Substantially all of the Company's patient service revenues are derived from third party payors. The Company's revenues and profitability may be materially adversely affected by the current trend within the health care industry toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that this trend will continue to result in a reduction from historical levels of per-patient revenue. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capital or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on the Company. Further reductions in payments to physicians or other changes in reimbursement for health care services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored health care programs, and among different types of non-government payor sources, could have a material adverse effect on the Company.

     The Company is a provider of certain medical treatment and diagnostic services including, but not limited to radiation therapy, infusion therapy, lithotripsy and home care. Because many of these services receive governmental reimbursement, they may be subject from time to time to changes in both the degree of regulation and level of reimbursement. Additionally, factors such as price competition and managed care also could reduce the Company's revenues. See "Business--Reimbursement and Cost Containment."

     There can be no assurance that payments under governmental and private third party payor programs will not be reduced or will, in the future, be sufficient to cover costs allocable to patients eligible for reimbursement pursuant to such programs, or that any reductions in the Company's revenues resulting from reduced payments will be offset by the Company through cost reductions, increased volume, introduction of new procedures or otherwise. See "Business--Reimbursement and Cost Containment."

Risks Associated with Managed Care Contracts

     As an increasing percentage of patients come under the control of managed care entities, the Company believes that its success will be, in part, dependent upon the Company's ability to negotiate contracts with health maintenance organizations ("HMOs"), employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of these agreements, a health care provider accepts a predetermined amount per member per month in exchange for providing all covered services to patients. Such contracts pass much of the economic risk of providing care from the payor to the provider. The Company's success in implementing its strategy of entering into such contracts in markets served by the Company could result in greater predictability of revenues, but increased risk to the Company resulting from uncertainty regarding expenses. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, additional costs would be incurred, resulting in a reduction in operating margins. In the worst case, revenues associated with risk-sharing contracts or capitated provider networks would be insufficient to cover the costs of the services provided. Any such reduction or elimination of earnings could have a material adverse effect on the Company. Moreover, there is no certainty that the Company will be able to establish and maintain satisfactory relationships with third party payors, many of which already have existing provider structures in place and may not be able or willing to re-arrange their provider networks. Increasingly, some jurisdictions are taking the position that capitated agreements in which the provider bears the risk should be regulated by insurance laws. As a consequence, the Company may be limited in some of the states in which it operates in its attempt to enter into or arrange capitated agreements for its affiliated physician practices, employee physicians or medical support service providers when those capitated arrangements involve the assumption of risk.

Dependence on Physicians and Other Medical Service Providers

     The Company is dependent upon its affiliations with physicians and other medical support service providers. The Company has entered into management and/or employment agreements with most of its physicians and other medical service providers for terms ranging from seven to 40 years. A significant number of the Company's affiliated physicians and other medical service providers have the right to terminate their contracts before the expiration of their respective terms. In the event that a significant number of such physicians or providers terminate their contracts or become unable or unwilling to continue in their roles, the Company's business could be materially adversely affected. See "Business."

Potential Liability and Insurance

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company believes that it does not engage in the practice of medicine, however, the Company could be implicated in such a claim through one of its providers, and there can be no assurance that claims, suits or complaints relating to services delivered by an affiliated physician or medical service provider will not be asserted against the Company in the future. Although the Company maintains insurance it believes is adequate both as to risks and amounts, there can be no assurance that any claim asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance.

Medical Facility Development

     The Company engages in the development of health parks, medical malls and medical office buildings and, in connection with these projects, enters into development contracts for the provision of all or some of the following services: project finance assistance, project management, construction management, construction design engineering consultation, physician recruitment, leasing and marketing. Many of these contracts hold the Company liable for any development cost overruns and also require the Company to indemnify the owner of the medical facility and the owner of the land on which a medical facility is developed against certain liabilities or losses. As a result, the Company, which is not a contractor, enters into construction contracts with general contractors to construct its projects for a "guaranteed maximum cost" and requires the general contractors to maintain performance bonds and to indemnify the Company against certain liabilities and losses. Any claim for development cost overruns not covered by a performance bond or any request for indemnification by the owner of the medical facility or the owner of the land on which a medical facility is developed, if the Company is not indemnified by others, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Medical Facility Development" and "Business--Medical Facility Development."

Control by Existing Stockholders

     On October 28, 1997 all of the Company's executive officers and directors as a group beneficially owned approximately 36.4% of the outstanding shares of Common Stock. As a result, such executive officers and directors, should they choose to act together, will be able to determine the outcome of corporate actions requiring stockholder approval and to control the election of the Company's Board of Directors. This ownership may have the effect of discouraging unsolicited offers to acquire the Company. See "Principal Stockholders."

Dependence Upon Key Personnel

     The Company is dependent upon the ability and experience of its executive officers, in particular Abraham D. Gosman and Bruce A. Rendina, and there can be no assurance that the Company will be able to retain all of such officers. The failure of such officers to remain active in the Company's management could have a material adverse effect on the Company.

Rights of Holders of the Company's Debentures

     On June 26, 1996, the Company completed the debt offering of $100,000,000 aggregate principal amount of its 6-3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") pursuant to an exemption from the registration requirements of the Securities Act (the "Debt Offering"). The Debentures are convertible into Common Stock at any time after August 25, 1996 and prior to redemption or final maturity, initially at a conversion price of $28.20 per share. The conversion price is subject to adjustment upon the occurrence of certain events or in certain circumstances. The Debentures were initially issued under an indenture dated as of June 15, 1996 (the "Indenture"). The Indenture provides the holders of the Debentures with certain rights that could affect the market price of the Common Stock and could have the effect of discouraging a third party from attempting to obtain control of the Company.

     In the event of a change in control of the Company, each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase. Failure by the Company to repurchase the Debentures when required will result in an Event of Default (as such term is defined in the Indenture). Upon the occurrence of an Event of Default, the principal and premium, if any, on the outstanding Debentures may be declared, or may automatically become, due and payable immediately.

     The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the resale of the Debentures and the resale of the shares of Common Stock initially issuable upon conversion of the Debentures by any holders of the Debentures that did not purchase the Debentures under the registration statement. If the registration statement ceases to be effective or usable for the offer and sale of the Debentures and such shares of Common Stock for a period of time exceeding 90 days in the aggregate in any one-year period or 30 days in any calendar quarter, the Company is required to pay liquidated damages to each holder of the Debentures or such shares Common Stock.

Shares Eligible for Future Sale

     Sales of substantial amounts of Common Stock in the public market during or after the offering of securities hereby, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities. In connection with the Initial Public Offering, the Company issued 13,307,450 shares of Common Stock to certain management and founder stockholders. In addition, in connection with acquisitions completed through August 31, 1997, the Company issued or agreed to issue an additional 3,996,610 shares of restricted stock assuming, with respect to the shares which have yet to be issued, that the issue price (which is based on the average price of the Common Stock during the five business days preceeding the issuance) is $15.63, the closing price of the Common Stock on the Nasdaq National Market on September 22, 1997. All of these shares are "restricted securities" within the meaning of the Securities Act. Unless the resale of the shares is registered under the Securities Act, these shares may not be sold in the open market until after the first anniversary of the date they were acquired and then only in compliance with the applicable requirements of Rule 144. In July 1997, the Company filed a registration statement under the Securities Act registering the resale of 1,657,560 of such shares of restricted stock. The Company also has granted rights to the holders of most of the remaining shares of restricted stock to have their shares registered under the Securities Act.

     In connection with the Debt Offering, the Company filed a registration statement on Form S-1 with the Commission relating to the resale of $100,000,000 aggregate principal amount of the Debentures, and the resale of up to 3,546,099 shares of the Common Stock initially issuable upon conversion of the Debentures by any holders of the Debentures that did not purchase the Debentures under the registration statement.

Possible Volatility of Stock Price and Limitations on Resale

     There can be no assurance that any active public market for the Common Stock will continue during or after the issuance of securities offered hereby. From time to time during or after the issuance of securities offered hereby, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock. Any such fluctuations that occur during or after the issuance of the securities offered hereby may adversely affect the market price of the Common Stock.

     Affiliates of companies or practices acquired by the Company who receive Common Stock under this Prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements of Rule 145. The requirements of Rule 145 may limit the ability of such affiliates to resell Common Stock they receive under this Prospectus.

Potential Loss of Contracts

     Although the Company's clinical research study contracts with sponsors provide that it is entitled to receive fees earned through the date of termination, as well as all non-cancellable costs, sponsors generally are free to terminate a clinical trial or the Company's contract related thereto at any time. The length of a typical clinical trial contract varies from several weeks to several years. Sponsors may terminate clinical trials for several reasons, including unexpected results or adverse patient reactions to a potential product, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of a potential product or decisions by the sponsor to de-emphasize or terminate a particular trial or development efforts with respect to a particular potential product. A sponsor's decision to terminate a trial in which the Company participates could have a material adverse effect on the Company's business, results of operations and financial condition.

Government Regulation; Potential Impact of Health Care Reform

     Demand for the Company's services is largely a function of the regulatory requirements associated with the approval of a new drug application imposed by the United States Food and Drug Administration ("FDA"). These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate United States standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the demand for the Company's clinical trial services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. None of the proposals have been adopted. The process by which the government will pursue additional or modified proposals for national health care reform and the precise nature of any such proposals is unclear at this time. Some of the proposals put forth to date incorporate price controls on drugs and limits on overall medical spending which may adversely affect expenditures by the pharmaceutical and biotechnology industries for research and development, which could have a material adverse effect on the Company's business, results of operations and financial condition. At present, it is impossible to predict the effect of any new legislation or changes in regulatory environment on the Company. The failure of the Company to comply with applicable regulations could result in the termination of on-going research or the disqualification of data for submission to regulatory authorities. Further, the issuance of a notice or finding by the FDA to either the Company or its clients based upon a material violation by the Company of either Good Clinical Practices or Good Laboratory Practices could have a material adverse effect on the Company's business, results of operations and financial condition.

Potential Liability from Operations

     Clinical trials involve the testing of approved and experimental drugs on human beings. This testing carries with it a significant risk of liability for personal injury or death to participants resulting from an adverse reaction to, or improper administration of, the potential product. The Company participates with sponsors in the selection process. The Company also contracts on behalf of its customers with physicians who render, and itself renders, professional services including administering the drugs being tested to participants in these trials. Consequently, the Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials and arising from professional malpractice of physicians with whom it has contracted and its own employees. Although the Company is generally indemnified by its clients for such liability, in order for such indemnification to be valid, the Company and its employees and agents must act within the bounds of specific procedural requirements governing the conduct of the clinical trial. Since the value of the Company's indemnification depends on the financial viability of the indemnifying party, there can be no assurance that the Company will be able to rely on such indemnification in each instance of potential liability. If the Company was forced to undertake the defense of, or found financially responsible for, claims based upon the foregoing or related risks, there could be a material adverse effect on the Company's business, results of operations and financial condition.

Validity of Certain Florida Physician Management Contracts

     On October 18, 1997, the Florida Board of Medicine, which governs physicians in Florida, declared that the payment of percentage-based fees by a physician to a physician practice management company in connection with practice-enhancement activities subjects a physician to disciplinary action for a violation of a statute which prohibits fee-splitting. Some of the Company's contracts with Florida physicians include provisions providing for such payments. The Company is currently in the process of appealing the ruling to a Florida District Court of Appeals and the Board has stayed the enforceability of its ruling pending the appeal. In the event the Board of Medicine's ruling is eventually upheld, the Company would be forced to renegotiate those contracts which would be affected by the ruling. While these contracts call for renegotiation in the event that a provision is not found to comply with state law, there can be no assurance that the Company would be able to renegotiate such contracts on acceptable terms. In the event that the Company is unable to renegotiate a significant number of such contracts on acceptable terms, the Company's business could be materially and adversely affected.

                           PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "PHMX." The following table sets forth for each period indicated the high and low closing prices for the Common Stock as reported by the Nasdaq National Market.

                                                          High        Low
                                                        ---------   --------
   February 1, 1996 through April 30, 1996  .........    $ 23.63     $ 18.75
   May 1, 1996 through July 31, 1996  ...............      25.50       18.25
   August 1, 1996 through October 31, 1996  .........      25.25       16.00
   November 1, 1996 through January 31, 1997   ......      18.88       13.00
   February 1, 1997 through April 30, 1997  .........      16.25       11.00
   May 1, 1997 through July 31, 1997  ...............      16.38       11.13
   August 1, 1997 through October 31, 1997 ..........      17.00       12.00

     On October 31, 1997, the last reported sale price of the Common Stock was $14.75. As of October 31, 1997, there were approximately 220 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never paid cash dividends and does not anticipate paying cash dividends in the foreseeable future. It is the present intention of the Board of Directors to reinvest all earnings in the business of the Company to support future growth.

                      SELECTED HISTORICAL FINANCIAL DATA

                   (Dollars in thousands, except share data)

     The selected historical financial data set forth below have been derived from the financial statements of the Company. The combined financial statements of the Company as of December 31, 1994 and December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995 and the consolidated financial statements of the Company as of January 31, 1996 and 1997, for the month ended January 31, 1996, the fiscal year ended January 31, 1997 and the six months ended July 31, 1996 and 1997 (unaudited) together with the notes thereto and the related report of Coopers & Lybrand L.L.P., independent accountants, are included elsewhere in this Prospectus. The selected historical financial data of the Company should be read in conjunction with the related financial statements and notes thereto appearing elsewhere in this Prospectus.

                                           Combined                                                   Consolidated   Consolidated
                                        June 24, 1994      Combined     Consolidated   Consolidated    Six Months    Six Months
                                        (Inception) to    Year Ended    Month Ended     Year Ended       Ended          Ended
                                         December 31,    December 31,   January 31,    January 31,      July 31,      July 31,
                                             1994            1995         1996(1)          1997           1996          1997
                                       ---------------- -------------- -------------- -------------- -------------- -------------
                                                                                                      (unaudited)    (unaudited)
Statement of Operations Data:
Net revenue   ........................    $  2,447        $  70,733     $    10,715    $   189,961    $    77,631   $  145,647
                                          --------        ---------     -----------    -----------    -----------   -----------
Operating expenses:
 Cost of affiliated physician
  management services  ...............          --            9,656           2,797         42,245         17,412       33,535
 Salaries, wages and benefits   ......       2,142           31,976           3,637         52,313         23,833       33,812
 Depreciation and amortization  ......         107            3,863             535          7,144          3,266        4,533
 Rent expense ........................         249            4,503             565          7,653          3,441        6,521
 Earn out payment   ..................          --            1,271              --             --             --           --
 Provision for closure loss  .........          --            2,500              --             --             --           --
 Other  ..............................       1,150           23,706           3,515         60,764         21,044       53,534
                                          --------        ---------     -----------    -----------    -----------   -----------
Income (loss) from operations   ......      (1,201)          (6,742)           (334)        19,842          8,635       13,712
Interest expense, net  ...............          95            4,852             812          1,658            810        1,383
(Income) loss from investments
 in affiliates   .....................          --             (569)             30           (709)          (269)        (413)
                                          --------        ---------     -----------    -----------    -----------   -----------
Net income (loss) before taxes  ......      (1,296)         (11,025)         (1,176)        18,893          8,094       12,742
Income tax expense (3)................          --               --              --          6,836          3,032        4,546
                                          ========        =========     -----------    -----------    -----------   -----------
Net income (loss) ....................    $ (1,296)       $ (11,025)    $    (1,176)   $    12,057    $     5,062   $    8,196
                                          ========        =========     ===========    ===========    ===========   ===========
Net income (loss) per share  .........                                  $     (0.08)   $      0.54    $      0.23   $     0.34
                                                                        ===========    ===========    ===========   ===========
Weighted average shares
 outstanding  ........................                                   14,204,305     22,511,448     21,689,631   23,863,289
                                                                        ===========    ===========    ===========   ===========

                                        December 31,   December 31,      January 31,   January 31,       July 31,      July 31,
                                            1994           1995             1996          1997             1996          1997
                                       -------------- --------------    ------------- -------------     ----------    ----------
Balance Sheet Data:
Working capital   .........                $ 2,590        $ (22,286)       $ 44,209      $ 107,465       $131,566     $ 94,604
Accounts receivable, net ..                  3,778           20,711          21,562         35,846         29,434       48,950
Total assets   ............                 15,408          132,187         180,007        298,124         64,621      323,383
Total debt  ...............                  1,369           96,941          36,470        111,422        116,503      111,385
Shareholders' equity ......                 11,667           12,678         127,209        148,891        132,813      177,578

----------

(1) The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Abraham D. Gosman, the Company's Chairman and Chief Executive Officer. The business operations of the Related Companies were acquired from third parties in transactions completed since September 1994. Simultaneously with the closing of the Company's initial public offering on January 23, 1996 (the "Initial Public Offering"), the Related Companies were transferred to the Company in exchange for 13,307,450 shares of the Company's Common Stock (the "Formation").

(2) In January 1996, the Company changed its fiscal year end from December 31 to January 31.

(3) Provisions for income taxes have not been reflected in the combined financial statements because there is no taxable income on a combined basis.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


On October 15, 1997, the Company completed the acquisition of CSL pursuant to the Merger Agreement dated July 15, 1997. The merger was accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. The pooling of interests method of accounting assumes that PhyMatrix Corp. ("PhyMatrix") and Clinical Studies, Ltd. and Clinical Marketing Ltd. (collectively "CSL") have been merged since their inception, and the historical consolidated financial statements for periods prior to consummation of the merger are restated as though the companies have been combined since January 1, 1994. Accordingly, the accompanying Unaudited Pro Forma Combined Financial Information gives effect to the transaction in accordance with pooling of interests accounting.

The following Unaudited Pro Forma Combined Statements of Operations for the six months ended July 31, 1997 and the years ended December 31, 1994 and 1995 and January 31, 1997 have been prepared to reflect the merger with CSL as if it had been completed on January 1, 1994. Adjustments have been made as described to record income tax expense on CSL's historical Statements of Operations. The Unaudited Pro Forma Combined Balance Sheet at July 31, 1997 gives effect to the merger with CSL as if such merger had occurred on July 31, 1997.

The Unaudited Pro Forma Combined Financial Information has been prepared based on the audited and unaudited historical financial statements of PhyMatrix and CSL, which statements are included herein. The Unaudited Pro Forma Combined Financial Information is not indicative of the results that would have occurred if the acquisition of CSL had occurred on the dates indicated or which may be realized in the future.

The Unaudited Pro Forma Combined Financial Information should be read in conjunction with (i) PhyMatrix' consolidated historical financial statements and related notes contained in the annual, quarterly and other reports filed by PhyMatrix with the Securities and Exchange Commission, (ii) CSL's audited historical combined financial statements for the years ended December 31, 1994, 1995 and 1996, and (iii) CSL's unaudited historical combined financial statements for the six months ended July 31, 1997.

The Unaudited Pro Forma Combined Financial Information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Unaudited Pro Forma Combined Statements of Operations are not necessarily indicative of future operating results.

                        PRO FORMA COMBINED BALANCE SHEETS
                               As of July 31, 1997
                                   (Unaudited)

                                                          PhyMatrix        Clinical                                  Pro Forma
                                                            Corp.           Studies             Adjustments          Combined
                                                            -----           -------             -----------          --------
 ASSETS
 Current assets
         Cash and cash equivalents                      $ 58,638,326      $   744,772       $  (10,150,000)(A)    $  49,233,098
         Receivables:
                 Accounts receivable, net of allowances   48,949,768        7,631,640                                56,581,408
                 Other receivables                         3,440,009                -                                 3,440,009
                 Notes receivable                          2,364,537                -                                 2,364,537
          Prepaid expenses and other current assets        5,538,993                -                   -             5,538,993
                                                           ---------         ---------           ---------          -----------
                         Total current assets            118,931,633        8,376,412          (10,150,000)         117,158,045


 Property, plant and equipment, net                       40,214,895          631,317                                40,846,212
 Notes receivable                                          7,884,700                -                                 7,884,700
 Goodwill, net                                            84,355,699        7,708,913                                92,064,612
 Management service agreements, net                       56,078,028                -                                56,078,028
 Investment in affiliates                                  3,517,934                -                                 3,517,934
 Other assets (including restricted cash)                 12,400,247          200,293                    -           12,600,540
                                                           ---------         ---------           ---------          -----------
                                                        $323,383,136      $16,916,935       $  (10,150,000)       $ 330,150,071
                         Total assets                      =========       ===========         ============         ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities

         Current portion of debt and capital leases     $  3,522,190      $    87,091                             $   3,609,281
         Accounts payable                                  7,449,454          664,297                                 8,113,751
         Accrued compensation                              1,002,940          417,882                                 1,420,822
         Accrued and other current liabilities            12,353,045        1,603,125              478,000 (B)       14,434,170
                                                           ---------         ---------           ---------           -----------

                         Total current liabilities        24,327,629        2,772,395              478,000           27,578,024


 Long-term debt and capital leases, less current
 portion                                                   7,863,224        9,019,191                                16,882,415
 Convertible subordinated debentures                     100,000,000                -                               100,000,000
 Other long term liabilities                              11,759,706                -                                11,759,706
 Deferred tax liability                                            -                                     -
 Minority interest                                         1,854,455                -                    -            1,854,455
                                                           ---------         ---------           ---------           -----------
                         Total liabilities               145,805,014       11,791,586              478,000          158,074,600


 Commitments and contingencies
 Shareholders' equity:
         Common stock                                        239,269          627,940                                   867,209
         Additional paid in capital                      169,160,700          120,000                               169,280,700
         Retained earnings                                 8,178,153        4,377,409          (10,628,000)(A)(B)     1,927,562
                                                           ---------         ---------           ---------           -----------
                         Total shareholders' equity      177,578,122        5,125,349          (10,628,000)         172,075,471
                                                           ---------         ---------           ---------           -----------
  Total liabilities and shareholders' equity            $323,383,136      $16,916,935       $  (10,150,000)       $ 330,150,071
                                                         ============     ===========         ============          ===========


                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                         Six Months Ended July 31, 1997
                                   (Unaudited)



                                                                             Clinical                                Pro Forma
                                                           PhyMatrix          Studies             Adjustments         Combined
                                                           ---------          -------             -----------         ---------
                                                              (C)                 (D)

Net revenues from services                               $ 69,961,529       $13,128,176                           $ 83,089,705
Net revenue from management service agreements             75,685,223                 -                  -          75,685,223
                                                          -----------       -----------          -----------       -------------
                Total revenue                             145,646,752        13,128,176                  -         158,774,928
                                                          -----------       -----------          -----------       -------------


Operating costs and administrative expenses:
        Cost of affiliated physician management services   33,534,991                 -                             33,534,991
        Salaries, wages and benefits                       33,811,558         5,320,912                             39,132,470
        Professional fees                                   3,140,177         1,114,546                              4,254,723
        Supplies                                           19,719,512           180,932                             19,900,444
        Utilities                                           1,877,154           230,295                              2,107,449
        Depreciation and amortization                       4,533,310           323,684                              4,856,994
        Rent                                                6,521,290           635,456                              7,156,746
        Other                                              28,797,025         4,401,509                  -          33,198,534 (E)
                Total operating costs and                 -----------       -----------          -----------       -------------
                       administrative expenses            131,935,017        12,207,334                  -         144,142,351
                                                          -----------       -----------          -----------       -------------
        Operating income                                   13,711,735           920,842                  -          14,632,577
                                                                                                                             -

Interest expense, net                                       1,382,600           291,363                              1,673,963
Income from investment in affiliates                         (412,985)                -                  -            (412,985)
                                                          -----------       -----------          -----------       -------------

Income before provision for income taxes                   12,742,120           629,479                  -          13,371,599
Income tax expense                                          4,545,904                 -            251,792 (F)       4,797,696
                                                          -----------       -----------          -----------       -------------

Net income (loss)                                        $  8,196,216        $  629,479          $(251,792)        $ 8,573,903
                                                          ===========       ===========          ===========       =============

Net income per weighted average share                    $       0.34                                              $      0.29
                                                          -----------                                              ------------
Weighted average number of shares outstanding (I)          23,863,289                                               29,152,416
                                                           ===========                                             =============

                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                   (Unaudited)


                                                                                Clinical
                                                              PhyMatrix         Studies             Adjustments
                                                              Year Ended        Year Ended          Year Ended
                                                              January 31,       December 31,        January 31,      Combined
                                                                 1997              1996                1997          Pro Forma
                                                              ---------           -------           -----------      ---------
                                                                (C)                (D)
 Net revenues from services                                  $ 99,773,277     $ 18,040,124                       $  117,813,401
 Net revenue from management service agreements                90,187,458                -              -            90,187,458
                                                               ----------       ----------        ----------         ----------
                 Total revenue                                189,960,735       18,040,124              -           208,000,859
                                                               ----------       ----------        ----------         ----------

 Operating costs and administrative expenses:
         Cost of affiliated physician management services      42,245,211                -                           42,245,211
         Salaries, wages and benefits                          52,313,062        6,037,786                           58,350,848 (E)
         Professional fees                                      4,119,161        3,202,688                            7,321,849 (E)
         Supplies                                              26,939,628          263,277                           27,202,905
         Utilities                                              2,562,328          306,156                            2,868,484
         Depreciation and amortization                          7,144,588          237,875                            7,382,463
         Rent                                                   7,653,298          865,514                            8,518,812
         Provision for bad debt                                 4,607,888                -                            4,607,888
         Other                                                 22,534,066        3,824,996              -            26,359,062 (E)
                                                               ----------       ----------        ----------         ----------
                 Total operating costs and
                        administrative expenses               170,119,230       14,738,292              -           184,857,522
                                                               ----------       ----------        ----------         ----------
          Operating income                                     19,841,505        3,301,832                           23,143,337


 Interest expense, net                                          1,288,837           68,373                            1,357,210
 Interest expense, shareholder                                    369,366                -                              369,366
 Income from investment in affiliates                            (709,295)               -              -              (709,295)
                                                               ----------       ----------        ----------         ----------

 Income before provision for income taxes                      18,892,597        3,233,459                           22,126,056
 Income tax expense                                             6,836,066                -       1,293,385 (F)        8,129,451
                                                               ----------       ----------        ----------         ----------
                                                                                                                             -

 Net income (loss)                                           $ 12,056,531     $   3,233,459    $(1,293,385)       $  13,996,605
                                                              ===========        ==========     ==========           ==========
 Net income per weighted average share                       $       0.54                                         $        0.51
                                                              -----------                                            ==========
 Weighted average number of shares outstanding (I)             22,511,448                                            27,703,073
                                                              ===========                                            ==========


                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1995
                                   (Unaudited)



                                                                                           Clinical              Combined
                                                                     PhyMatrix              Studies              Pro Forma
                                                                     ---------              -------              ---------
                                                                       (C)                    (D)

 Net revenues from services                                        $ 48,360,716          $ 13,351,843         $  61,712,559
 Net revenue from management service agreements                      22,372,566                     -            22,372,566
                                                                    -----------           -----------            ----------
                 Total revenue                                       70,733,282            13,351,843            84,085,125
                                                                    -----------           -----------            ----------


 Operating costs and administrative expenses:
         Cost of affiliated physician management services             9,655,973                     -             9,655,973
         Salaries, wages and benefits                                29,708,554             3,832,215            33,540,769
         Salaries, wages and benefits - related party                 2,267,891                     -             2,267,891
         Professional fees                                            2,571,459             1,895,438             4,466,897 (E)
         Professional fees - related party                              273,941                     -               273,941
         Supplies                                                    11,864,514               252,848            12,117,362
         Utilities                                                    1,307,564               191,191             1,498,755
         Depreciation and amortization                                3,862,519                92,992             3,955,511
         Rent                                                         4,043,465               598,679             4,642,144
         Rent - related party                                           459,732                     -               459,732
         Earnout payment                                              1,271,000                     -             1,271,000
         Provision for closure loss                                   2,500,000                     -             2,500,000
         Provision for bad debt                                         744,111                     -               744,111
         Other                                                        5,409,676             3,581,276             8,990,952 (E)
         Other - related party                                          728,116                     -               728,116
                                                                    -----------           -----------            ----------
                 Total operating costs and
                        administrative expenses                      76,668,515            10,444,639            87,113,154
                                                                    -----------           -----------            ----------
          Operating income (loss)                                    (5,935,233)            2,907,204            (3,028,029)

                                                                                                                          -

 Interest expense, net                                                3,144,027               (23,971)            3,120,056
 Interest expense, shareholder                                        1,708,174                     -             1,708,174
 Minority interest                                                      806,637                     -               806,637
 Income from investment in affiliates                                  (569,156)                    -              (569,156)
                                                                    -----------           -----------            ----------

 Income (loss) before provision for income taxes                    (11,024,915)            2,931,175            (8,093,740)

 Income tax expense (G)                                                      -                      -                     -
                                                                    -----------           -----------            ----------

                                                                                                                          -
 Net income (loss)(H)                                              $(11,024,915)         $  2,931,175         $  (8,093,740)
                                                                   ============            ==========           ===========


                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1994
                                   (Unaudited)


                                                                                             Clinical             Pro Forma
                                                                    PhyMatrix                 Studies             Combined
                                                                   ----------               ----------            ---------
                                                                     (C)                      (D)
 Net revenues from services                                        $2,446,821              $4,921,285            $7,368,106
 Net revenue from management service agreements                             -                       -                     -
                                                                   ----------              ----------            ----------
                 Total revenue                                      2,446,821               4,921,285             7,368,106
                                                                   ----------              ----------            ----------

 Operating costs and administrative expenses:
         Cost of affiliated physician management services                   -                                             -
         Salaries, wages and benefits                               1,207,750               1,813,752             3,021,502
         Salaries, wages and benefits - related party                 934,200                       -               934,200
         Professional fees                                             58,665                 815,747               874,412(E)
         Professional fees - related party                            253,995                       -               253,995
         Supplies                                                     404,911                 278,045               682,956
         Utilities                                                     77,416                 124,223               201,639
         Depreciation and amortization                                107,387                  58,851               166,238
         Rent                                                          56,244                 305,647               361,891
         Rent - related party                                         192,242                       -               192,242
         Other                                                         53,665               1,623,017             1,676,682(E)
         Other - related party                                        249,316                       -               249,316
                                                                   ----------               ---------             ---------
            Total operating costs and administrative expenses       3,595,791               5,019,282             8,615,073
                                                                   ----------               ---------             ---------
           Operating loss                                          (1,148,970)                (97,997)           (1,246,967)
                                                                                                                          -
 Interest expense, net                                                 95,069                     705                95,774
  Minority interest                                                    52,698                       -                52,698
                                                                   ----------               ---------             ---------
 Loss before provision for income taxes                            (1,296,737)                (98,702)           (1,395,439)
 Income tax expense (G)                                                     -                       -                     -
                                                                   ----------               ---------             ---------
 Net loss (H)
                                                                  $(1,296,737)               $(98,702)          $(1,395,439)
                                                                  ===========               =========           ===========

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION




A. To record estimated transaction expenses and the one-time costs to buy out a consulting contract as shown below:

                                                    Clinical
                                                     Studies                PhyMatrix                   Total
                                                ------------------      -------------------      --------------------
Legal                                                  $  200,000                 $300,000                $  500,000
Accounting                                                200,000                  175,000                   375,000
Investment Banking                                      3,600,000                  325,000                 3,925,000
Other                                                     250,000                  100,000                   350,000
                                                ------------------      -------------------      --------------------
     Subtotal transaction expenses                      4,250,000                  900,000                 5,150,000
                                                ------------------      -------------------      --------------------
CNS Consulting (1)                                      5,000,000                        0                 5,000,000
                                                ==================      ===================      ====================
     Total                                             $9,250,000                 $900,000               $10,150,000
                                                ==================      ===================      ====================

(1)      Represents buyout of consulting contract.

NOTE: The transaction will be accounted for using the pooling of interests method of accounting and, therefore, these transaction expenses and the one-time costs to buy out a consulting contract will be recorded as a one-time charge on PhyMatrix' Statement of Operations during the quarter in which the transaction closes.

B. Represents the estimated remaining dividends to be paid in connection with CSL's shareholders' S corporation tax liability for the period ended July 31, 1997.

C. Derived from the audited combined statements of operations of PhyMatrix for the period from June 24, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995 and the audited consolidated statement of operations for the year ended January 31,1997, and the unaudited six months ended July 31, 1997. In January 1996, the Company changed its fiscal year end from December 31, to January 31.

D. Derived from the audited combined statements of operations of CSL for the years ended December 31, 1994, 1995 and 1996, including certain reclassifications to conform to the Company's presentation and the unaudited six months ended July 31, 1997. The audited combined financial statements of CSL for the years ended December 31, 1995 and 1996 are included elsewhere in this Prospectus.

E. The following items reflect noncontinuing charges incurred by CSL during the respective periods:

                                                                                                                        Six
                                                                                                                       Months
                                                                              Year Ended                               Ended
                                                         ------------------------------------------------------
                                                          December 31,       December 31,        December 31,         July 31,
                                                              1994               1995                1996               1997
                                                         ---------------     --------------     ---------------     -------------
                                                          (unaudited)         (unaudited)        (unaudited)        (unaudited)
Salaries expense related to the equity interest            $        -         $        -           $  628,000        $        -
granted to an officer of CSL.  During January
1997, the officer entered into an employment
agreement with no provisions for sharing of profits
or proceeds.

Consulting fees based on a profit sharing                      120,000            433,000             314,000                 -
arrangement.  The profit sharing arrangement was
terminated during 1997.

Management fees paid to the principal shareholders             802,000          1,700,000             987,000           907,000
of CSL
                                                         ---------------     --------------     ---------------     -------------

Total nonrecurring items                                       922,000          2,133,000           1,929,000           907,000

After tax impact of nonrecurring items                         922,000          2,133,000           1,157,400           544,200

PhyMatrix pro forma net income (loss)                       (1,395,439)        (8,093,740)         13,996,605(1)      8,573,903

PhyMatrix pro forma net income (loss) adjusted for         $  (473,439)       $(5,960,740)        $15,154,005        $9,118,103
nonrecurring items

PhyMatrix pro forma EPS adjusted for nonrecurring                    -                  -               $0.55             $0.31
items(I)

(1) Represents the PhyMatrix pro forma net income for the year ended January 31, 1997.


F. Represents an adjustment of $1,293,385 and $251,792 during the year ended January 31, 1997 and the six months ended July 31, 1997 for income taxes on the adjusted CSL net income at an estimated tax rate of 40%. No income taxes were provided in the historical financial statements of CSL because CSL had elected to be treated as an S Corp.

G. Provisions for income taxes have not been reflected for the years ended December 31, 1994 and 1995 because there is no taxable income on a combined basis.

H. Prior to January 23, 1996 (date of PhyMatrix' initial public offering), there were no outstanding shares of Common Stock and, accordingly, no earnings per share.

I. Pro forma combined weighted average number of shares outstanding includes 5,289,127 and 5,191,625 weighted average shares outstanding for CSL at July 31, 1997 and December 31, 1996, respectively.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     See pages F-87 to F-102 for Management's Discussion and Analysis of Financial Condition and Results of Operations relating to the Company's supplemental restated financial statements which give retroactive effect to the CSL Merger which was accounted for as a pooling of interests.

Introduction

     The Company is a multispecialty physician management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings, and health parks, both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations ("IPAs") and specialty care physician networks by management service organizations ("MSOs") in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery. Since its first acquisition in September 1994, the Company has acquired the practices of and entered into long-term agreements to affiliate with approximately 360 physicians; has obtained interests in MSOs in Connecticut, Georgia, New Jersey, New York and Florida that provide management services to IPAs composed of over 3,600 multispecialty physicians; purchased a company that provides contract management services to approximately 2,500 physicians in specialty care networks; and acquired several medical support services companies and a medical facility development company.

     In January 1996, the Company changed its fiscal year end from December 31 to January 31.

Physician Practice Acquisitions

     Between April and June 1996, the Company purchased the assets of and entered into employment agreements with Drs. Lawler, Cutler and Surowitz. The total purchase price for these assets was $2,154,999 in cash and $1,058,400 payable in Common Stock of the Company to be issued during the second quarter of fiscal year 1998. The Common Stock to be issued is based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value including goodwill of $2,862,035. The resulting goodwill is being amortized over 20 years.

     During May 1996, the Company purchased the stock of Atlanta
Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists whose practices the Company acquired for $609,124. $309,124 of such purchase price was paid in cash and $300,000 was paid in the form of a convertible note with a maturity in May 1997. The Company has the option to make such $300,000 payment at its discretion in either cash or Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days preceding such date. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $609,124. The resulting intangible is being amortized over 20 years.

     During May and June 1996, the Company entered into agreements to purchase the assets of and entered into 20-year management agreements with two physician practices consisting of three physicians. These practices are located in South Florida and Washington, D.C. The total purchase price for the assets of these practices was $1,214,291. Of this amount, $663,667 was paid in cash and $550,954 of such purchase price is payable in Common Stock of the Company to be issued during May and June 1997. The number of shares of Common Stock of the Company to be issued is based upon the average price of the stock during the five business days prior to the issuance.

The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $749,646. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $948,610, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $328,838. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $755,163. Of such purchase price, $475,163 was paid in cash and $280,000 is payable during July 1997 in Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $399,974. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a management agreement with Atlantic Pediatrics. The purchase price for these assets was $412,539. Simultaneous with the closing, Atlantic Pediatrics was merged into Osler Medical, Inc. During the second quarter of 1996, the Company also acquired certain copyright and trademark interests for a purchase price of $887,000. The total purchase price for the assets acquired was allocated to such assets at their fair market value, including management service agreements of $1,215,074. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with eight physicians in Florida. The purchase price for these assets was $3,439,331. Of such purchase price, $1,519,331 was paid in cash and $1,920,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $2,625,699. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with four physicians in Georgia. The purchase price for these assets was $1,548,756. Of such purchase price, $855,956 was paid in cash and $692,800 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $1,116,259. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with 10 physicians in Florida. The purchase price for these assets was $3,294,499. Of such purchase price, $920,099 was paid in cash and $2,374,400 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,161,192. The resulting intangible is being amortized over 40 years.

     During October 1996, the Company purchased the assets of and entered into 20-year management agreements with five physicians in Florida. The purchase price for these assets was $1,341,521. Of such purchase price $806,521 was paid in cash and $535,000 is payable during October 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $670,000. The resulting intangible is being amortized over 20 years.

     During January 1997, the Company purchased the stock of Atlanta Specialists in Gastroenterology pursuant to a merger and entered into a 40-year management agreement with the medical practice in exchange for 108,393 shares of Common Stock of the Company having a value of approximately $1,578,205. The transaction was accounted for using the pooling-of-interests method of accounting.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 14 physicians in Texas. The purchase price for these assets was $6,029,272. Of such purchase price, $2,333,272 was paid in cash and $3,696,000 is payable during January 1998 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $4,640,493. The resulting intangible is being amortized over 40 years.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 18 physicians in Florida. The purchase price for these assets was $4,500,652. Of such purchase price, $2,273,613 was paid in cash, $1,500,000 of bank debt was assumed and 42,830 shares of Common Stock were issued having a value of $727,039. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,814,400. The resulting intangible is being amortized over 40 years.

     During February 1997, the Company purchased the stock of a six physician practice pursuant to a merger and entered into a 40-year management agreement with the practice in exchange for 159,312 shares of Common Stock of the Company having a value of approximately $2,440,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During February 1997, the Company purchased the assets of and entered into a 40-year management agreement with five physicians in Utah. The purchase price was $2,498,148. Of such purchase price, $1,378,148 was paid in cash and 75,293 shares of Common Stock of the Company were issued having a value of $1,120,000. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $1,499,013. The resulting intangible is being amortized over 40 years.

     During May 1997, the Company entered into a 40-year management agreement with a radiation therapy center in Westchester, New York. The purchase price was $2,550,000. Of such purchase price $1,200,000 was paid in cash and $1,350,000 is payable during May 1998 in Common Stock of the Company with such number of shares to be issued based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at July 31, 1997. The purchase price has been allocated to management service agreements and is being amortized over 40 years.

     During July 1997, the Company entered into a management services agreement with Beth Israel Hospital to manage its DOCS Division which consists of more than 100 physicians located throughout the greater Metropolitan New York area. In addition, the Company and Beth Israel Hospital will be completing the formation of an MSO to manage the medical risk contracting to the more than 2,000 physicians affiliated with Beth Israel Hospital and its parent corporation. The Management Services Agreement became effective July 1, 1997, and will remain in effect for 40 years, contingent upon the closing of the MSO joint venture prior to January 15, 1998. The Company has committed up to $40 million in conjunction with the transaction to be utilized for the expansion of the Beth Israel delivery system throughout the New York region. In connection with the agreement, the Company paid $13,560,000 in cash, which was allocated to management service agreements and is being amortized over 40 years.

Accounting Treatment

     The Company's relationships with its affiliated physicians are set forth in various asset and stock purchase agreements, management service agreements, and employment and consulting agreements. Through the asset and/or stock purchase agreement, the Company acquires the equipment, furniture, fixtures, supplies and, in certain instances, service agreements, of a physician practice at the fair market value of the assets. The accounts receivable are typically purchased at the net realizable value. The purchase price of the practice generally consists of cash, notes and/or Common Stock of the Company and the assumption of certain debt, leases and other contracts necessary for the operation of the practice. The management services or employment agreements delineate the responsibilities and obligations of each party.

     Net revenues from management service agreements include the revenues generated by the physician practices. The Company is responsible and at risk for the operating costs of the physician practices. Expenses include the reimbursement of all medical practice operating costs and all payments to physicians (which are reflected as cost of affiliated physician management services) as required under the various management agreements. For providing services under management services agreements entered into prior to April 30, 1996, physicians generally receive a fixed percentage of net revenue of the practice. "Net revenues" is defined as all revenue computed on an accrual basis generated by or on behalf of the practice after taking into account certain contractual adjustments or allowances. The revenue is generated from professional medical services furnished to patients by physicians or other clinicians under physician supervision. In several of the practices, the Company has guaranteed that the net revenues of the practice will not decrease below the net revenues that existed immediately prior to the agreement with the Company. Under management services agreements entered into after April 30, 1996, the physicians receive a portion of the operating income of the practice which amounts vary depending on the profitability of the practice. Net revenues under management services agreements for the six months ended July 31, 1997 and the year ended January 31, 1997 were $75.7 million and $90.2 million, respectively.

Medical Support Service Companies Acquisitions

     During October 1996, the Company purchased the assets of an outpatient ambulatory surgical center in Florida. The Company entered into a lease whereby the surgical center was leased to a partnership with an initial term of 15 years. In addition, the Company entered into a 20-year management agreement pursuant to which the Company receives a management fee which is based upon the performance of the surgical center. The purchase price for these assets was $3,531,630 plus the assumption of debt of $1,223,625 which consisted of $717,557 in a mortgage payable and $506,068 in capital leases. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $2,597,409. The resulting intangible is being amortized over 20 years.

     During June 1997, the Company purchased the assets of two diagnostic imaging centers in Dade County, Florida. The purchase price was approximately $12,500,000 plus the assumption of debt and capital leases totaling $1,570,078. Of such purchase price, $500,000 was paid in cash and the remaining $12,000,000 was paid by the issuance of 773,026 shares of Common Stock of the Company, 562,500 of which were issued in June and 210,526 of which were issued in September. The purchase price was allocated to the assets at their fair market value, including goodwill of $10,180,273. The resulting intangible is being amortized over 30 years.

     During June 1997, the Company acquired the remaining 20% interest in a lithotripsy company that it purchased during 1994. The interest was acquired in exchange for cash and 54,500 shares of Common Stock of the Company having a total value of $2,005,000. The purchase price was allocated to goodwill and is being amortized over 20 years.

     During June 1997, the Company issued 100,002 shares of Common Stock of the Company having a value of approximately $1,500,000 to the former shareholders of Pinnacle Associates, Inc. ("Pinnacle"). The issuance of the shares represented the merger consideration for Pinnacle which was purchased during 1995.

Management Services Organizations and Contract Management Acquisitions

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, an MSO that provides management services to an IPA composed of over 375 physicians based in Connecticut. The Company acquired this interest in exchange for a payment of $1.5 million to the MSOs shareholders ($1.0 million paid during 1995 and $.5 million paid during the second quarter of 1996) and a capital contribution of $2.0 million to the MSO ($1.5 million paid during 1995 and $.5 million paid during the second quarter of 1996). In addition, upon the closing of the Company's initial public offering in January 1996, the Company granted options to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two-year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable. During September 1996, the Company acquired the remaining 56.25% ownership interest in the MSO. The Company acquired the remaining interests in exchange for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock of the Company. The Company also committed to loan the MSO's selling shareholders $2,800,000 to pay the tax liability related to the sale. As of January 31, 1997 $2,253,000 of the loan amount committed had been advanced to the selling shareholders by the Company. The total purchase price for the 100% interest was approximately $12,148,822 and has been allocated to these assets at their fair market value including goodwill of $12,099,111. The resulting intangible is being amortized over 40 years.

     During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, an MSO that provides management services to an IPA composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the MSO. The Company's balance sheet as of January 31, 1997 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests equals 40% of the MSOs net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

     During September 1996, the Company purchased an 80% interest in New Jersey Medical Management, LLC, an MSO that provides management services to an IPA with more than 450 physicians in New Jersey. The Company acquired this interest in exchange for a payment of $350,000 to existing shareholders. The Company's balance sheet at January 31, 1997 includes the 20% interest not owned by the Company as minority interest.

     During September 1996, the Company purchased the stock of Physicians Consultant and Management Corporation ("PCMC"), a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. The base purchase price for the stock was $2,000,000 with $1,000,000 paid on the closing date and $1,000,000 paid during February 1997. There is also a contingent payment up to a maximum of $10,000,000 based on PCMC's earnings before taxes during the next five years which will be paid in cash and/or Common Stock of the Company. The purchase price has been allocated to the assets at their fair market value including goodwill of approximately $3,078,568. The resulting intangible is being amortized over 30 years.

     During November 1996, the Company established New York Network Management, L.L.C. ("Network"), which is 51% owned by the Company, to purchase the assets and stock of various entities which comprise Brooklyn Medical Systems ("BMS"). BMS arranges for the delivery of health care services to members through affiliations with more than 600 physicians in the New York City area. The base purchase price for Network was $1,200,000 and an additional payment not exceeding $1,000,000 may be required to be made during the next three years if certain pre-tax earnings thresholds are achieved. The Company has committed to fund approximately $2,400,000 to Network during the next three years. Such advances can be in the form of a demand loan or for additional ownership interests if the other owners do not elect to contribute their pro-rata share of any additional capital contribution ($100,000 of additional capital contribution for an additional 1% interest) in Network. During the first three years the Company has the option to purchase up to an additional 29% ownership interest. During years four and five the owners of 29% of Network have the right to require the Company to purchase their interests at the option price.

     During April 1997, the Company acquired a pulmonary physician network company for a base purchase price of $2,966,058. Of such purchase price, $673,211 was paid in cash and 180,717 shares of Common Stock of the Company were issued during May having a value of $2,292,847. There is also a contingent payment up to a maximum of $2,000,000 based on the acquired entities' earnings before taxes during the next three years which will be paid in cash and/or Common Stock of the Company. The purchase price was allocated to management service agreements and is being amortized over 30 years.

Year Ended December 31, 1995
Physician Practice Acquisitions

     During the year ended December 31, 1995, the Company purchased the assets of several physician practices and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $4,158,875. The purchase price was allocated to these assets at their fair market value, including goodwill of $3,093,946. The resulting goodwill is being amortized over 20 years.

     During the year ended December 31, 1995, the Company purchased the assets of and entered into management service agreements with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc.; Georgia Cancer Specialists, Inc.; Osler Medical, Inc.; Oncology Radiation Associates, P.A.; West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington, consisting of an aggregate of 79 physicians including 45 oncologists. The total purchase price for these assets was $23,425,190 in cash. In connection with these acquisitions the Company also entered into a 15-year capital lease with a total obligation of $1,569,171 and assumed debt of $6,893,609. The purchase price for the practices' assets was allocated to assets at their fair market value, including management service agreements of $18,814,763. The resulting intangible is being amortized over the life of the management agreements which range from ten to 20 years.

Medical Support Service Companies Acquisitions

     During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. The total purchase price for the stock was approximately $41,470,207 (not including transaction costs and 26,800 shares initially subject to appraisal rights). During April 1995, the Company purchased from Aegis Health Systems, Inc. for $7,163,126 all of the assets used in its lithotripsy services business. During November 1995 the Company acquired by merger Pinnacle, an Atlanta, Georgia infusion therapy services company. The merger consideration in connection with the Pinnacle merger was paid in June 1997. The purchase price for these acquisitions was allocated to assets at their fair market value including goodwill of $19,235,818. The resulting intangibles are being amortized over 20 to 40 years.

Medical Facility Development Acquisitions

     On May 31, 1995, Abraham D. Gosman, Chairman of the Board and Chief Executive Officer of the Company ("Mr. Gosman") purchased a 50% ownership interest in DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), a medical facility development services company providing such services to related and unrelated third parties in connection with the development of medical malls, health parks and medical office buildings. The purchase price consisted of $5.2 million in cash and $4.6 million in notes, which were guaranteed by Mr. Gosman. Upon the closing of the Company's initial public offering, Mr. Gosman, Donald A. Sands and Bruce A. Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was allocated to assets at their fair market value, primarily goodwill of $9.8 million with the exchange recorded at historical value. At December 31, 1995, the acquisition of the 50% interest in DASCO was being accounted for using the equity method.

Period June 24, 1994 (inception) to December 31, 1994 Acquisitions Medical Support Service Companies Acquisitions

     During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc. ("Uromed"), a provider of lithotripsy services in Florida, for a purchase price of $3,141,535 plus the assumption of capital lease obligations of $1,097,614. The Company acquired the outstanding 20% interest in the subsidiary during June 1997. During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. A charge of $1,271,000 related to this contingent note was recorded during the year ended December 31, 1995. The remaining $5,395,667 was allocated to goodwill at December 31, 1995 and is being amortized. Subsequent to its initial public offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock resulting in additional purchase price of $4,000,000. During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash plus the assumption of $225,000 in debt. The purchase price for these acquisitions was allocated to assets at their fair market value, including goodwill of $14,818,145. The resulting intangibles are being amortized over 20 to 40 years.

     During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

Results of Operations
Three and Six Months Ended July 31, 1997 Compared to Three and Six Months Ended July 31, 1996

     The following discussion reviews the results of operations for the three and six months ended July 31, 1997 (the "1997 Quarter" and "1997 Period"), respectively, compared to the three and six months ended July 31, 1996 (the "1996 Quarter" and "1996 Period"), respectively.

Revenues

     The Company derives revenues from health care services and medical facility development services. Within the health care segment, the Company distinguishes between revenues from cancer services, noncancer physician services and other medical support services. Cancer services include physician practice management services to oncology practices and certain medical support services, including radiation therapy, diagnostic imaging and infusion therapy. Noncancer physician services include physician practice management services to all practices managed by the Company other than oncology practices and administrative services to health plans which include reviewing, processing, and paying claims and subcontracting with specialty care physicians to provide covered services. Other medical support services include home health care services, lithotripsy, various health care management services, diagnostic imaging, and ambulatory surgery.

     Net revenues were $75.4 million and $145.6 million for the 1997 Quarter and 1997 Period, respectively. Of this amount, $26.7 million and $52.2 million or 35.4% and 35.9% of such revenues was attributable to cancer services; $35.9 million and $67.9 million or 47.6% and 46.6% was related to noncancer physician services; $7.6 million and $15.0 million or 10.1% and 10.3% of such revenues was attributable to other medical support services; and $5.2 million and $10.5 million or 6.9% and 7.2% related to medical facility development.

     Net revenues were $40.4 million and $77.6 million for the 1996 Quarter and the 1996 Period. Such revenues consisted of $23.1 million and $44.2 million or 57.2% and 57.0% related to cancer services; $8.6 million and $15.9 million or 21.4% and 20.4% related to noncancer physician services; $4.9 million and $10.1 million or 12.2% and 13.0% related to other medical support services; and $3.7 million and $7.4 million or 9.2% and 9.5% related to medical facility development.

Expenses

     The Company's cost of affiliated physician management services was $16.6 million and $33.5 million or 41.4% and 44.3% of net revenue from management services agreements during the 1997 Quarter and 1997 Period, respectively. The cost of affiliated physician management services was $8.9 million and $17.4 million or 45.8% and 47.7% of net revenue from management services agreements during the 1996 Quarter and 1996 Period, respectively. Net revenue for the physician practices managed by the Company was $40.0 million and $75.7 million during the 1997 Quarter and 1997 Period and $19.4 million and $36.5 million during the 1996 Quarter and 1996 Period, respectively. The cost of affiliated physician management services as a percentage of net revenue from management services varies based upon the type of physician practices.

     The Company's salaries, wages, and benefits increased by $5.3 million from $12.2 million or 30.1% of net revenues during the 1996 Quarter to $17.5 million or 23.1% of net revenues during the 1997 Quarter and $10.0 million from $23.8 million or 30.7% of net revenues during the 1996 Period to $33.8 million or 23.2% of net revenues during the 1997 Period. The decrease as a percentage of net revenues is primarily attributable to (i) the fact that since the Company's commencement of operations during the third quarter of 1994, it has been able to spread its salaries, wages, and benefits over a rapidly expanding revenue base and (ii) salaries, wages, and benefits varies depending on whether the physician practice is owned or managed.

     The Company's supplies expense increased by $4.7 million from $6.1 million or 15.1% of net revenues during the 1996 Quarter to $10.8 million or 14.3% of net revenues during the 1997 Quarter and $8.1 million from $11.6 million or 14.9% of net revenues during the 1996 Period to $19.7 million or 13.5% of net revenues during the 1997

Period. The increase in supplies expense is primarily a result of the acquisition of additional physician practices. Supplies expense as a percentage of net revenues varies depending upon the type of physician practices.

     The Company's depreciation and amortization expense increased by $0.7 million from $1.7 million or 4.1% of net revenues during the 1996 Quarter to $2.4 million or 3.1% of net revenues during the 1997 Quarter and $1.2 million from $3.3 million or 4.2% of net revenues during the 1996 Period to $4.5 million or 3.1% of net revenues during the 1997 Period. The increase is primarily a result of the acquisitions completed after the 1996 Quarter and the allocation of the purchase prices as required by purchase accounting. During the 1997 Period, the Company sold the assets of an entity that it acquired in March 1995 and subsequently closed. The sale of the assets resulted in a gain of $0.7 million. In addition, the Company recorded nonrecurring charges of $0.4 million during the 1997 Period. These nonrecurring items have been included in other expenses on the statement of operations.

     The Company's rent expense increased by $1.7 million from $1.7 million or 43% of net revenues during the 1996 Quarter to $3.4 million or 4.6% of net revenues during the 1997 Quarter and $3.1 million from $3.4 million or 4.4% of net revenues during the 1996 Period to $6.5 million or 4.5% of net revenues during the 1997 Period. Rent expense as a percentage of net revenue varies depending upon the size of each of the affiliated practice's offices, the number of satellite offices and the current market rental rate for medical office space in a particular geographic market.

Medical Facility Development

     The Company, through its investment in DASCO, provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls and medical office buildings. The Company believes that the development of such facilities, in certain markets, will aid in the integration of its affiliated physicians and medical support services and will provide future opportunities to affiliate with physicians and acquire future physician practices or support services. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

     The Company derives its medical facility development service revenues from the provision of a variety of services. In rendering such services, the Company generates income without bearing the costs of construction, expending significant capital or incurring substantial indebtedness. Net revenues from medical facility development are recognized at the time services are performed. In some cases fees are earned upon the achievement of certain milestones in the development process, including the receipt of a building permit and a certificate of occupancy of the building. Unearned revenue relates to all fees received in advance of services being completed on development projects.

     The Company typically receives the following compensation for its services: development fees (including management of land acquisition, subdivision, zoning, surveying, site planning, permitting and building design), general contracting management fees, leasing and marketing fees, project cost savings income (based on the difference between total budgeted project costs and actual costs) and consulting fees.

     The amount of development fees and leasing and marketing fees are stated in the development and marketing agreements. Those agreements also provide the basis for payment of the fees. The financing fees and consulting fees are generally not included in specific agreements but are negotiated and disclosed in project pro formas provided to the owners of the buildings and hospital clients. Specific agreements usually incorporate those pro formas and provide that the projects will be developed in conformity therewith. General contracting management fees and project cost savings income are included in guaranteed maximum cost contracts entered into with the general contractor. These contracts are usually approved by the owners which in many cases include hospital clients and prospective tenants. During the 1997 Period, the Company's medical facility development generated revenues of $10.4 million and pretax income of $6.5 million.

Results of Operations
Year Ended January 31, 1997 Compared to the Year Ended December 31, 1995

     The following discussion reviews the results of operations for the year ended January 31, 1997 ("1997"), compared to the year ended December 31, 1995 ("1995"), respectively.

Revenues

     The Company derives revenues from health care services and medical facility development services. Within the health care segment, the Company distinguishes between revenues from cancer services, non-cancer physician services and other medical support services. Cancer services include physician practice management services to oncology practices and certain medical support services, including radiation therapy, diagnostic imaging and infusion therapy. Non-cancer physician services primarily included physician practice management services to all practices managed by the Company other than oncology practices and administrative services to health plans which includes reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services. Other medical support services include home health care services, lithotripsy, various healthcare management services and ambulatory surgery.

     Net revenues were $190.0 million during 1997. Of this amount, $95.0 million or 50.0% of such revenues was attributable to cancer services; $55.4 million or 29.1% was related to non-cancer physician services; $20.6 million or 10.9% of such revenues was attributable to other medical support services; and $19.0 million or 10.0% related to medical facility development. At January 31, 1997, the Company had affiliations with 226 physicians.

     Net revenues were $70.7 million during 1995. Of this amount, $44.9 million or 63.5% of such revenues was attributable to cancer services; $7.7 million or 10.9% related to non-cancer physician services; and $18.1 million or 25.6% related to other medical support services. At December 31, 1995, the Company had affiliations with 103 physicians.

Expenses

     The Company's cost of affiliated physician management services was $42.2 million or 46.8% of net revenue from management service agreements during 1997. The cost of affiliated physician management services was $9.7 million or 43.3% of net revenue from management service agreements during 1995. Net revenue for these managed physician practices was $90.2 million during 1997 and $22.4 million during 1995, respectively. The cost of affiliated physician management services as a percentage of net revenue from management services will vary based upon the type of physician practices.

     The Company's salaries, wages and benefits increased by $20.3 million from $32.0 million or 45.2% of net revenues during 1995 to $52.3 million or 27.5% of net revenues during 1997. The decrease as a percentage of net revenues is primarily attributable to the fact that since the Company's commencement of operations during the third quarter of 1994, it has been able to spread its salaries, wages and benefits over a rapidly expanding revenue base.

     The Company's supplies expense increased by $15.1 million from $11.8 million or 16.8% during 1995 to $26.9 million or 14.2% during 1997. The increase in supplies expense is primarily a result of the acquisition of additional physician practices. The supplies expense as a percentage of net revenues will vary based upon the type of physician practices.

     The Company's depreciation and amortization expense increased by $3.3 million from $3.8 million or 5.5% of net revenues during 1995 to $7.1 million or 3.8% of net revenues during 1997. The increase primarily is a result of the acquisitions completed during 1997 and the allocation of the purchase prices as required per purchase accounting. One of the reasons for the decrease as a percentage of net revenues is a result of the increased revenues during 1997 from the entities previously acquired.

     The Company's rent expense increased by $3.2 million from $4.5 million or 6.4% of net revenues during 1995 to $7.7 million or 4.0% of net revenues during 1997. Rent and lease expenses as a percentage of net revenue will vary based on the size of each of the affiliated practice offices, the number of satellite offices and the current market rental rate for medical office space in the particular geographic markets.

     The Company's provision for closure loss of $2.5 million during 1995 represents a charge for the writedown of assets to their estimated fair market value and a reserve for the remaining lease obligation at two radiation therapy centers that were acquired by the Company in March 1995 and subsequently closed.

     The Company's earn-out payment during 1995 of $1.3 million represents a payment to Nutrichem on the contingent note entered into in conjunction with the acquisition of Nutrichem. During 1997 the Company sold its Nashville radiation therapy center to a third party for $1.5 million which resulted in a gain on sale of approximately

$260,000. In addition, during 1997 the Company recorded a charge of $250,000 related to the termination of an employment agreement with a physician. These two nonrecurring items have been included in other expenses on the statement of operations for 1997.

     The Company's net interest expense decreased by $3.2 million from 1995 to 1997. Interest income of $4.1 million was earned during 1997, primarily on the remaining proceeds from the Company's initial public offering and Convertible Subordinated Debenture offering.

     No income tax provision was required during 1995 due to the Company's tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr. Gosman.

Medical Facility Development

     The Company provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls and medical office buildings. The amount of development fees and leasing and marketing fees are stated in the development and marketing agreements. Those agreements also provide the basis for payment of the fees. The financing fees and consulting fees are generally not included in specific agreements but are negotiated and disclosed in project pro formas provided to the owners of the buildings and hospital clients. Specific agreements usually incorporate those pro formas and provide that the projects will be developed in conformity therewith. General contracting management fees and project cost savings income are included in guaranteed maximum cost contracts entered into with the general contractor. These contracts are usually approved by the owners which in many cases include hospital clients and prospective tenants. During 1997, the Company's medical facility development business generated revenues of $19.0 million and operating income of $11.1 million.

Year Ended December 31, 1995 Compared to Period from June 24, 1994 to December 31, 1994

     The following discussion reviews the historical results of operations for the year ended December 31, 1995 ("1995") and the period from June 24, 1994 to December 31, 1994 (the "1994 Period").

     All of the entities acquired by the Company were acquired subsequent to June 23, 1994. As a result of such acquisitions, the Company believes that any period to period comparisons and percentage relationships within periods are not meaningful.

Revenues

     Net revenues of $2.4 million for the 1994 Period include revenues from the acquisitions completed during the period September through December 1994. Of this amount, $.7 million or 28% of such revenues was attributable to cancer services; and $1.7 million or 72% of such revenues was attributable to other medical support services. The Company had no physician related revenues during this period.

     Net revenues of $70.7 million for 1995 include revenues from the acquisitions completed during the period June 24, 1994 to December 31, 1995. Such revenues during 1995 consisted of $44.9 million or 63% related to cancer services; $7.7 million or 11% related to non-cancer physician services; and $18.1 million or 26% related to other medical support services. As of December 31, 1995, the Company had affiliations with 55 physicians providing cancer related services, 14 employed primary care physicians, and 34 other multigroup of specialty physicians.

Expenses

     For the 1994 Period and for 1995, total operating and administrative expenses were $3.7 million and $77.5 million, respectively. In the 1994 Period and 1995, operating and administrative expenses exceeded revenues due to the commencement of operations of the Company. No income tax provision was required due to the Company's tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr. Gosman.

Liquidity and Capital Resources

     Cash used by operating activities was $1.1 million for the 1997 Period. Cash used by operating activities was $1.0 million for the 1996 Period. At July 31, 1997, the Company's principal sources of liquidity consisted of working capital of $94.6 million which included $58.6 million in cash. The Company also had $24.3 million of current liabilities, including approximately $3.5 million of indebtedness maturing before July 31, 1998.

     Cash used by investing activities was $19.3 million and $9.0 million for the 1997 Period and 1996 Period, respectively. This primarily represents the funds required by the Company for the acquisition of physician practices, medical support services companies, or other medical networks or organizations, and the advances under notes receivable of $5.3 million, partially offset by the repayments of notes receivable of $10.0 million during the 1997 Period. In addition, during the 1997 Period, the Company sold one of its radiation therapy centers that had been previously closed for $1.5 million.

     Cash used by financing activities was $0.9 million for the 1997 Period and primarily represented the repayment of debt of $1.7 million and the release of restricted cash collateralizing debt of $0.5 million. Cash provided by financing activities was $75.6 million for the 1996 Period, which was primarily comprised of the proceeds (net of offering costs) from the issuance of the Convertible Subordinated Debentures of $94.8 million and the release of cash collateral of $1.5 million offset by the repayment of advances from shareholder and other debt of $15.4 million and $5.5 million, respectively.

     During 1996, the Company purchased the stock of a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. In conjunction with this acquisition, the Company may be required to make a contingent payment up to a maximum of $10 million based on the acquired company's earnings before taxes during the next five years. The payment, if required, shall be paid in cash and/or Common Stock of the Company.

     During July 1997, the Company entered into a management services agreement to manage a network of over 100 physicians in New York. In connection with this transaction, the Company has committed to expend up to $40 million to be utilized for the expansion of the network.

     In conjunction with certain of its acquisitions the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions. The number of shares to be issued are generally determined based upon the average price of the Company's Common Stock during the five business days prior to the date of issuance. As of July 31, 1997, the Company had committed to issue $10.9 million of Common Stock of the Company using the methodology discussed above.

     The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation of physician groups, integrated networks and related medical support services companies, and the development and implementation of the Company's management information systems, will require ongoing capital expenditures. The Company expects that its capital needs over the next several years will substantially exceed capital generated from operations. To finance its capital needs, the Company plans both to incur indebtedness and to issue, from time to time, additional debt or equity securities, including Common Stock or convertible notes, in connection with its acquisitions and affiliations.

     In September 1997, the Company entered into a secured credit agreement with a bank providing for a $100 million revolving line of credit for working capital and acquisition purposes. The credit agreement (i) prohibits the payment of dividends by the Company, (ii) limits the Company's ability to incur indebtedness and make acquisitions except as permitted under the credit agreement and (iii) requires the Company to comply with certain financial covenants.

     The Company expects that its existing working capital of $94.6 million (which includes cash of $58.6 million) plus amounts available under its line of credit will be adequate to satisfy the Company's cash requirements for the next 12 months. However, there can be no assurance that the Company will not be required to seek additional financing during this period. The failure to raise the funds necessary to finance its future cash requirements would adversely affect the Company's ability to pursue its strategy and could adversely affect its results of operations for future periods.

                                   BUSINESS

General

     The Company is a multi-specialty physician management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings and health parks, both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers, and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations ("IPAs") and specialty care physician networks by management service organizations ("MSOs") in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery. Since its first acquisition in September 1994, the Company has acquired the practices of and entered into long term agreements to affiliate with approximately 360 physicians; has obtained interests in MSOs in Connecticut, Georgia, New Jersey, New York and Florida that provide management services to IPAs composed of over 3,600 multi-specialty physicians; purchased a company that provides contract management services to approximately 2,500 physicians in specialty care networks; and acquired several medical support service companies and a medical facility development company.

     The Company believes that its strategy of developing management networks in specific geographic locations creates synergies, achieves operating efficiencies and responds to the cost-containment initiatives of payors, particularly managed care companies. To date, the Company has acquired the practices of and affiliated with 70 oncologists and provides comprehensive cancer-related support services including radiation therapy, infusion therapy and diagnostic imaging. The Company has contracts with managed care organizations under which the Company and its affiliated physicians provide cancer-related health care services to over 230,000 covered lives. In addition, through management of contracts with 2,500 physicians the Company facilitates the delivery of specialty health care services to approximately 7,300,000 member patients. The Company plans to continue to increase its managed care capabilities into additional specialty care physician networks and to expand existing relationships with established managed care organizations. The Company also intends to develop additional disease management networks for the treatment of other chronic illnesses such as diabetes, cardiovascular diseases and infectious diseases.

     In certain targeted markets, the Company organizes its affiliated physicians and related medical support services into integrated clusters of disease specialty and primary care networks, which it terms local provider networks ("LPNs"). LPNs are designed to provide a comprehensive range of physician and medical support services within specific geographic regions. The Company believes that its LPN structure achieves operating efficiencies and enhances its ability to secure contracts with managed care organizations. To date, the Company is developing LPNs in each of the Florida, Atlanta, Washington, D.C./Baltimore areas and the tri-state area of Connecticut, New York and New Jersey.

     As part of its strategy to integrate physician practices, the Company provides medical facility development services to related and unrelated third parties for the development of health parks, medical malls and medical office buildings. Such services include project finance assistance, project management, construction management, construction design engineering, physician recruitment, leasing and marketing. While the Company incurs certain administrative and other expenses in the course of providing such services, it does not incur costs of construction or risks of project ownership. The Company's strategy in financing its projects is to involve future tenants as significant investors in and owners of the developed medical facilities. Because most of its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops with these parties through its medical facility development efforts also enhances the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

Recent Developments


     On October 15, 1997, the Company completed the acquisition of Clinical Studies, Ltd. ("CSL") pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of July 15, 1997 by and among the Company, CSL, PhyMatrix Acquisition I, Inc., a Delaware corporation ("PhyMatrix Acquisition"), Dr. Michael Rothman, Dr. Walter Brown, Michael T. Heffernan and Ronald Phillips as Trustee of The Alexander Rothman 1993 Qualified Sub-Chapter S Trust and as Trustee of The Julie Rothman 1993 Qualified Sub-Chapter S Trust. Pursuant to the Merger Agreement, PhyMatrix Acquisition, a wholly-owned subsidiary of PhyMatrix, merged with and into CSL (the "Merger"), and CSL became a wholly-owned subsidiary of PhyMatrix. The purchase price for CSL consisted of an aggregate of 5,204,305 shares of the Company's common stock (the "Shares") plus certain costs and expenses assumed in the Merger. The Company has agreed to register under the Securities Act of 1933, as amended, the resale of the Shares acquired by the former shareholders of CSL in the Merger.

     CSL is a multi-therapeutic site management organization ("SMO") based in Providence, Rhode Island providing clinical investigative site management services to 22 research facilities in 11 states. CSL wholly-owns and centrally manages Phase I-IV research facilities conducting clinical trials for pharmaceutical companies and contract research organizations ("CROs"). CROs are independent companies that assist pharmaceutical and biotechnology companies with the complex and multi-stage drug regulatory process. Although CSL has conducted and continues to conduct clinical research in a wide variety of therapeutic areas, the company's focus historically has been in trials in the therapeutic areas of the central nervous system, geriontology, women's health and endocrinology.

     In connection with the Merger, the management of the Company has agreed to recommend Michael T. Heffernan, the Chief Executive Officer of CSL, for election to the Board of Directors of the Company, and the Company and Mr. Heffernan have entered into an employment agreement, dated October 15, 1997, relating to Mr. Heffernan's continued employment as Chief Executive Officer of CSL.

     The Merger has been accounted for as a pooling of interests. Accordingly, the financial statements of the Company for all periods prior to the effective date of the Merger have been restated to include CSL and Clinical Marketing, Ltd., which was merged into CSL on January 1, 1997. The restated supplemental financial statements of the Company are included elsewhere in this Prospectus together with Management's Discussion and Analysis of Financial Condition and Results of Operations relating to such restated supplemental financial statements. Also included elsewhere in this Prospectus are certain historical financial statements of CSL and certain pro forma financial information which give effect to the Merger.

     During August 1997, the Company purchased certain assets of, and entered into a 20-year administrative services agreement with BAB Nuclear Radiology, P.C., to operate five diagnostic imaging centers on Long Island, New York. The purchase price was approximately $10,000,000 in cash plus $15,000,000 in notes which are convertible into Common Stock.

Industry

Overview

     The Health Care Financing Administration estimates that health care spending in 1995 exceeded $1 trillion with more than $240 billion directly attributable to physician services. Increasing concern over the cost of health care in the United States has led to numerous initiatives to contain the growth of health care expenditures, particularly in the government entitlement programs of Medicare and Medicaid. These concerns and initiatives have contributed to the growth of managed care. Managed care typically involves a third party (frequently the payor) governing the provision of health care with the objective of ensuring delivery in a high quality and cost effective manner. One method for achieving this objective is the implementation of capitated payment systems in which traditional fee for service methods of compensating health care providers are replaced with systems that create incentives for the provider to manage the health care needs of a defined population for a set fee.

     Health care in the United States historically has been delivered by a fragmented system of health care providers, including hospitals, individual physicians and small groups of specialist and primary care physicians. The focus on cost containment has placed many solo practices, small to mid-sized physician groups and single specialty group practices at a significant disadvantage because they typically have high operating costs relative to revenue and little purchasing power with vendors of supplies. These physician practices often lack the capital to purchase new clinical equipment and technologies, such as information systems, necessary to enter into sophisticated risk sharing contracts with payors. Additionally, these physicians often do not have formal ties with other providers nor the ability to offer coordinated care across a variety of specialties, thus reducing their competitive position, particularly with managed care companies, relative to larger provider organizations.

     As a result of these changes in the market place, physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations, such as the Company, that offer sophisticated information systems, management expertise and capital resources. Many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to outside providers of physician management services to develop and maintain quality outcome management programs and patient care data. In addition, such payors and intermediaries look to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time.

     Disease management is the comprehensive management of a patient's medical care as it relates to the treatment of a specific chronic illness. The provision of cancer care represents a significant and growing part of the disease management market. Because more than 100 complex diseases compose what is commonly termed cancer, its treatment often requires a multi-disciplinary approach, involving numerous health care professionals with different specializations and a variety of treatment settings, including physician offices, hospitals, outpatient facilities and free-standing cancer treatment centers. Cancer treatment centers may provide certain services, including radiation therapy and infusion therapy, but they generally do not integrate these services with physician practices. The Company believes that the current fragmented system for treating cancer is inefficient, costly and inhibits effective disease management.

     The Company believes that the development of disease specialty networks provides a substantial opportunity both to derive significant synergies and operating efficiencies and to contract with managed care companies for a full continuum of disease specific care. The Company expects the development of such networks and systems not only to enhance productivity and improve the quality of care, but also to meet the cost containment objectives of third party payors. The Company believes that the evolution of disease specialty treatment networks will play a major role in managed care contracting as payors recognize that both cost savings and the quality of care are improved when reimbursement and health care services target a specific illness or disease through coordinated networks of health care providers.

Strategy

     The Company's strategy is to develop, operate and manage integrated disease specialty and primary care physician networks in specific geographic locations by affiliating with physicians, medical networks and health care businesses. The key elements of this strategy are to:

     Increase Physician Affiliations. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices, by managing IPAs through MSOs in which the Company has ownership interests and by providing contract management services to physicians in specialty care networks. By affiliating with leading physicians and physician groups in a given community, the Company can secure a large patient base, ensure appropriate, quality treatment and maintain patient satisfaction. Additionally, as the Company affiliates with physicians in certain markets, it makes available to these physicians medical support services, including the Company's radiation therapy, diagnostic imaging, lithotripsy, infusion, home health care services, and ambulatory surgery. By integrating these acquired disease specialty and primary care medical practices with related medical support services, the Company is able to develop a continuum of care in its target markets. The Company believes that its affiliations with additional physicians through IPAs will enable it to increase its market share. IPAs and MSOs allow individual practitioners to access patients in their respective areas through contracts with HMOs without having to join a group practice.

     Develop Practice Networks. In conjunction with its acquisition strategy, the Company seeks to build integrated LPNs of disease specialty and primary care physicians in targeted markets. The Company typically acquires a core physician practice or affiliates with an IPA. The Company then seeks to acquire or affiliate with additional physician practices and medical support services. Through the implementation of this strategy, the Company seeks to provide a comprehensive range of health care services within a given region, thereby enhancing its ability to enter into contractual arrangements with managed care organizations.

     Facilitate Acquisitions and Integration Through Development. As a part of its strategy to affiliate with physicians and acquire physician practices and medical support service companies, the Company provides medical facility development services to related and unrelated third parties for the establishment of health parks, medical malls and medical office buildings. The Company believes that the relationships that it fosters with physicians and medical support service companies (which may be tenants and/or owners of the medical facilities developed by the Company), enhances the Company's affiliation and acquisition prospects and aids in the integration of its affiliated physicians and medical support service companies.

     Contract with Managed Care Companies. The Company actively pursues contractual arrangements with managed care organizations. Within its LPNs, the Company seeks to provide an appropriate balance of physician and medical services to attract managed care payors. Depending upon the particular market, the Company may develop disease specialty networks which can be used to procure managed care contracts pursuant to which the Company's affiliated physicians are responsible for providing all or a portion of disease specific health care services to a particular patient population, or the Company may develop a broader array of services designed to enhance its ability to attract comprehensive managed care contracts. In addition, the Company manages the contracts of specialty care physicians with managed care companies in order to facilitate the delivery of services in specialty health care networks.

     Implement Integrated Information Systems. The Company intends to continue to develop its integrated information management systems so as to improve patient care by improving physician access to patient information. The Company believes that its data processing capabilities further enhances its ability to service managed care contracts by providing access to the clinical and financial data necessary to perform outcome studies, cost analyses, utilization reviews and other analyses which can provide the information necessary for the managed care community to evaluate and contract with the Company and its health care providers.

     Achieve Operating Efficiencies. The Company seeks to achieve operating efficiencies through the consolidation of physician practices. By consolidating overhead, including billing, collections, accounting and payroll, the Company believes that it can realize operating efficiencies. In addition, by rendering support and management functions, the Company enables its affiliated physicians to spend a higher proportion of their time with patients, thereby improving patient care and enhancing revenue.

Physician Affiliations Through Management Agreements and Employment Agreements

     As of August 31, 1997, the Company has affiliated through management and/or employment agreements with 360 physicians in the following locations:



                                           No. of
                                          Physicians
                                            Under
LPN                                       Contract     Specialties
---                                       ----------   -----------
   Florida    ........................       141       Primary Care, Oncology, Cardiology,
                                                       Gastroenterology, Podiatry, Rheumatology,
                                                       Obstetrics-Gynecology, General and Vascular
                                                       Surgery, Dermatology, Pulmonary, Orthopedic,
                                                       Neurology, Pediatrics, Geriatrics, Urology and
                                                       Radiology
   Atlanta    ........................        52       Oncology, Gastroenterology, Urology,
                                                       Obstetrics-Gynecology and Surgery
   Washington, D.C./Baltimore   ......        11       Oncology, and Infectious Diseases
   Connecticut/New York/New Jersey           125       Primary Care, Radiology, Immunology, Cardiology,
                                                       Dermatology, Gastroenterology, General Surgery,
                                                       Infectious Diseases, Internal Medicine, Neurology,
                                                       Obstetrics-Gynecology, Oncology, Opthamology,
                                                       Orthopedics, Pediatrics, Podiatry, Psychiatrics and
                                                       Urology
   Other Markets    ..................        31       Primary Care, Oncology, Obstetrics-Gynecology,
                                             ----      Surgery and Pediatrics
   Total Physicians    ...............       360

     The Company affiliates with physicians through management agreements with physician practices or employment agreements with individual physicians. When affiliating in this manner, the Company generally acquires the assets of the physician practice, including its equipment, furniture, fixtures and supplies and, in some cases, service contracts and goodwill. Currently, the Company manages the practices of 321 physicians and employs another 39 physicians.

     The Company's relationships with its affiliated physicians are set forth in various asset purchase, management services, employment and consulting agreements. Through the asset purchase agreement, the Company acquires at fair market value the assets of a physician practice. Accounts receivable are typically purchased at the net realizable value. The purchase price of the assets of a physician practice generally consists of cash and/or stock and the assumption of certain debt, leases and other contracts necessary for the operation of the practice.

     The Company and its affiliated physicians enter into management services or employment agreements which delineate the responsibilities and obligations of each party. The management services agreements generally have a 10 to 40-year term. The employment agreements generally have a seven to 10-year term, and in most instances, the contracting physicians can extend the terms of their employment agreements in five-year increments for an unlimited duration until they reach a specified age. The management services agreements provide that the physicians are responsible for the provision of all medical services and the Company is responsible solely for the management and operation of all other aspects of the affiliated practice. The Company provides the equipment, facilities and supplies necessary to operate the medical practice and employs substantially all of a practice's non-physician personnel, except those whose services are directly related to the provision of medical care. The management and administration of the practice, including managed care contracting, rests with the Company. Generally, a management services agreement with a physician practice group cannot be terminated by either the Company or the practice group prior to its stated expiration date without cause. The Company's employment agreements generally are terminable by the physicians upon 90 to 180-days notice. Ordinarily, the Company reserves the right to renegotiate terms of the management services agreement if there are significant changes in reimbursement levels. Upon termination for cause or at the expiration of a physician's relationship with the Company, the Company has the right to require the affiliated physicians to repurchase certain assets originally purchased by the Company and assets acquired during the term of the relationship.

     For providing services under management services agreements entered into prior to April 30, 1996, physicians generally receive a fixed percentage of net revenue of the practice. "Net revenue" is defined as all revenue computed on an accrual basis generated by or on behalf of the practice after taking into account certain contractual adjustments or allowances. The revenue is generated from professional medical services furnished to patients by physicians or other clinicians under physician supervision. In several of the practices, the Company has guaranteed that the net revenues of the practice will not decrease below the net revenues that existed immediately prior to the agreement with the Company. Under management services agreements entered into after April 30, 1996, the physicians receive a portion of the operating income of the practice which amounts vary depending on the profitability of the practice. Net revenues under management services agreements for the six months ended July 31, 1997 were $75.7 million.

     The Company believes a shared governance approach is critical to the long-term success of a physician practice management company. In this regard, the Company's agreements provide for physician concurrence on critical strategic issues such as annual operating and capital budgets, fee structures and schedules and the practice's strategic plan. The strategic plan developed for the affiliated physician practices addresses both the future addition of practitioners and the expansion of locations and services. The Company works closely with its affiliated physicians to target and recruit new physicians and merge with or integrate other groups and specialties.

Physician Affiliations Through IPAs and Contract Management

     The Company owns an MSO that provides management services to an IPA composed of over 400 physicians based in Connecticut, a 50% interest in an MSO that provides management services to an IPA composed of 60 primary care physicians in Georgia, an 80% interest in an MSO that provides management services to an IPA composed of over 650 physicians in New Jersey, a 51% interest in an MSO that provides management services to an IPA composed of over 1,000 physicians in New York and 50% interests in two IPAs in Florida composed of approximately 1,500 physicians. An IPA is generally composed of a group of geographically diverse independent physicians who form an association for the purpose of contracting as a single entity. The IPA structure not only increases the purchasing power of the constituent practices, but also provides a foundation for the development of an integrated physician network. The Company believes that many IPAs will merge with other practice groups to develop larger integrated medical groups, thereby becoming increasingly attractive to managed care companies. The Company intends to capitalize on its affiliations with IPAs to establish additional LPNs.

     The Company recently expanded its managed care contracting capabilities through the purchase of Physicians Consultant & Management Corporation ("PCMC"), which provides management services to national and local physician specialty care networks containing approximately 2,500 physician members. Through its specialty care networks, PCMC facilitates the delivery of health care services to approximately 7,300,000 member patients. The Company plans to continue to increase its managed care capabilities into additional specialty care physician networks to expand existing relationships with established managed care organizations.

     The Company also seeks to enter into agreements to manage capitated provider networks. The Company expects that under these agreements, it would receive a fixed management fee based upon contract revenues as well as a certain percentage of risk pools.

Medical Support Services

     As part of its strategy to provide a comprehensive range of health care services in its markets, the Company provides certain medical support services related to the management of disease and episodic care, including radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery. These services are provided both as part of the Company's LPN structure and separately in certain markets in which there is a competitive advantage to do so.

     Within the scope of its disease specialty networks, the Company delivers a broad array of medical support services. The Company supports its cancer networks with radiation therapy (the Company has 10 radiation therapy centers in six states), infusion therapy (the Company provides infusion therapy in several states which are managed from three regional offices), diagnostic imaging (the Company has ten centers in five states, which includes the five centers which were acquired during August 1997), home health care services (the Company provides home health care services in six South Florida counties which are managed from five local offices) and ambulatory surgery (the Company manages one ambulatory surgery center).

     The Company also provides lithotripsy services and currently operates one fixed site and seven mobile lithotripters which provide lithotripsy services in Arkansas, Florida, Indiana, Kansas, Kentucky, Missouri, Oklahoma, Tennessee and Texas. These services are managed from three regional offices. Lithotripsy is a non-invasive procedure that utilizes shock waves to fragment kidney stones, and is the preferred alternative to surgery for kidney stones, suitable for the treatment of over 90% of the applicable patients. The Company provides its mobile lithotripsy services under contracts with approximately 70 hospitals and other health care facilities. The hospital or health care facility normally pays the Company on a per procedure basis. The Company's contracts with such hospitals and facilities generally have terms of one to three years.

LPNs

     The Company has established and is developing LPNs in the Florida, Atlanta, Connecticut/New York/New Jersey and Baltimore/Washington, D.C. areas as its initial target LPN markets. To further develop its LPNs, the Company intends to affiliate with additional physician group practices and acquire, develop or affiliate with related medical support services. When entering new target markets, the Company will either seek to acquire a core practice group or manage an IPA. The Company undertakes market analyses and demographic studies to evaluate the business opportunities in a particular geographic area and seeks to capitalize on these opportunities by developing relationships with appropriate physicians and other health care providers. Within each LPN, the Company seeks a balance between primary care and specialty physicians and to integrate certain related medical support services for the ultimate purpose of providing a strategic network of comprehensive medical services attractive to managed care and risk-based third party contractors. In certain markets, the Company establishes relationships with unaffiliated entities for the purpose of contracting with managed care companies.

     In keeping with its major strategy of expanding its Northeast presence in New York, New Jersey and Connecticut, the Company has affiliated with over 2,100 physicians through IPAs, with more than 1,000 in New York's five boroughs, 400 in Connecticut and 650 in New Jersey. During July 1997, the Company entered into a management services agreement with Beth Israel Hospital to manage its DOCS Division, which consists of more than 100 physicians located throughout the greater Metropolitan New York area. In addition, the Company and Beth Israel Hospital will be completing the formation of an MSO to manage medical risk contracting to the more than 2,000 physicians affiliated with Beth Israel Hospital and its parent corporation. The management services agreement became effective July 1, 1997, and will remain in effect for 40 years contingent upon the closing of the MSO joint venture prior to January 15, 1998. The Company has committed up to $40 million in conjunction with the transaction to be utilized for the expansion of the Beth Israel delivery system throughout the New York region. During August 1997, the Company entered into a 20-year administrative services agreement with BAB Nuclear Radiology, P.C. BAB is a physician corporation with revenues in excess of $12 million that operates five diagnostic imaging centers in Suffolk County on Long Island, New York. During June, 1997, the Company also entered into a management agreement for a radiation therapy center in Westchester, New York. In October 1996, the Company agreed to an exclusive arrangement with North Shore Health System of Manhasset, New York, to jointly develop, own and operate medical facilities in five metropolitan New York counties.

     The development of the Company's Atlanta LPN provides an example of the implementation of the Company's development strategy. In Atlanta, the Company acquired three radiation centers in March 1995 and has since created a comprehensive cancer disease management network of 24 oncologists in 17 sites. The Company's Atlanta LPN continues to develop by affiliating with primary care and multi-specialty groups to create a comprehensive, fully-integrated regional network. This network currently includes affiliations through management and/or employment agreements with 52 physicians and through an IPA with 60 physicians. The Company is presently negotiating with additional physician providers and is assessing the opportunity to create a comprehensive health park in the Atlanta area.

     In the Florida market, the Company initially developed affiliate relationships with six primary care physicians. The Company has currently affiliated through management and/or employment agreements with 141 physicians which includes 20 oncologists and the Company operates a cancer care network which through capiated managed care contracts provides services to approximately 151,000 covered lives. The Company also has affiliated through IPAs with approximately 1,500 physicians. In addition, the Company provides infusion therapy, home health, diagnostic imaging, rehabilitation services and ambulatory surgery in its Florida LPN.

     In the Washington, D.C./Baltimore area, the Company operates three radiation centers and provides infusion therapy services through its managed care contracts and physician affiliations. The Company has affiliated with 11 physicians including 8 medical and radiation oncologists. In addition, the Company has entered into an agreement with the Medlantic Healthcare Group in Washington, D.C. (and its Washington Hospital Center and Washington Cancer Institute) for the formation and operation of the Washington Regional Oncology Network. This network will be dedicated to obtaining contracts for cancer care in the Washington region and also includes the formation of a joint venture for the management of the Washington Ambulatory Infusion Center.

     The Company has entered into management and employment agreements with 70 oncologists. Net revenues for cancer related services for the six months ended July 31, 1997 were $52.2 million. In its Florida, Atlanta and Washington, D.C./Baltimore LPNs, the Company has assembled three discrete networks of cancer physicians and related cancer care services, and as a result, the Company provides services pursuant to managed care contracts to over 151,000 covered lives. Under these contracts, the Company and its affiliate physicians provide some or all of the following services: medical and radiation oncology services, bone marrow transplants, infusion therapy, diagnostic services and home care. The Company has also developed cancer care networks with unaffiliated entities for contracting purposes in certain markets.

Medical Facility Development

     The Company provides medical facility development services to related and unrelated third parties for the establishment of health parks, medical malls and medical office buildings. A "health park" is an integrated health care environment composed of several buildings which links physician practices, medical support services and subacute care facilities on a single campus. A "medical mall," often found in a health park, combines physician offices with related medical support services such as diagnostic imaging, physical rehabilitation, laboratory services and wellness programs in one facility. The Company also develops office buildings which serve physicians and providers of ancillary medical services.

     The Company believes that the convenience of "one-stop" scheduling and medical related services together with on-site treatment provided at the Company's developed medical facilities will increase patient satisfaction and cost-efficiency. By providing a centralized delivery site for state-of-the-art technology, information systems and patient care models, a full continuum of care can be provided by a wide range of physician specialties and medical support services at one location. The Company believes that physicians will find affiliation with such facilities attractive and that third party payors will seek to contract with physician practices and related medical support service companies operating in such facilities.

     The Company's medical facility development services include project finance assistance, project management, construction management, construction design engineering, consulting, physician recruitment, leasing and marketing. The Company currently has 19 projects under development and has facilities under construction in Florida, Texas, California, New Jersey, Nevada and Arizona. The Company also has five projects under contract and anticipates that construction of such facilities will begin during the next six months.

     Under its development agreements, the Company is generally obligated to secure funding for and guaranty the maximum cost of a project. In order to minimize the risks from these obligations, the Company enters into construction agreements with general contractors to construct the project for a "guaranteed maximum cost." Furthermore, each construction agreement provides for indemnification of the Company by the general contractor for certain losses and damages. Each construction agreement also requires the contractor to obtain and maintain a performance bond and a labor and material payment bond, written by a surety company with a Best's Key Guide Rating of not less than A+12 and satisfactory to the owner of the land on which a project is developed and the construction lender.

     Among the Company's development clients are some of the largest for-profit public hospital companies in the United States. To date, the Company's clients and primary negotiators of the Company's fees generally have been the land owners or land lessors of the developed sites. Negotiations generally include the Company, the entities which own the developed projects, the land lessor (if applicable) and, in many cases, the prospective tenants of the office space. The Company offers its physician-tenants an opportunity to become equity investors in the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Medical Facility Development." The compensation received by the Company is based upon negotiated amounts for each service provided. Although the Company does not maintain an ownership interest in the facilities it develops, certain of the Company's officers and directors have an interest in such facilities. In each transaction between the Company and a facility in which certain of its officers and directors have an interest, third parties, including the land owners and land lessors of the sites and the unaffiliated investors in the facility, participate in establishment of fees to the Company. All transactions between the Company and affiliated owners and physicians are and will continue to be based upon competitive bargaining and are and will be on terms no less favorable to the Company than those provided to unaffiliated parties. In addition, the Company monitors development fees in the industry to ensure that its fees in such transactions meet this standard.

     The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The Company's project finance strategy focuses upon the involvement of its future tenants as significant investors in and owners of the medical facilities developed by the Company. Because its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops through its medical facility development efforts also enhances the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. The development of medical facilities by the Company is intended to enhance the creation of the new group practices, increase the number of integrated medical service delivery sites and promote alternative delivery models for third party payors in its developed sites. The Company believes that such activity, in turn, will aid in the integration of its affiliated physicians and medical support service companies.

Information Systems

     The Company believes that effective and efficient integration of clinical and financial data provides a competitive advantage in bidding for managed care contracts and contributes to a company's success in the complex reimbursement environment of the health care industry. The Company also believes that the use of technology can improve patient care by improving physician access to patient information. Therefore, the Company is in the process of selecting and implementing management information systems designed to facilitate the transmittal and coordination of important patient and operational data. The Company's objective is to implement a system which consists of three specific areas: practice management, electronic clinical records and comprehensive care and management reporting. The implementation of the systems selected will occur in stages, as the Company continues to analyze and support the systems in place in its existing and acquired physician practices and medical support service companies.

Competition

     The physician practice management industry is highly competitive. The Company competes with local and national providers of physician management and certain other medical services and for the recruitment of physicians. Certain of the Company's competitors have access to substantially greater financial, management and other resources than the Company. The majority of the competition faced by the Company is based primarily on cost and quality. Each of the affiliated physicians has entered into an agreement not to compete with the operations of the Company both during the term of the applicable agreement and for a period of one year or greater thereafter.

Government Regulation

     Various state and federal laws regulate the relationship between providers of health care services, physicians and other clinical services. As a business in the health care industry, the Company is subject to these laws and regulations. The Company's medical support services, for example, are subject to various licensing and certification requirements including Certificate of Need regulations. The Company is also subject to laws and regulations relating to business corporations in general. The Company believes its operations are in material compliance with applicable laws; however, the Company has not received a legal opinion from counsel that its operations are in material compliance with applicable laws and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of the Company providing both physician practice management services and medical support services, the Company may be the subject of more stringent review by regulatory authorities, and there can be no assurance that a review of the Company's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the affiliated physicians or that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion.

     The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. In those states where the Company employs physicians, it believes its operations are in material compliance with applicable laws. The Company does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, the Company believes that it is not in violation of applicable state laws relating to the practice of medicine. The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that the Company's activities will be found to be in compliance, if challenged. In addition to prohibiting the practice of medicine, numerous states prohibit entities like the Company from engaging in certain transactions such as fee-splitting, with physicians.

     State and federal statutes impose substantial penalties, including civil and criminal fines and imprisonment, on health care providers that fraudulently or wrongfully bill governmental or other third party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. The Company believes it is in material compliance with such laws, but there can be no assurances that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but upon review, regulatory authorities could conclude otherwise, and in such event, the Company may have to modify its relationship with its affiliated physician groups. Noncompliance with such regulations may adversely affect the operation of the Company and subject it and such physician groups to penalties and additional costs.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Amendments," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Amendments are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. In particular, the Office of the Inspector General of the U.S. Department of Health and Human Services has expressed concern that the acquisition of physician practices by entities in a position to receive referrals from such physicians in conjunction with the physicians' continued practice in affiliation with the purchaser could violate the Anti-kickback Amendments.

     In July 1991, in part to address concerns regarding the Anti-kickback Amendments, the federal government published regulations that provide exceptions, or "safe harbors," for certain transactions that will be deemed not to violate the Anti-kickback Amendments. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements, and employee relationships. Additional safe harbors were published in September 1993 offering protections under the Anti-kickback Amendments to eight new activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Although the Company believes that it is not in violation of the Anti-kickback Amendments, some of its operations do not fit within any of the existing or proposed safe harbors.

     The Company believes that, although it is receiving remuneration under management services agreements, it is not in a position to make or influence the referral of patients or services reimbursed under government programs to the physician groups, and therefore, believes it has not violated the Anti-kickback Amendments. In certain states, the Company is a separate provider of Medicare or state health program reimbursed services. To the extent the Company is deemed by state or federal authorities to be either a referral source or a separate provider under its management services agreements and to receive referrals from physicians, the financial arrangement under these agreements could be subject to scrutiny under the Anti-kickback Amendments. Violation of the Anti-kickback Amendments is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

     Significant limitations on physician referrals were enacted, subject to certain exemptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exemptions, Stark II prohibits a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement including the physician's own group practice. The designated health services include the provision of radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." A physician's ownership of publicly traded securities of a corporation with equity exceeding $75 million as of the end of its most recent fiscal year is not deemed to constitute an ownership or investment interest in that corporation under Stark
II. The Company was not eligible for this exemption as of its fiscal year ending December 31, 1995. In 1996, after completion of the initial public offering, the Company changed its fiscal year end to January 31. The Company believes that it presently satisfies the Stark II stockholders' equity exception and that its compensation arrangements satisfy other applicable exceptions in Stark II.

     The Company believes that its activities are not in violation of Stark I or Stark II; however, the Stark legislation is broad and ambiguous. Interpretative regulations clarifying the provisions of Stark I were issued on August 14, 1995 and Stark II regulations have yet to be proposed. While the Company believes it is in compliance with the Stark legislation, future regulations could require the Company to modify the form of its relationships with the affiliated physician groups. Moreover, the violation of Stark I or II by the Company's affiliated physician groups could result in significant fines and loss of reimbursement which would adversely affect the Company. The Anti-kickback and Stark laws prevent the Company from requiring referrals from affiliated physician groups.

     Many states have adopted similar prohibitions against payment intended to induce referrals of Medicaid and other third party payor patients. The State of Florida, for instance, enacted a Patient Self-Referral Act in April 1992 that severely restricts patient referrals for certain services, prohibits mark-ups of certain procedures, requires disclosure of ownership in a business to which patients are referred and places other regulations on health care providers. The Company believes it is likely that other states will adopt similar legislation. Accordingly, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations which could lead to structural and organizational modifications of the Company's form of relationships with physician groups. Such changes, if any, could have an adverse effect on the Company.

     The Company has adopted a formal compliance program designed to prevent violations of Stark II and the Anti-kickback Amendments in both its acquisitions and day to day operations. The Company has hired a full-time compliance officer to implement and monitor the compliance program.

     Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to the hiring and contracting of physicians by other health care providers, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

Reimbursement and Cost Containment

     Approximately 34% of the revenue of the Company is derived from payments made by government sponsored health care programs (principally, Medicare and Medicaid). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. The U.S. Congress passed a fiscal year 1996 budget resolution that calls for reductions in the rate of spending increases over the next seven years of $270 billion in the Medicare program and $182 billion in the Medicaid program. Through the Medicare program, the federal government has implemented a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. The implementation of RBRVS may result in reductions in payment rates for procedures provided by physicians under current contract with the Company. RBRVS-type payment systems have also been adopted by certain private third party payors and may become a predominant payment methodology. A broader implementation of such programs would reduce payments by private third party payors and could indirectly reduce the Company's operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent the Company's costs increase, the Company may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in nongovernmental insurance plans, the Company may not be able to shift cost increases to nongovernmental payors. The Company expects a reduction from historical levels in per patient Medicare revenue received by certain of the physician groups with which the Company contracts; however, the Company does not believe such reductions would, if implemented, result in a material adverse effect on the Company.

     In addition to current governmental regulation, the Clinton Administration and several members of Congress have proposed legislation for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of such health care proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect the Company. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on the Company's business. It is not possible at this time to predict what, if any, reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As health care reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to the Company's agreements and operations. While the Company believes it will be able to restructure in accordance with applicable laws and regulations, the Company cannot assure that such restructuring in all cases will be possible or profitable.

Insurance

     Health care companies, such as the Company, are subject to medical malpractice, personal injury and other liability claims which are customary risks inherent in the operation of health care facilities and provision of health care services. The Company maintains property insurance equal to the amount management deems necessary to replace the property, and liability and professional malpractice insurance policies in the amount of $20,000,000 (annual aggregate) and with such coverages and deductibles which are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. The Company provides medical malpractice insurance for its employee physicians in the amount of $1,000,000 per claim and $3,000,000 annual aggregate and also requires that non-employee physicians practicing at its facilities carry medical malpractice insurance to cover their respective individual professional liabilities. There can be no assurance that a future claim will not exceed available insurance coverages or that such coverages will continue to be available for the same scope of coverages at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could have a material adverse effect on the Company's business.

Employees

     As of July 31, 1997, the Company employed approximately 1,240 persons, approximately 1,183 of whom were full-time employees. The Company believes that its labor relations are good.

Legal Proceedings

     The Company is subject to legal proceedings in the ordinary course of its business. The Company does not believe that any such legal proceedings will have a material adverse effect on the Company, although there can be no assurance to this effect.

     A subsidiary of the Company, Oncology Therapies, Inc. ("OTI") (formerly Radiation Care, Inc., "RCI") is subject to the litigation described below which relates to events prior to the Company's operation of RCI, and the Company has agreed to indemnify and defend certain defendants in the litigation who were former directors and officers of RCI, subject to certain conditions.

     In December 1994, prior to its merger with the Company in March 1995, RCI entered into a settlement agreement with the federal government arising out of claims under the fraud-and-abuse provisions of the Medicare law. Under the settlement agreement, RCI, without admitting that it violated the law, consented to a civil judgment providing for its payment of $2 million to the federal government and the entry of an injunction against violations of such provisions.

     On February 16, 1995, six former stockholders of RCI filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In re Radiation Care, Inc. Shareholders Litigation, Consolidated C.A. No. 13805) against RCI, Thomas Haire, Gerald King, Charles McKay, Abraham Gosman, Oncology Therapies of America, Inc. ("OTA") and A.M.A. Financial Corporation, ("AMA") alleging that the RCI stockholders should have received greater consideration for their RCI stock when RCI was merged with the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting of such fiduciary duty breaches by Mr. Gosman, OTA and AMA. Plaintiffs seek compensatory or rescissionary damages of an undisclosed amount on behalf of all RCI stockholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation. On May 17, 1996, the Company filed an Answer denying any liability of any defendant in connection with this litigation. All discovery in the Delaware action, except for expert and class certification related discovery, is now complete. On January 10, 1997, the Company filed a Motion for Summary

Judgment seeking dismissal of all plaintiffs' claims. An agreement in principal was reached in May to settle the case, subject to court and class approval, and definitive settlement documents are being prepared.

     On August 4, 1995, 26 former stockholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and/or directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al. v. Richard D'Amico et al., Civil Action No. E41225). Early on in the litigation two of the plaintiffs withdrew from the litigation, and during the deposition phase of the case, two more plaintiffs dropped out. However, plaintiffs added four additional plaintiffs with the filing of an Amended Complaint on November 27, 1995. Plaintiffs allege a breach of fiduciary duty by the former RCI directors Haire, King and McKay, a conspiracy by the RCI officer defendants D'Amico, Crowley and Walker, and negligence by all defendants. Plaintiffs seek additional consideration for their shares of RCI common stock in the form of compensatory and monetary damages in the amount of $5.7 million, plus punitive damages, interest, costs and attorneys fees. On September 22, 1995, the defendants filed an Answer denying any liability in connection with this litigation. On October 23, 1995, the defendants filed a motion to stay the action pending resolution of the Delaware class action which was heard by the Court on January 29, 1996. The Court denied the Motion on April 16, 1996. All discovery in the case was completed as of September 13, 1996. The Defendants moved for summary judgment on September 20, 1996. The plaintiffs filed an opposition on November 18, 1996. Defendants filed a Reply brief on February 27, 1997. The Company is not a party to this litigation and its exposure is limited to its obligation under its by-laws to indemnify the former officers and directors of RCI to the fullest extent permitted by Delware law. In May, an agreement in principal was reached to settle the case subject to a number of conditions not yet satisfied. Definitive settlement documents are now being prepared.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information as of July 31, 1997 concerning the directors and executive officers of the Company.


Name                                 Age     Position
----                                 ---     --------
Abraham D. Gosman  ...............   68      Chairman of the Board of Directors and Chief
                                              Executive Officer
Frederick R. Leathers    .........   39      Chief Financial Officer and Treasurer
Francis S. Tidikis    ............   50      Chief Operating Officer
Edward E. Goldman, M.D.  .........   52      Executive Vice President of Physician Development
                                              and Chief Medical Officer
Gregory Gardner    ...............   41      Executive Vice President Finance
Alberto M. Hernandez  ............   36      General Counsel
Robert A. Miller   ...............   42      Director and President
Eric Moskow  .....................   39      Director and Executive Vice President Strategic
                                              Planning
Bruce A. Rendina   ...............   43      Vice Chairman of the Board of Directors
Hugh L. Carey   ..................   78      Director
Joseph N. Cassese  ...............   67      Director
John T. Chay    ..................   38      Director
David M. Livingston, M.D.   ......   56      Director
Stephen E. Ronai   ...............   60      Director


     The following is a biographical summary of the experience of the executive officers and directors of the Company:

     Abraham D. Gosman has served since June 1994 as an executive officer of the Company and is presently the Chairman of the Board of Directors and Chief Executive Officer of the Company. Previously, he founded and was the principal owner of The Mediplex Group, Inc. ("Mediplex"), a diversified health care company, and its predecessor companies for more than 15 years, with the exception of the period from April 1986 to August 1990 when Mediplex was owned by Avon Products, Inc. ("Avon"). He was the Chief Executive Officer of Mediplex from its inception to September 1988 and assumed that position again after Mediplex was purchased from Avon in August 1990. In addition, Mr. Gosman has served as Chairman of the Board of Trustees and Chief Executive Officer of Meditrust, the nation's largest health care real estate investment trust, since its inception in 1985. In October 1996, Mr. Gosman became Chairman of the Board of CareMatrix Corporation, an assisted living development and management company.

     Frederick R. Leathers has served since June 1994 as the Chief Financial Officer and Treasurer of the Company. Previously, he served as Treasurer, Chief Financial Officer and Principal Accounting Officer of Mediplex from October 1991 to June 1994, Corporate Controller from May 1991 to October 1991 and held the position of Assistant Controller from May 1986 to May 1987. He was Treasurer of A.M.A. Advisory Corp. (the advisor to Meditrust) and Controller of Meditrust from July 1988 to January 1991. Mr. Leathers was associated with State Street Bank and Trust Company, Inc. in the mutual funds division from May 1987 to July 1988.

     Francis S. Tidikis has served as the Company's Chief Operating Officer since November 1996. He also served from January 1996 to March 1996 as the Company's Executive Vice President of Marketing and from March 1996 to October 1996 as its Executive Vice President of Operations. Previously, Mr. Tidikis was Senior Vice President of Physician Management Services for Tenet Healthcare Corporation from March 1995 to January 1996. Mr. Tidikis had been with Tenet Healthcare Corporation and its predecessor, National Medical Enterprises, since April 1981, serving as Executive Vice President of the Eastern District from June 1991 to February 1995 and as Vice President of Operations for the Eastern Region Hospital Group from February 1984 to September 1990. Mr. Tidikis currently serves as a director of Professional Liability Insurance Company.

     Edward E. Goldman, M.D. has served since October 1994 as President of a subsidiary of the Company, since October 1995 as an executive officer of the Company and is presently Executive Vice President of Physician Development and the Company's Chief Medical Officer. Dr. Goldman is a board certified family practice physician and previously served as Chairman of PAL-MED Health Services from February 1983 to September 1994, a multi-specialty IPA which provides physicians services and manages health care related services.

     Gregory Gardner has served since November 1996 as Executive Vice President of Finance of the Company. Previously, he served as Senior Vice President, Financial Operations of Good Samaritan & St. Mary's Medical Centers from August 1995 to November 1996. From November 1990 to December 1993 Mr. Gardner served as American Medical International, Inc.'s Corporate Director of Finance and from January 1994 to July 1995 as its Corporate Director of Development.

     Alberto M. Hernandez has served as general counsel since July 1996 and as Secretary of the Company since March 1997. Mr. Hernandez was associated with the Miami, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. from March 1991 through June 1996.

     Robert A. Miller has served as the Company's President and a director of the Company since March 1997. He also served from June 1994 to February 1997 as the Company's Executive Vice President of Acquisitions. Previously, he served as Senior Vice President/Development Operations of Mediplex from September 1992 and Vice President from June 1991. Mr. Miller served as Regional Operations Director for New Medico Associates from January 1991 to October 1991. Previously, Mr. Miller was Vice President of Hospital Operations of Glenbeigh, Inc., where he was employed from 1979 through 1991.

     Eric Moskow, M.D, has served as a director of the Company since September 30, 1996 and has been Executive Vice President of Strategic Planning of the Company since September 1996. He founded Physician's Choice Management, LLC ("Physician's Choice") in October 1995 and served as its Executive Vice President from October 1995 to October 1996. Prior to establishing Physician's Choice, he served as Medical Director for Mediplex of Ridgefield from November 1994 to August 1996 and as Associate Medical Director for US Healthcare in Connecticut from 1988 to 1990. Dr. Moskow is board-certified in internal medicine and served as President of the Family Medical Associates of Ridgefield for nine years.

     Bruce A. Rendina has served as a director of the Company since January 29, 1996 and as Vice Chairman of the Board of Directors since March 1997. Mr. Rendina was the co-founder of DASCO Development Corporation, a medical facility development company ("DASCO"), and served as its Executive Vice President from 1987 to 1994 and its President since 1994. Prior to founding DASCO, Mr. Rendina was associated with Coopers & Lybrand LLP from 1975 to 1985.

     Hugh L. Carey has served as a director of the Company since February 21, 1996. Currently, he is of counsel to the New York law firm of Whitman Breed Abbott & Morgan. He served as an Executive Vice President of W.R. Grace & Company from 1987 to December 1995. He was Governor of the State of New York from 1975 to 1983 and a member of Congress from 1960 until 1975. He is currently a director of Triarc Companies, Inc. and China Trust Bank.

     Joseph N. Cassese has served as a director of the Company since January 29, 1996. Mr. Cassese was the Vice President of Mediplex from January 1976 to March 1986 and the President of Mediplex from March 1986 to March 1988 and again from August 1990 to December 1991. Mr. Cassese was also a Vice President of A.M.A. Advisory Corp. from April 1988 to August 1990. Mr. Cassese has been retired since December 1991.

     John T. Chay has served as a director of the Company since April 15, 1996. Mr. Chay has served as an executive officer of Nutrichem, Inc. which he co-founded in November 1993, and has served since June 1991 as Chief Executive Officer of The HealthLink Group, Inc., a practice management consulting firm which he also founded.

     David M. Livingston, M.D. has served as a director of the Company since January 29, 1996. Dr. Livingston has been a Senior Leader of Dana-Farber Cancer Institute in Boston, Massachusetts since 1991 and has been employed as a physician at the Institute since 1973. He currently serves as Chairman of the Institute's Executive Committee for Research and as a Trustee of the Institute. He is also the Emil Frei Professor of Medicine at Harvard Medical School where he has taught since 1973.

     Stephen E. Ronai has served as a director of the Company since January 29, 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Academy of Healthcare Attorneys of the American Hospital Association and the National Health Lawyers Association. From 1989 to 1995 he served as a member of the Board of Directors of the National Health Lawyers Association. He also formerly served as Chairman of the Board of Trustees of the Connecticut Hospital Association. He is currently a director of CareMatrix Corporation.

     The Board of Directors is divided into three classes, with staggered three-year terms. The terms of Messrs. Gosman, Carey and Chay will expire at the Company's 1998 annual meeting; the terms of Messrs. Miller, Rendina and Ronai will expire at the Company's 1999 annual meeting; and the terms of Mr. Cassese and Drs. Livingston and Moskow will expire at the Company's 2000 annual meeting. Successors to the directors whose terms expire at each annual meeting are eligible for election for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. These provisions may make it more difficult for holders of the Common Stock to remove the directors and officers of the Company than if all directors were elected on an annual basis.

     Officers are appointed by and serve at the discretion of the Board of Directors. The officers, other than Mr. Gosman, will devote substantially all of their business time to the business and affairs of the Company.

     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Gosman, Rendina and Cassese. The Executive Committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law.

     Audit and Compliance Committee. The members of the Audit and Compliance Committee of the Company's Board of Directors are Messrs. Carey and Ronai and Dr. Livingston. The Audit and Compliance Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit and Compliance Committee also oversees the Company's Compliance Program and the implementation and adherence to the Company's Standards of Conduct, both of which are designed to ensure maintenance of high ethical standards and compliance with all legal (health-care related and other) requirements applicable to the Company.

     Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cassese and Carey. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans including the 1995 Equity Incentive Plan. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers, employees and consultants of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

Compensation of Directors

     Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties. Each non-employee director who was a member of the Compensation Committee at the time of the closing of the Initial Public Offering received an option to purchase 10,000 shares of Common Stock at the offering price pursuant to the Equity Plan. Each director who is a member of the Compensation Committee on the first business day following each annual meeting of the shareholders will receive an option to purchase 2,500 shares of Common Stock. Any of such options granted to a member of the Compensation Committee under the Equity Plan will be exercisable one year following the date of grant.

Executive Compensation

     The following table sets forth certain information regarding compensation paid or accrued by the Company during the period June 24, 1994 (inception) to December 31, 1994, the year ended December 31, 1995 and the fiscal year ended January 31, 1997, to the Company's Chief Executive Officer and to five other executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                 Annual       Compensation Awards      All Other
                                                              Compensation   Securities Underlying   Compensation(2)
           Name and Principal Position              Year(1)    Salary ($)         Options (#)             ($)
           ---------------------------              -------   ------------   ---------------------   ---------------
Abraham D. Gosman   ..............................   1997       225,000               --                     --
 Chairman and Chief Executive Officer                1995       225,000               --                     --
                                                     1994       116,682               --
Donald A. Sands (3)(4)    ........................   1997       462,026               --                 87,015
 Vice President - Medical Facility Development                                        --
Bruce A. Rendina (3)   ...........................   1997       435,782               --                 53,948
 President of DASCO                                                                   --
Edward E. Goldman, M.D ...........................   1997       398,473               --                     --
 Executive Vice President of Physician Development   1995       400,000               --                     --
                                                     1994       133,333               --
William A. Sanger (5)  ...........................   1997       304,976               --                     --
 Executive Vice President                            1995       304,571               --                    174
                                                     1994        98,038               --
Francis S. Tidikis (3)    ........................   1997       275,156           150,000 (6)                --
 Chief Operating Officer

----------------
(1) In January 1996, the Company changed its fiscal year end from December 31 to January 31.
(2) Amounts indicated are for life insurance premiums paid by the Company.
(3) Messrs. Sands, Rendina and Tidikis became executive officers of the Company in January 1996.
(4) Mr. Sands' employment with the Company terminated in January 1997.
(5) Mr. Sanger's employment with the Company terminated in June 1997.
(6) Represents options granted to Mr. Tidikis on January 23, 1996.

Option Grants in Last Fiscal Year

     The following table sets forth certain information regarding options granted during the 13-month period ended January 31, 1997 by the Company to each of the Named Executive Officers:

                                                                                         Potential Realizable
                                                                                        Value at Assumed Rates
                                                                                      of Stock Price Appreciation
                               Individuals Grants                                         for Option Term (A)
---------------------------------------------------------------------------------     ----------------------------
                                           % of Total
                              Number of     Options
                             Securities    Granted to     Exercise
                             Underlying    Employees         or
                               Options     in Fiscal        Base       Expiration
Name                         Granted (#)      Year      Price ($/Sh)     Date          5% ($)           10% ($)
---------------------------  -----------   ----------   ------------   ----------     -----------      -----------
Abraham D. Gosman    ......         --         --%       $    --              --     $       --        $        --
Donald A. Sands   .........         --         --             --              --             --                 --
Bruce A. Rendina  .........         --         --             --              --             --                 --
Edward E. Goldman    ......         --         --             --              --             --                 --
William A. Sanger    ......         --         --             --              --             --                 --
Francis S. Tidikis   ......    100,000        6.1          15.00         1/23/06      1,636,000          3,493,000
                                10,000         *          18.375         1/23/06        129,850            315,550
                                40,000        2.5           (B)          1/23/06        674,400(C)       1,417,200(C)

------------
*Less than 1%.
(A) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The Company has not granted stock appreciation rights to date.

(B) Fair market value on the date such options become exercisable.

(C) Assuming an exercise price of $14.50 (the closing price of the Common Stock on the Nasdaq National Market on July 11, 1997).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values.

     The Named Executive Officers did not exercise any options during the fiscal year ended January 31, 1997. As of such date, Mr. Tidikis held options to purchase 150,000 shares of the Common Stock, 30,000 shares of which were exercisable. None of the other Named Executive Officers held options as of such date. The value of the exercisable portion of Mr. Tidikis' options was $17,500 and the value of the unexercisable portion of his options was $70,000. Value is calculated on the basis of the difference between the option exercise price and $15.875, the closing price for the Common Stock on the Nasdaq National Market on January 31, 1997, multiplied by the number of shares of the Common Stock underlying the option. No value is determinable with respect to Mr. Tidikis' option to purchase 40,000 shares of the Common Stock which is unexercisable and which will have its exercise price determined on the date that it becomes exercisable.

Employment Agreements

     The Company, through DASCO, has entered into an employment agreement with Mr. Rendina that provides for an initial one-year term automatically renewable for successive one-year periods until either party elects not to renew. The base salary for Mr. Rendina under the agreement is $330,000 per year. In addition, he is entitled to receive bonuses and benefits, including life, accident, health and dental insurance. The agreement may be terminated by the Company without cause upon 90 days notice and with cause effective immediately upon notice. The agreement may be terminated by Mr. Rendina immediately upon notice.

     The Company has entered into an employment agreement with Dr. Goldman that provides for an initial three-year term automatically renewable for an initial period of two years and for successive periods of one year thereafter, unless either party elects not to renew. The base salary for Dr. Goldman under the agreement is $400,000 per year. In addition, he is entitled to receive bonuses and benefits, including health insurance, dental insurance, short and long term disability, life insurance and a car allowance. The agreement may be terminated by the Company without cause upon 180 days' notice and with cause (as defined in the agreement) effective immediately upon notice. Dr. Goldman may terminate the agreement immediately if the Company fails to fulfill its obligations thereunder or without cause upon 30 days' notice. In the event that Dr. Goldman is terminated without cause, he is entitled to receive his base salary for the lesser of (i) the remaining term of the then current employment period or (ii) 12 months following the effective date of his termination of employment. The agreement contains restrictive covenants prohibiting Dr. Goldman from competing with the Company, or soliciting employees of the Company to leave, during his employment and for a period of two years after termination of the agreement, other than after a termination by the Company without cause or by Dr. Goldman for good reason.

1995 Equity Incentive Plan

     The Company maintains the 1995 Equity Incentive Plan (the "Equity Plan"), which provides for the award ("Award") of up to 4,100,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("Non-Qualified Stock Options"), bonus stock, restricted stock, performance stock units and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the Equity Plan, except directors who are members of the Compensation Committee (the "Committee"). In addition, certain directors are eligible for non-discretionary grants under the Equity Plan.

     The Equity Plan is administered by the Committee, which determines who shall receive Awards from those employees and directors who are eligible to participate in the Equity Plan, the type of Award to be made, the number of shares of Common Stock which may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. The purchase price per share of Common Stock cannot be less than 100% of the fair market value of the Common Stock on the date of grant with respect to ISOs and not less than 50% of the fair market value of the Common Stock on the date of grant with respect to Non-Qualified Options. ISOs cannot be exercisable more than ten years following the date of grant and Non-Qualified Stock Options cannot be exercisable more than ten years and one day following the date of grant. The Committee may at any time accelerate the exercisability of all or any portion of any option.

     Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat participants uniformly. Except as otherwise provided by the Equity Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter. The Committee determines whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a participant to defer all or any portion of a payment under the Equity Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all Awards become fully exercisable and realizable.

     The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Non-Qualified Stock Option, if the participant consents to such action, or if the Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the Equity Plan after November 14, 2005, but outstanding Awards may extend beyond such date.

     The number of shares of Common Stock issuable pursuant to the Equity Plan may not be changed except by approval of the stockholders. However, in the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the Equity Plan, the Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the Equity Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award. In addition, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all Awards which are not then fully exercisable or realizable become so. Common Stock subject to Awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the Equity Plan will be available for future Awards under the Equity Plan. Both treasury shares and authorized but unissued shares may be used to satisfy Awards under the Equity Plan.

     The Equity Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for stockholder approval under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision.

                              CERTAIN TRANSACTIONS

     The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Mr. Gosman. During 1994 and 1995, the Related Companies and Mr. Gosman completed the acquisition of various companies and businesses which were transferred to the Company simultaneously with the closing of the Company's initial public offering on January 29, 1996 (the "Formation").

     At December 31, 1995 the Company had a $19.5 million loan from NationsBank, which was guaranteed by Mr. Gosman. Mr. Gosman did not receive any consideration for this or any other guarantee he has provided on behalf of the Company. The $19.5 million loan was repaid from the net proceeds of the Company's January 1996 initial public offering. After repayments to Mr. Gosman made from the net proceeds of the initial public offering totalling $28.7 million, the Company owed Mr. Gosman approximately $10.8 million, which was repaid from the net proceeds of the Company's June 1996 issuance of convertible subordinated debentures (the "Debentures"). All amounts loaned to the Company by Mr. Gosman accrued interest at a floating rate equal to NationsBank's prime rate. The Company agreed to repay in full the amount owed to Mr. Gosman from the proceeds of any public offering by the Company of its debt or equity securities; and to repay Mr. Gosman from the proceeds of any institutional debt financing by the Company for working capital purposes, except that the amount to be repaid from such institutional debt financing proceeds would not exceed 25% of the maximum amount available to be borrowed under the terms of the financing. Pursuant to such agreement, the $11.7 million the Company owed Mr. Gosman (including additional amounts borrowed since the closing of the initial public offering) was repaid from the net proceeds of the Debentures.

     In connection with the acquisition of Oncology Therapies, Inc. in March 1995, Mr. Gosman guaranteed until the later of the satisfaction of certain financial covenants or July 31, 1998 the repayment by a subsidiary of the Company of a portion of the $17.5 million in acquisition financing from FINOVA Capital Corporation ("FINOVA"). Mr. Gosman's liability under the guarantee was limited to no more than $6.1 million. The Company used the net proceeds of the initial public offering to repay in full its obligations to FINOVA.

     During 1995, in addition to the guarantee discussed above, Mr. Gosman guaranteed the payment by the Company of indebtedness in the amount of $4.6 million incurred in connection with the acquisition of DASCO, all of which was repaid during 1996. In addition, Mr. Gosman executed a reimbursement agreement and provided collateral for a letter of credit to secure other indebtedness of the Company in the amount of $5.4 million incurred in connection with the acquisition of Oncology & Radiation Associates, P.A. Upon the closing of the initial public offering, the Company obtained the release of Mr. Gosman from these guarantees and from his other obligations with respect to acquisition indebtedness through the assumption by the Company of Mr. Gosman's obligation to pay such Acquisition indebtedness and of the obligation to provide cash collateral for the letter of credit.

     The Company occupies office space for its principal offices in West Palm Beach, Florida under the terms of a lease which the Company assumed from a company the stockholders and executive officers of which include Messrs. Gosman, Leathers and Miller and Dr. Goldman. The Company estimates that the total amount of lease payments to be made under the assumed lease through the end of the current lease term will equal approximately $1 million.

     In connection with the Formation, the following executive officers and directors of the Company received the indicated number of shares of Common Stock in exchange for their shares of common stock of the Related Companies:
Mr. Gosman (including shares held for the benefit of his two adult sons), 8,282,305; Mr. Rendina, 916,667; Mr. Chay, 133,333; Mr. Leathers, 459,505; Mr.
Miller, 459,505; and Dr. Goldman, 168,112.

     DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. Mr. Rendina had obtained equity interests in the entities which own 31 of the 35 facilities developed by DASCO. The interests of Mr. Rendina range from 2% to 50%. In addition, Mr. Gosman individually and as trustee for his two sons and Messrs. Leathers and Miller and Dr. Goldman have obtained limited partnership interests ranging from 7% to 42% in the entities which own 14 facilities being developed by the Company through DASCO. During the six months ended July 31, 1997 DASCO recorded revenues in the amount of approximately $2.8 million related to facilities developed by DASCO in which equity interests have been obtained by related parties.

     The Company provides construction management, development marketing and consulting services to entities principally owned by Mr. Gosman in connection with the development and operation by such entities of several medical facilities. During the six months ended July 31, 1997, the Company recorded revenues in the amount of approximately $7.1 million related to such services. The Company provides these services to affiliated parties on terms no less favorable to the Company than those provided to unaffiliated parties.

     Meditrust, a publicly traded real estate investment trust with assets in excess of $2.3 billion dollars of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided or has committed to provide financing in the aggregate amount of $305.5 million for the development of 23 facilities developed by the Company.

     Mr. Ronai is a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney which has been retained to perform certain legal services for the Company.

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, a newly formed management services organization that provides management services to an independent physician association composed of over 400 physicians based in Connecticut ("Physician's Choice"). The Company acquired this interest in exchange for a payment of $1.5 million to the stockholders of Physician's Choice, including Dr. Moskow. During September 1996, the Company acquired the remaining 56.25% interest from such stockholders for a payment of $1 million in cash plus 363,442 shares of the Company's Common Stock.

     As of July 31, 1997 the Company loaned the shareholders of Physician's Choice, including Dr. Moskow, an aggregate of $2.7 million to pay the tax liability related to the sale of Physician's Choice. The loans are secured by a pledge of the Common Stock held by the former shareholders of Physician's Choice.

     The Company leases space on behalf of its affiliated physicians from a related entity. Mr. Gosman owns a limited partnership interest in the limited partnership which is general partner of the limited partnership which owns the medical mall. The aggregate base rent under such leases is approximately $537,000.

     During November 1994, the Company acquired Nutrichem. In connection with the acquisition, the Company was required to make contingent note payments of $4.4 million to the stockholders of Nutrichem, including Mr. Chay. The Company paid in full the contingent note with the proceeds of the initial public offering.

     In connection with an acquisition, the Company was required to assume an unfavorable lease which was assigned in January 1997 to an entity principally owned by Mr. Gosman. The difference between the cost and value of the lease is approximately $559,000.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 28, 1997, certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and each of the Named Executive Officers of the Company and by all directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:


                                                                         Amount of Beneficial Ownership
                                                                         -------------------------------
                                                                             Shares
                                                                          Beneficially     Percentage
Name                                                                         Owned           Owned
----                                                                     -------------- ----------------
Abraham D. Gosman (1)   ................................................   8,487,126          28.7%
Walter Brown (2)  ......................................................   2,442,756           8.3
Putnam Investments, Inc. (3)  ..........................................   2,124,449           7.2
Ronald E. Phillips (4)  ................................................   1,539,404           5.2
Donald A. Sands   ......................................................     892,499           3.0
Bruce A. Rendina  ......................................................     892,499           3.0
Edward E. Goldman, M.D.    .............................................     126,112           *
William A. Sanger ......................................................     266,224           *
Francis S. Tidikis (5)  ................................................      31,085           *
Hugh L. Carey  .........................................................          --           *
Joseph N. Cassese (6)   ................................................      30,000           *
John T. Chay   .........................................................     102,833           *
David M. Livingston, M.D.  .............................................          --           *
Eric Moskow (7)   ......................................................     135,252           *
Stephen E. Ronai (8)    ................................................      14,000           *
All directors and executive officers as a group (14 persons) (9)  ......  10,765,067          36.4

--------------
* Less than one percent.

(1) Includes 4,000,000 shares held by Mr. Gosman as trustee for the benefit of his two adult sons. Mr. Gosman's business address is PhyMatrix Corp., 777 South Flagler Drive, West Palm Beach, FL 33401.

(2) Mr. Brown's address is 106 Driftwood Drive, Tiverton, RI 02878.

(3) Putnam Investment Management, Inc. ("PIM") and Putnam Advisory Company, Inc. ("PAC") are investment adviser subsidiaries of Putnam Investments, Inc. ("PIT"). PIM and PAC have shared dispositive power with respect to such shares, and PAC has shared voting power with respect to certain of such shares. The address of PIT, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The foregoing is based upon the Schedule 13G dated January 31, 1997 filed by PIT, PIM and PAC.

(4) Represents shares held by Mr. Phillips as trustee. Mr. Phillips address is 341 West 48th Street, New York, NY 10036.

(5) Includes 85 shares owned by Mr. Tidikis' wife with respect to which Mr. Tidikis disclaims beneficial ownership and 30,000 shares which Mr. Tidikis has the right to acquire beneficial ownership of upon exercise of an option.

(6) Includes 10,000 shares which Mr. Cassese has the right to acquire beneficial ownership of upon exercise of an option.

(7) Includes 60,000 shares which Dr. Moskow has the right to acquire beneficial ownership of upon exercise of an option.

(8) Includes 10,000 shares which Mr. Ronai has the right to acquire beneficial ownership of upon exercise of an option.

(9) Includes 135,000 shares which the directors and executive officers have the right to acquire beneficial ownership of upon exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 41,000,000 shares of capital stock, which includes 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock ("Preferred Stock").

Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and the shares to be sold in the offering when issued and paid for will be, fully paid and nonassessable and the holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, if any.

Preferred Stock

     The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Preferred Stock may be issued in one or more series without further stockholder authorization, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. The Preferred Stock, if issued, may be subject to repurchase or redemption by the Company. The Board of Directors, without approval of the holders of the Common Stock, can issue Preferred Stock with voting and conversion rights (including multiple voting rights) which could adversely affect the rights of holders of Common Stock. In addition to having a preference with respect to dividends or liquidation proceeds, the Preferred Stock, if issued, may be entitled to the allocation of capital gains from the sale of the Company's assets. Although the Company has no present plans to issue any shares of Preferred Stock following the closing of the offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

Classified Board of Directors

     The Charter and By-laws of the Company provide for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' terms will expire either at the 1998, 1999 or 2000 annual meeting of the stockholders. At each annual meeting of the stockholders, directors who are members of the class whose terms expire at that annual meeting are elected to serve for three-year terms. See "Management."

     The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of its stockholders.

     With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because such a provision could operate to prevent a rapid change in control of the Board of Directors. The classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the Certificate of Incorporation, a director of the Company may be removed only for cause by a vote of the holders of at least 75% of the outstanding shares of the capital stock of the Company entitled to vote in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that such business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or
(ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

Fair Price Provision for Certain Business Combinations

     The Company's Certificate of Incorporation contains a provision which requires that certain proposed business combinations (the "Business Combinations") between the Company or any of its subsidiaries, individually, and an "Interested Stockholder" (as defined below) either must be (i) approved by the Board of Directors of the Company, provided a majority of "Continuing Directors" (as defined below) voted in favor of such transaction, or (ii) for a certain minimum sum, determined by a fixed formula as set forth in the Company's charter.

     An "Interested Stockholder" is defined in the Certificate of Incorporation as (i) any beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the Company immediately prior to a proposed Business Combination, who was not a beneficial owner one week before the closing of the Company's initial public offering, (ii) an Affiliate (as defined in the Exchange Act) of the Company who was not an Affiliate one week before the closing of the Company's initial public offering, or (iii) an assignee of or a successor in interest to the beneficial ownership of any shares of capital stock which were within two years prior thereto beneficially owned by a person under clause (i) hereof, so long as such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering, within the meaning of the Securities Act, as amended. As a result of the foregoing, Mr. Gosman and certain other stockholders of the Company prior to the closing of the Company's initial public offering would not be deemed to be an Interested Stockholders and would, therefore, not be subject to this provision.

     A "Continuing Director" is either (i) a director who is not an Affiliate or Associate (as defined in the Exchange Act) of an Interested Stockholder and who was a director of the Company prior to that time when the Interested Stockholder became an Interested Stockholder, or (ii) a director who is so designated by a majority of the Continuing Directors then serving on the Company's Board of Directors.

     The Company believes that this provision will ensure that in the event of a proposal of a certain business combination with an interested party, the stockholders of the Company will not be coerced into selling their shares or will receive a fair price in consideration therefor. This provision could make certain business combinations with particular parties more difficult and could discourage an Interested Stockholder from contemplating or attempting a Business Combination with the Company.

Other Provisions

     Special Meetings of the Stockholders of the Company. The Company' By-laws provide that a special meeting of the stockholders of the Company may be called only by the Chairman of the Board of Directors or by order of the Board of Directors. This provision prevents stockholders from calling a special meeting of stockholders and potentially limits the stockholders' ability to offer proposals to meetings of stockholders, if no special meetings are otherwise called by the Chairman or the Board or Board of Directors.

     Amendment of the By-laws. The Company's Certificate of Incorporation provides that the By-laws only may be amended only by a vote of the directors or by a rate of at least 75% of the outstanding shares of the Company's stock entitled to vote in the election of directors.

     No Action by Written Consent. The Company's Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

Delaware Takeover Statute

     The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Registration Rights

     In connection with the Initial Public Offering, the Company issued 13,307,450 shares of Common Stock to certain management and founder stockholders. In addition, in connection with acquisitions completed through August 31, 1997, the Company issued or agreed to issue an additional 3,996,610 shares of restricted stock assuming, with respect to the shares which have yet to be issued, that the issue price (which is based on the average price of the Common Stock during the five business days preceding the issuance) is $15.63, the closing price of the Common Stock on the Nasdaq National Market on September 22, 1997. All of these shares are "restricted securities" within the meaning of the Securities Act. Unless the resale of the shares is registered under the Securities Act, these shares may not be sold in the open market until after the first anniversary of the date they were acquired and then only in compliance with the applicable requirements of Rule 144. In July 1997, the Company filed a registration statement under the Securities Act registering the resale of 1,657,560 of such shares of restricted stock. The Company also has granted rights to the holders of most of the shares of restricted stock to have their shares registered under the Securities Act.

     In connection with the Debt Offering, the Company filed a registration statement on Form S-1 with the Commission relating to the resale of $100,000,000 aggregate principal amount of the Debentures, and the resale of up to 3,546,099 shares of the Common Stock initially issuable upon conversion of the Debentures by any holders of the Debentures that did not purchase the Debentures under the registration statement.

                              PLAN OF DISTRIBUTION

     This Prospectus related to 5,000,000 shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

     The Company intends to concentrate its acquisitions in areas related to the current business of the Company. If the opportunity arises, however, the Company may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of businesses or properties to be acquired.

     The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such companies or entities, or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     Affiliates of companies or practices acquired by the Company who receive Common Stock under this Prospectus are subject for one year to the restrictions of Rule 145 under the Securities Act, including the volume of sale limitations and manner of sale requirements of Rule 145. The requirements of Rule 145 may limit the ability of such affiliates to resell Common Stock they receive under this Prospectus.

                            VALIDITY OF COMMON STOCK

     Certain legal matters in connection with the shares of Common Stock being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company.

                                     EXPERTS


     The consolidated financial statements of PhyMatrix Corp. for the fiscal year ended January 31, 1997 and the one month period ended January 31, 1996 and combined financial statements of PhyMatrix Corp. for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) through December 31, 1994, included in this Prospectus and appearing elsewhere in this Registration Statement have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined financial statements of Clinical Studies Ltd. and Clinical Marketing Ltd. for the fiscal years ended December 31, 1996 and 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated supplemental financial statements of PhyMatrix Corp. for the fiscal year ended January 31, 1997 and combined supplemental financial statements of PhyMatrix Corp. for the years ended December 31, 1995 and December 31, 1994, included in this Prospectus and appearing elsewhere in this Registration Statement have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

     The Company's Common Stock is listed for trading on Nasdaq under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                 PHYMATRIX CORP.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                          Page
                                                                                          ----
PHYMATRIX CORP.
Balance Sheets--July 31, 1997 (unaudited) and January 31, 1997    ........................ F-2

Statements of Operations--three and six months ended July 31, 1997 (unaudited) and
 three and six months ended July 31, 1996 (unaudited)    ................................. F-3

Statements of Cash Flows--six months ended July 31, 1997 (unaudited) and six months ended July 31, 1996 (unaudited)  ............................................. F-4

Notes to Financial Statements (unaudited)    ............................................. F-5

PHYMATRIX CORP.
Report of Independent Accountants   ...................................................... F-8

Balance Sheets as of January 31, 1997, January 31, 1996 and December 31, 1995    ......... F-9

Statements of Operations for the year ended January 31, 1997, the month ended
 January 31, 1996, the year ended December 31, 1995 and the period from
 June 24 (inception) to December 31, 1994    ............................................. F-10

Statements of Changes in Shareholders' Equity for the year ended January 31, 1997, the month ended January 31, 1996, the year ended December 31, 1995 and
 the period from June 24 (inception) to December 31, 1994   .............................. F-11

Statements of Cash Flows for the year ended January 31, 1997, the month ended
 January 31, 1996, the year ended December 31, 1995 and the period from
 June 24 (inception) to December 31, 1994    ............................................. F-12

Notes to Financial Statements    ......................................................... F-13

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.
Report of Independent Accountants   ...................................................... F-37

Combined Balance Sheets as of December 31, 1996 and 1995    .............................. F-38

Combined Statements of Operations for the years ended December 31, 1996 and 1995    ...... F-39

Combined Statements of Stockholders' Equity for the years ended December 31, 1996 and
  1995  .................................................................................. F-40

Combined Statements of Cash flows for the years ended December 31, 1996 and 1995    ...... F-41

Notes to Combined Financial Statements    ................................................ F-42

PHYMATRIX CORP.
Report of Independent Accountants   ...................................................... F-52

Supplemental Balance Sheets as of July 31, 1997 (unaudited) January 31, 1997, and
  December 31, 1995  ..................................................................... F-53

Supplemental Statements of Operations for the six months ended July 31, 1997 and 1996
  (unaudited) and the years ended January 31, 1997, December 31, 1995 and
  December 31, 1994   .................................................................... F-54

Supplemental Statements of Changes in Shareholders' Equity for the six months ended July
  31, 1997 (unaudited) and the years ended January 31, 1997, December 31, 1995 and
  December 31, 1994   .................................................................... F-55

Supplemental Statements of Cash Flows for the six months ended July 31, 1997 and 1996
  (unaudited) and the years ended January 31, 1997, December 31, 1995 and
  December 31, 1994   .................................................................... F-56

Notes to Supplemental Financial Statements   ............................................. F-57

Supplemental Management's Discussion and Analysis of Financial Condition and
  Results of Operations  ................................................................. F-87

                              PHYMATRIX CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                                    July 31, 1997     January 31, 1997
                                                                   ---------------   -----------------
                                                                     (unaudited)
                            ASSETS
Current assets
   Cash and cash equivalents   .................................    $ 58,638,326       $ 79,893,679
   Receivables:
    Accounts receivable, net   .................................      48,949,768         35,846,268
    Other receivables    .......................................       3,440,009          2,318,395
    Notes receivable  ..........................................       2,364,537         10,125,000
   Prepaid expenses and other current assets  ..................       5,538,993          3,680,709
                                                                    -------------      ------------
      Total current assets  ....................................     118,931,633        131,864,051
Property, plant and equipment, net   ...........................      40,214,895         38,666,523
Notes receivable   .............................................       7,884,700          4,938,700
Goodwill, net   ................................................      84,355,699         67,169,274
Management service agreements, net   ...........................      56,078,028         40,196,102
Investment in affiliates    ....................................       3,517,934          3,399,859
Other assets (including restricted cash)   .....................      12,400,247         11,889,338
                                                                    -------------      ------------
      Total assets    ..........................................    $323,383,136       $298,123,847
                                                                    =============      ============
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Current portion of debt and capital leases    ...............    $  3,522,190       $  3,745,500
   Accounts payable   ..........................................       7,449,454          7,728,234
   Accrued compensation  .......................................       1,002,940          1,480,250
   Accrued liabilities   .......................................      12,353,045         11,444,940
                                                                    -------------      ------------
      Total current liabilities   ..............................      24,327,629         24,398,924
Long-term debt and capital leases, less current portion   ......       7,863,224          7,676,950
Convertible subordinated debentures  ...........................     100,000,000        100,000,000
Other long term liabilities    .................................      11,759,706         14,004,143
Deferred tax liability   .......................................              --          1,354,182
Minority interest  .............................................       1,854,455          1,798,321
                                                                    -------------      ------------
      Total liabilities  .......................................     145,805,014        149,232,520
Commitments and contingencies
Shareholders' equity:
   Common Stock, par value $.01; 40,000,000 shares authorized;
    23,926,850 and 22,421,033 shares issued and outstanding at
    July 31, 1997 and January 31, 1997, respectively   .........         239,269            224,210
   Additional paid in capital  .................................     169,160,700        149,329,506
   Retained earnings (deficit)    ..............................       8,178,153           (662,389)
                                                                    -------------      ------------
      Total shareholders' equity  ..............................     177,578,122        148,891,327
                                                                    -------------      ------------
Total liabilities and shareholders' equity    ..................    $323,383,136       $298,123,847
                                                                    =============      ============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                 PHYMATRIX CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended                Six Months Ended
                                                              July 31,                         July 31,
                                                    ---------------------------     -----------------------------
                                                        1997            1996             1997             1996
                                                    -----------     -----------     ------------     ------------
Net revenues from services  .....................   $35,466,628     $21,055,244     $ 69,961,529      $41,107,522
Net revenue from management service
 agreements  ....................................    40,022,268      19,368,739       75,685,223       36,523,555
                                                    -----------     -----------     ------------      -----------
   Total revenue   ..............................    75,488,896      40,423,983      145,646,752       77,631,077
                                                    -----------     -----------     ------------      -----------
Operating costs and administrative expenses:
 Cost of affiliated physician management
  services   ....................................    16,558,128       8,879,136       33,534,991       17,412,247
 Salaries, wages and benefits  ..................    17,459,790      12,172,957       33,811,558       23,832,872
 Professional fees    ...........................     1,679,590       1,102,847        3,140,177        2,004,445
 Supplies    ....................................    10,823,207       6,097,539       19,719,512       11,580,443
 Utilities   ....................................       943,190         593,915        1,877,154        1,178,520
 Depreciation and amortization    ...............     2,361,439       1,672,977        4,533,310        3,265,688
 Rent  ..........................................     3,448,507       1,734,748        6,521,290        3,440,823
 Provision for bad debts    .....................     1,014,993         740,529        2,315,071        1,320,777
 Other    .......................................    14,097,505       2,617,372       26,481,954        4,960,092
                                                    -----------     -----------     ------------      -----------
   Total operating costs and
    administrative expenses    ..................    68,386,349      35,612,020      131,935,017       68,995,907
                                                    -----------     -----------     ------------      -----------
Interest expense, net    ........................       726,133         399,421        1,382,600          440,412
Interest expense shareholder   ..................            --         140,886               --          369,366
Income from investment in affiliates    .........      (195,108)       (127,051)        (412,985)        (268,998)
                                                    -----------     -----------     ------------      -----------
                                                        531,025         413,256          969,615          540,780
                                                    -----------     -----------     ------------      -----------
Income before provision for income taxes   ......     6,571,522       4,398,707       12,742,120        8,094,390
Income tax expense    ...........................     2,300,934       1,627,856        4,545,904        3,031,881
                                                    -----------     -----------     ------------      -----------
Net income   ....................................    $4,270,588      $2,770,851     $  8,196,216      $ 5,062,509
                                                    ===========     ===========     ============      ===========
Net income per weighted average share   .........    $     0.18      $     0.13     $       0.34      $      0.23
                                                    -----------     -----------     ------------      -----------
Weighted average number of shares
 outstanding    .................................    24,266,939      21,845,841       23,863,289       21,689,631
                                                    ===========     ===========     ============      ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                              PHYMATRIX CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                              Six Months Ending July 31,
                                                                           ---------------------------------
                                                                                1997              1996
                                                                           ---------------   ---------------
Cash flows from operating activities:
   Net income  .........................................................   $   8,196,216     $  5,062,509
   Noncash items included in net income:
    Depreciation and amortization   ....................................       4,533,310        3,265,688
    Other   ............................................................        (626,401)          19,252
   Changes in receivables  .............................................      (9,054,502)      (6,493,010)
   Changes in accounts payable and accrued liabilities   ...............      (2,388,635)      (1,012,392)
   Changes in other assets    ..........................................      (1,714,443)      (1,879,705)
                                                                           -------------     -------------
      Net cash used by operating activities  ...........................      (1,054,455)      (1,037,658)
                                                                           -------------     -------------
Cash flows from investing activities:
   Capital expenditures    .............................................      (2,614,421)      (1,684,607)
   Sale of assets    ...................................................       1,490,000               --
   Repayments of notes receivable   ....................................      10,000,000               --
   Advances under notes receivable  ....................................      (5,310,537)        (250,000)
   Other assets   ......................................................        (605,490)         (84,285)
   Acquisitions, net of cash acquired  .................................     (22,250,306)      (6,980,003)
                                                                           -------------     -------------
      Net cash used by investing activities  ...........................     (19,290,754)      (8,998,895)
                                                                           -------------     -------------
Cash flows from financing activities:
   Repayment to shareholder   ..........................................              --      (15,446,759)
   Proceeds from issuance of common stock    ...........................         649,727          205,000
   Proceeds from issuance of convertible subordinated debentures  ......        (114,281)      97,102,738
   Release of cash collateral    .......................................         480,182        1,537,282
   Offering costs and other   ..........................................        (618,658)      (2,343,015)
   Repayment of debt    ................................................      (1,668,563)      (5,466,118)
   Proceeds from debt   ................................................         361,449               --
                                                                           -------------     -------------
      Net cash provided (used) by financing activities   ...............        (910,144)      75,589,128
                                                                           -------------     -------------
Increase (decrease) in cash and cash equivalents   .....................     (21,255,353)      65,552,575
Cash and cash equivalents, beginning of period  ........................      79,893,679       46,113,619
                                                                           -------------     -------------
Cash and cash equivalents, end of period  ..............................   $  58,638,326     $111,666,194
                                                                           =============     =============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                 PHYMATRIX CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          Three and Six Months Ended July 31, 1997 and 1996 (Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements include the accounts of PhyMatrix Corp. ("the Company"). These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim periods. These interim financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included elsewhere in this Prospectus as of January 31, 1997 and January 31, 1996 and for the year ended January 31, 1997, the one-month period ended January 31, 1996 and the year ended December 31, 1995. Operating results for the three and six months ended July 31, 1997 are not necessarily indicative of results that may be expected for the year.

2. ACQUISITIONS AND RECENT DEVELOPMENTS

     During February 1997, the Company purchased the stock of a six physician practice pursuant to a merger and entered into a 40-year management agreement with the practice in exchange for 159,312 shares of Common Stock of the Company having a value of approximately $2,440,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During February 1997, the Company purchased the assets of and entered into a 40-year management agreement with five physicians in Utah. The purchase price was $2,498,148. Of such purchase price, $1,378,148 was paid in cash and 75,293 shares of Common Stock of the Company were issued having a value of $1,120,000. The purchase price was allocated to the assets at their fair market value, including management service agreements of $1,499,013. The resulting intangible is being amortized over 40 years.

     During April 1997, the Company acquired a pulmonary physician network company for a base purchase price of $2,966,058. Of such purchase price, $673,211 was paid in cash and 180,717 shares of Common Stock of the Company were issued during May 1997 having a value of $2,292,847. There is also a contingent payment up to a maximum of $2,000,000 based on the acquired entities' earnings before taxes during the next three years which will be paid in cash and/or Common Stock of the Company. The purchase price was allocated to goodwill and is being amortized over 30 years.

     During May 1997, the Company entered into a 40-year management agreement with a radiation therapy center in Westchester, New York. The purchase price was $2,550,000. Of such purchase price $1,200,000 was paid in cash and $1,350,000 is payable during May 1998 in Common Stock of the Company with such number of shares to be issued based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at July 31, 1997. The purchase price has been allocated to management service agreements and is being amortized over 40 years.

     During June 1997, the Company purchased the assets of two diagnostic imaging centers in Dade County, Florida. The purchase price was approximately $12,500,000 plus the assumption of debt and capital leases totaling $1,570,078. Of such purchase price, $500,000 was paid in cash and the remaining $12,000,000 was paid by the issuance of 773,026 shares of Common Stock of the Company, 562,500 of which were issued in June and 210,526 of which were issued in September. The purchase price was allocated to the assets at their fair market value, including goodwill of $10,180,273. The resulting intangible is being amortized over 30 years.

                                 PHYMATRIX CORP.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
          Three and Six Months Ended July 31, 1997 and 1996 (Unaudited)

     During June 1997, the Company acquired the remaining 20% interest in a lithotripsy company that it purchased during 1994. The interest was acquired in exchange for cash and 54,500 shares of Common Stock of the Company having a total value of $2,005,000. The purchase price was allocated to goodwill and is being amortized over 20 years.

     During June 1997, the Company issued 100,002 shares of Common Stock of the Company having a value of approximately $1,500,000 to the former shareholders of Pinnacle Associates, Inc. ("Pinnacle"). The issuance of the shares represented the merger consideration for Pinnacle which was purchased during 1995.

     During July 1997, the Company entered into a management services agreement with Beth Israel Hospital to manage its DOCS Division which consists of more than 100 physicians located throughout the greater Metropolitan New York area. In addition, the Company and Beth Israel Hospital will be completing the formation of an MSO to manage the medical risk contracting to the more than 2,000 physicians affiliated with Beth Israel Hospital and its parent corporation. The Management Services Agreement became effective July 1, 1997, and will remain in effect for 40 years contingent upon the closing of the MSO joint venture prior to January 15, 1998. The Company has committed up to $40 million in conjunction with the transaction to be utilized for the expansion of the Beth Israel delivery system throughout the New York region. In connection with the agreement, the Company paid $13,560,000 in cash, which was allocated to management service agreements and is being amortized over 40 years.

     During the six months ended July 31, 1997 and 1996, the Company acquired the assets and/or stock, entered into management and employment agreements, and/or assumed certain liabilities of various physician practices, medical support services companies, networks and organizations. The transactions had the following non-cash impact on the balance sheets of the Company as of the indicated dates:

                                                        July 31,
                                            ---------------------------------
                                                 1997              1996
                                            ---------------   ---------------
   Current assets   .....................   $   4,249,746      $  1,742,127
   Property, plant and equipment   ......       1,879,378           851,418
   Intangibles   ........................      35,355,150         7,228,386
   Other noncurrent assets   ............         885,766                --
   Current liabilities    ...............       1,158,152        (1,476,665)
   Debt    ..............................      (1,270,078)         (302,452)
   Noncurrent liabilities    ............         (97,846)         (350,000)
   Equity  ..............................     (19,909,962)         (712,811)

     During July 1997, the Company signed a merger agreement to acquire Clinical Studies, Ltd. ("CSL") by merger. CSL is one of the largest site management organizations ("SMOs") in the country. SMOs are management service companies that organize and manage multisite clinical investigators. CSL owns and operates 21 Phase I-IV research centers and is dedicated to the rapid enrollment of quality volunteers for investigational drug research in multiple therapeutic areas such as central nervous system, gerontology, women's health and endocrinology. The merger is subject to the satisfaction of various conditions, including the treatment of the merger for accounting purposes as a pooling of interests. While the Company intends to pursue the consummation of this transaction, there can be no assurance that this transaction will be consummated.

3. NET INCOME PER SHARE

     Net income per common share is based upon the weighted average number of common shares outstanding (including stock required to be issued in the future pursuant to acquisition agreements) during the period. For the three and six months ended July 31, 1997 and 1996, the weighted average number of common shares outstanding

                                 PHYMATRIX CORP.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
          Three and Six Months Ended July 31, 1997 and 1996 (Unaudited)

was 24,266,939, 23,863,289, 21,845,841 and 21,689,631, respectively. When dilutive, stock options (less the number of treasury shares assumed to be purchased from the proceeds) are included in the calculation of the weighted average number of common shares outstanding. For the three and six months ended July 31, 1997, conversion of the 63/4% Convertible Subordinated Debentures issued in June 1996, is not assumed because the effect is anti-dilutive.

4. EQUITY TRANSACTIONS

     During the three months ended July 31, 1997, the Company issued 303,349 shares of stock, having a value of $4,539,355, which had been committed to be issued in conjunction with acquisitions completed during the fiscal year ending January 31, 1997 and were registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-4. The number of shares issued was generally determined based on the average price of the stock prior to the issuance. As of July 31, 1997, the Company has committed to issue an additional $10,900,000 in Common Stock over the next 12 months. This amount has been included in other long-term liabilities on the balance sheet.

5. RATIO OF EARNINGS TO FIXED CHARGES

     For the three and six months ended July 31, 1997, the ratio of earnings to fixed charges was 3.10 and 3.02, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before minority interest and income taxes, plus fixed charges. Earnings also includes the equity in less-than-fifty-percent-owned investees only to the extent of distributions. Fixed charges include interest, amortization of financing costs and the portion of operating rental expense which management believes is representative of the interest component of the rental expense.

6. SUBSEQUENT EVENTS

     During August 1997, the Company purchased certain assets of, and entered into a 20-year administrative services agreement with BAB Nuclear Radiology, P.C., to operate five diagnostic imaging centers on Long Island, New York. The purchase price was approximately $10,000,000 in cash, plus $15,000,000 in notes convertible into shares of Common Stock.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of PhyMatrix Corp. (formerly known as Continuum Care Corporation):

     We have audited the consolidated balance sheets of PhyMatrix Corp. (formerly known as Continuum Care Corporation) as of January 31, 1997 and January 31,1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended January 31, 1997 and for the one month period ended January 31, 1996. We have also audited the accompanying combined balance sheet of PhyMatrix Corp. as of December 31, 1995 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PhyMatrix Corp. as of January 31, 1997 and January 31, 1996 and the consolidated results of its operations and its cash flows for the year ended January 31, 1997 and for the one month period ended January 31, 1996 in conformity with generally accepted accounting principles. Further, in our opinion, the financial statements referred to above present fairly in all material respects, the combined financial position of PhyMatrix Corp. as of December 31, 1995 and the combined results of its operations and its cash flows for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 13, 1997 except as to the information presented in Note 20, for which the date is April 24, 1997

                                 PHYMATRIX CORP.

                                 BALANCE SHEETS

                                                                      Consolidated      Consolidated         Combined
                                                                     ---------------   ---------------   -----------------
                                                                       January 31,       January 31,       December 31,
                                                                          1997              1996               1995
                                                                     ---------------   ---------------   -----------------
                            ASSETS
Current assets
   Cash and cash equivalents  ....................................    $  79,893,679     $  46,113,619     $   3,596,913
   Receivables:
      Accounts receivable, net of allowances of
       $29,247,122, $16,565,423 and $13,976,651 at
       January 31, 1997, January 31, 1996 and
       December 31, 1995, respectively    ........................       35,846,268        21,562,477        20,710,846
      Other receivables    .......................................        2,318,395           678,411           569,923
      Notes receivable (Note 4)  .................................       10,125,000                --           516,000
   Prepaid expenses and other current assets    ..................        3,680,709         1,202,399         1,276,535
                                                                      -------------     -------------     -------------
      Total current assets    ....................................      131,864,051        69,556,906        26,670,217
Property, plant and equipment, net (Note 5)  .....................       38,666,523        38,719,086        39,359,328
Notes receivable (Note 4)  .......................................        4,938,700           100,000           170,400
Goodwill, net (Note 2)  ..........................................       67,169,274        44,979,865        31,931,453
Management service agreements, net (Note 2)  .....................       40,196,102        15,816,042        16,376,636
Investment in affiliates (Note 6)   ..............................        3,399,859         3,256,783        12,925,129
Other assets (including restricted cash)  ........................       11,889,338         7,578,791         4,753,710
                                                                      -------------     -------------     -------------
      Total assets   .............................................    $ 298,123,847     $ 180,007,473     $ 132,186,873
                                                                      =============     =============     =============
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Current portion of debt and capital leases (Note 8)   .........    $   3,745,500     $   2,552,306     $  26,662,510
   Current portion of related party debts (Note 8)    ............               --         4,740,588         4,740,588
   Due to shareholder--current (Notes 8 and 11)    ...............               --         5,376,000                --
   Accounts payable  .............................................        7,728,234         5,333,791         5,353,210
   Accrued compensation    .......................................        1,480,250         1,151,268         1,124,316
   Accrued and other current liabilities (Note 7)  ...............       11,444,940         6,194,108         9,367,532
   Accrued interest--shareholder (Note 11)   .....................               --                --         1,708,174
                                                                      -------------     -------------     -------------
      Total curent liabilities   .................................       24,398,924        25,348,061        48,956,330
Due to shareholder, less current portion (Notes 8 and 11)   ......               --        10,147,287        36,690,180
Long-term debt and capital leases, less current maturities
 (Note 8)   ......................................................        7,676,950        13,653,437        28,847,923
Convertible subordinated debentures ..............................      100,000,000                --                --
Other long term liabilities (Notes 3 and 7)  .....................       14,004,143         2,314,544         2,511,122
Deferred tax liability (Note 14)    ..............................        1,354,182                --                --
Minority interest    .............................................        1,798,321         1,335,167         2,502,970
                                                                      -------------     -------------     -------------
      Total liabilities    .......................................      149,232,520        52,798,496       119,508,525
Commitments and contingencies (Notes 9 and 10)
Shareholders' equity:
   Common Stock, par value $.01; 40,000,000 shares
    authorized; 22,421,033 and 21,529,950 shares issued
    and outstanding at January 31, 1997 and January 31,
    1996, respectively  ..........................................          224,210           215,300                --
   Additional paid in capital    .................................      149,329,506       140,491,557        25,000,000
   Retained earnings (deficit)   .................................         (662,389)      (13,497,880)      (12,321,652)
                                                                      -------------     -------------     -------------
      Total shareholders' equity    ..............................      148,891,327       127,208,977        12,678,348
                                                                      -------------     -------------     -------------
      Total liabilities and shareholders' equity   ...............    $ 298,123,847     $ 180,007,473     $ 132,186,873
                                                                      =============     =============     =============

    The accompanying notes are an integral part of the financial statements.

                                 PHYMATRIX CORP.

                            STATEMENTS OF OPERATIONS

                                                          Consolidated     Consolidated        Combined           Combined
                                                         --------------   --------------   -----------------   ---------------
                                                                                                                 Period From
                                                                            One Month                              June 24
                                                           Year Ended         Ended           Year Ended        (Inception) to
                                                          January 31,      January 31,       December 31,       December 31,
                                                              1997             1996              1995               1994
                                                         --------------   --------------   -----------------   ---------------
Net revenues from services    ........................   $99,773,277      $ 4,636,127       $  48,360,716       $  2,446,821
Net revenue from management service
 agreements    .......................................    90,187,458        6,079,109          22,372,566                 --
                                                         ------------     ------------      -------------       ------------
     Total revenue   .................................   189,960,735       10,715,236          70,733,282          2,446,821
                                                         ------------     ------------      -------------       ------------
Operating costs and administrative expenses:
   Cost of affiliated physician management
    services   .......................................    42,245,211        2,796,623           9,655,973                 --
   Salaries, wages and benefits  .....................    52,313,062        3,636,973          29,708,554          1,207,750
   Salaries, wages and benefits--related party
    (Note 11)  .......................................            --               --           2,267,891            934,200
   Professional fees    ..............................     4,119,161          287,095           2,571,459             58,665
   Professional fees--related party (Note 11)   ......            --               --             273,941            253,995
   Supplies    .......................................    26,939,628        1,916,013          11,864,514            404,911
   Utilities   .......................................     2,562,328          175,653           1,307,564             77,416
   Depreciation and amortization    ..................     7,144,588          535,300           3,862,519            107,387
   Rent  .............................................     7,653,298          565,106           4,043,465             56,244
   Rent--related party (Note 11)    ..................            --               --             459,732            192,242
   Earn out payment (Note 11)    .....................            --               --           1,271,000                 --
   Provision for closure loss (Note 7)    ............            --               --           2,500,000                 --
   Provision for bad debts    ........................     4,607,888          256,989             744,111                 --
   Other    ..........................................    22,534,066          880,595           6,216,313            106,363
   Other--related party (Note 11)   ..................            --               --             728,116            249,316
                                                         ------------     ------------      -------------       ------------
                                                         170,119,230       11,050,347          77,475,152          3,648,489
                                                         ------------     ------------      -------------       ------------
Interest expense, net   ..............................     1,288,837          551,607           3,144,027             95,069
Interest expense shareholder (Note 11)    ............       369,366          259,888           1,708,174                 --
(Income) loss from investment in affiliates  .........      (709,295)          29,622            (569,156)                --
                                                         ------------     ------------      -------------       ------------
                                                             948,908          841,117           4,283,045             95,069
                                                         ------------     ------------      -------------       ------------
Income (loss) before provision for income taxes   .       18,892,597       (1,176,228)        (11,024,915)        (1,296,737)
Income tax expense   .................................     6,836,066               --                  --                 --
                                                         ------------     ------------      -------------       ------------
Net income (loss) (Note 2)    ........................   $12,056,531      $(1,176,228)      $ (11,024,915)      $ (1,296,737)
                                                         ============     ============      =============       ============
Net income (loss) per weighted average share    ......   $      0.54      $     (0.08)
                                                         ============     ============
   Weighted average number of shares
    outstanding   ....................................    22,511,448       14,204,305
                                                         ============     ============

    The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
     For the year ended January 31, 1997, the month ended January 31, 1996, the year ended December 31, 1995 and the period June 24 (inception)
                              to December 31, 1994

                                                  Common Stock
                                                   Outstanding                          Retained
                                             -----------------------   Additional       Earnings
                                                                        Paid-In       (Accumulated
                                                Shares      Amount      Capital         Deficit)          Total
                                             ------------ ---------- -------------- ---------------- ---------------
Balances--June 24, 1994   ..................          --   $     --   $         --   $          --   $         --
Capital Contribution   .....................          --         --     12,963,713              --     12,963,713
Loss for the period June 24, 1994
 (inception) to December 31, 1994  .........          --         --             --      (1,296,737)    (1,296,737)
                                              -----------  ---------  ------------   -------------   -------------
Balances--December 31, 1994  ...............          --         --     12,963,713      (1,296,737)    11,666,976
Capital Contribution   .....................          --         --     12,036,287              --     12,036,287
Loss for the year ended
 December 31, 1995  ........................          --         --             --     (11,024,915)   (11,024,915)
                                              -----------  ---------  ------------   -------------   -------------
Balanced--December 31, 1995  ...............          --         --     25,000,000     (12,321,652)    12,678,348
Initial Public Offering, net of costs    ...  21,263,284    212,633    111,494,224              --    111,706,857
Issuance of common stock for
 acquisitions    ...........................     266,666      2,667      3,997,333              --      4,000,000
Loss for the month ended
 January 31, 1996   ........................          --         --             --      (1,176,228)    (1,176,228)
                                              -----------  ---------  ------------   -------------   -------------
Balances--January 31, 1996   ...............  21,529,950    215,300    140,491,557     (13,497,880)   127,208,977
Adjustments for immaterial pooling
 of interests    ...........................     432,645      4,326             --         778,960        783,286
Issuance costs   ...........................          --         --       (743,316)             --       (743,316)
Issuance of common stock for
 acquisitions    ...........................     406,272      4,062      9,222,977              --      9,227,039
Issuance of common stock pursuant
 to stock plans .   ........................      52,166        522        358,288              --        358,810
Net income for the year ended
 January 31, 1997   ........................          --         --             --      12,056,531     12,056,531
                                              -----------  ---------  ------------   -------------   -------------
Balances--January 31, 1997   ...............  22,421,033   $224,210   $149,329,506   $    (662,389)  $ 148,891,327
                                              ===========  =========  ============   =============   =============

    The accompanying notes are an integral part of the financial statements.

                                 PHYMATRIX CORP.

                            STATEMENTS OF CASH FLOWS

                                                        Consolidated    Consolidated        Combined         Combined
                                                       --------------- --------------- ------------------ ---------------
                                                                                                            Period From
                                                                          One Month                           June 24
                                                         Year Ended         Ended          Year Ended      (Inception) to
                                                         January 31,     January 31,      December 31,     December 31,
                                                            1997            1996              1995             1994
                                                       --------------- --------------- ------------------ ---------------
Cash flows from operating activities:
   Net income (loss)   ..............................  $ 12,056,531    $ (1,176,228)    $  (11,024,915)   $ (1,296,737)
   Noncash items included in net income (loss):
      Depreciation and amortization   ...............     7,144,588         535,300          3,862,519         107,387
      Amortization of debt issuance costs   .........       276,625              --                 --              --
      Writedown of assets    ........................            --              --          1,554,607              --
      Other   .......................................      (650,940)        430,334            140,151              --
   Changes in receivables    ........................   (10,466,616)       (739,635)        (5,419,998)       (389,442)
   Changes in accounts payable and
    accrued liabilities   ...........................    (4,160,458)       (796,011)         8,221,039         242,612
   Changes in other assets   ........................     1,559,269         (19,072)        (1,425,016)          2,473
                                                       -------------   -------------    --------------    -------------
       Net cash provided (used) by
         operating activities   .....................     5,758,999      (1,765,312)        (4,091,613)     (1,333,707)
                                                       -------------   -------------    --------------    -------------
Cash flows from investing activities:
   Capital expenditures   ...........................    (5,476,128)       (184,460)        (1,167,230)       (107,348)
   Sale of assets   .................................     1,243,762          24,794                 --              --
   Notes receivable    ..............................   (15,213,700)        686,400         (1,029,600)             --
   Repayments on notes receivable  ..................            --              --            343,200              --
   Purchase of investments in affiliates    .........            --              --         (9,790,588)     (2,661,511)
   Other assets  ....................................    (1,440,176)             --            (20,287)             --
   Acquisitions, net of cash acquired (Note 15)   .     (24,534,210)         54,252        (44,365,741)     (8,183,902)
                                                       -------------   -------------    --------------    -------------
       Net cash provided (used) by
         investing activities   .....................   (45,420,452)        580,986        (56,030,246)    (10,952,761)
                                                       -------------   -------------    --------------    -------------
Cash flows from financing activities:
   Capital contributions  ...........................            --              --         12,036,287      12,963,713
   Advances from (repayment to) shareholder    ......   (15,523,287)    (23,123,170)        36,690,180              --
   Proceeds from issuance of common stock   .........       359,614     114,563,221                 --              --
   Proceeds from issuance of convertible
    subordinated debentures  ........................    96,565,758              --                 --             ---
   Proceeds from issuance of debt  ..................            --              --         19,143,127              --
   Release of cash collateral   .....................     1,996,786       1,000,000                 --              --
   Cash collateralizing notes payable    ............            --      (5,403,337)                --              --
   Offering costs and other  ........................    (2,823,130)             --         (1,030,632)             --
   Repayment of debt   ..............................    (7,134,228)    (43,335,682)        (3,797,435)             --
                                                       -------------   -------------    --------------    -------------
       Net cash provided by
         financing activities   .....................    73,441,513      43,701,032         63,041,527      12,963,713
                                                       -------------   -------------    --------------    -------------
Increase in cash and cash equivalents    ............    33,780,060      42,516,706          2,919,668         677,245
Cash and cash equivalents, beginning of period    ...    46,113,619       3,596,913            677,245              --
                                                       -------------   -------------    --------------    -------------
Cash and cash equivalents, end of period    .........  $ 79,893,679    $ 46,113,619     $    3,596,913    $    677,245
                                                       =============   =============    ==============    =============

    The accompanying notes are an integral part of the financial statements.

                              PHYMATRIX CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Organization

     PhyMatrix Corp. ("the Company") is a multi-specialty management company that provides management services to the medical community. PhyMatrix also develops medical malls, medical office buildings, and health parks, both for its own account and for leading hospitals and health systems.

     PhyMatrix Corp., formerly known as Continuum Care Corporation, was formed to create a health care company which consummated an initial public offering (the "offering") during January 1996 and simultaneously exchanged 13,040,784 shares of its common stock for all of the outstanding common stock of several business entities (the "IPO entities") which were operated under common control prior to the offering by Abraham D. Gosman, and with respect to DASCO Development Corporation and affiliate (collectively, "DASCO"), by Mr. Gosman, Bruce A. Rendina and Donald A. Sands (collectively Principal Shareholders of the Company), since their respective dates of acquisition. Subsequent to the offering, the Company changed its fiscal year end from December 31 to January 31 and financial statements as of and for the one month period ended January 31, 1996 are included herein.

     Prior to the offering, each of the acquisitions of the business entities, except where otherwise noted, was accounted for under the purchase method of accounting and was recorded at the price paid by companies controlled by Mr. Gosman when they purchased the entities from third parties. The audited combined financial statements for the period June 24, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 have been prepared to reflect the combination of these business entities which have operated since their purchase date under common control. Because certain of these entities operated under common control were nontaxpaying (i.e., primarily S corporations, which results in taxes being the responsibility of the respective owners), the financial statements for the period June 24, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 have been presented on a pretax basis, as further described in Note 2.

     The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the offering which became effective January 23, 1996. In connection with the offering, the Company issued 8,222,500 shares of Common stock. Net proceeds to the Company were $110,963,541, which was net of underwriting discounts and commissions and offering expenses. The Company used approximately $71,500,000 from the net proceeds of the offering to repay certain indebtedness and obligations that arose from certain acquisitions. The remaining net proceeds have and will continue to be used for general corporate purposes, including future acquisitions and working capital.

     During June 1996, the Company raised $100 million through the sale of its 63/4% Convertible Subordinated Debentures (the "Debentures") to certain institutional investors and non-U.S. investors. The Debentures are convertible into shares of the Company's Common Stock at a conversion price of $28.20 per share, and are due in 2003. Net proceeds to the Company from the Debentures, after deduction of the initial purchasers' discounts and commissions and offering expenses, were $96,565,758. The Company used approximately $10,752,000 from the net proceeds of the Debenture offering to repay advances from the principal shareholder. During July 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the resale of the Debentures by the holders thereof.

     During July 1996, the Company also filed a Registration Statement on Form S-4 with the Securities and Exchange Commission with respect to the registration of an aggregate of up to 5,000,000 shares of Common Stock which may be issued by the Company from time to time in connection with various acquisitions that it may make.

                              PHYMATRIX CORPORATION

2. Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     Estimates Used in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

     Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less.

     Revenue Recognition

     Net revenue from services is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

     Net revenues from management service agreements equals the net revenue generated by the physician practices. Under the agreements, the Company is responsible and at risk for the operating costs. The costs include the reimbursement of all medical practice operating costs and payments to physicians (which are reflected as cost of affiliated physician management services).

     Net revenues from medical facility development are recognized at the time services are performed. In some cases fees are earned upon the achievement of certain milestones in the development process, including the receipt of a building permit and a certificate of occupancy of the building. Unearned revenue relates to all fees received in advance of services being completed on development projects.

     Accounting Developments

     The Emerging Issues Task Force (the "Task Force") of the Financial Accounting Standards Board has added an agenda item to review various accounting and reporting matters relating to the physician practice management industry. Among other things, the Task Force plans to address the consolidation of revenues of professional associations and accounting for business combinations. Although the company believes that its accounting and reporting practices are in conformity with generally accepted accounting principles and common industry practice, there can be no assurance that the conclusions reached by the Task Force will not have a material impact on the Company.

                              PHYMATRIX CORPORATION

     Third Party Reimbursement

     For the year ended January 31, 1997, the month ended January 31,1996, the year ended December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994, approximately 34%, 43%, 40% and 34%, respectively, of the Company's net revenue was primarily from the participation of the Company's home health care entities and physician practices in Medicare programs. Medicare compensates the Company on a "cost reimbursement" basis for home health care, meaning Medicare covers all reasonable costs incurred in providing home health care. Medicare compensates the Company for physician services based on predetermined fee schedules. In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Legislative changes to federal or state reimbursement systems could adversely and retroactively affect recorded revenues.

     Property and Equipment

     Additions are recorded at cost and depreciation is recorded principally by use of the straight-line method of depreciation for buildings, improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms.

     Income Taxes

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

     Prior to the offering, certain of the entities subsequently purchased by the Company were S Corporations or partnerships; accordingly, income tax liabilities were the responsibility of the respective owners or partners. Provisions for income taxes and deferred assets and liabilities of the taxable entities were not reflected in the combined financial statements prior to the offering since there was no taxable income on a combined basis.

     Goodwill

     Goodwill relates to the excess of cost over the value of net assets of the businesses acquired. Amortization is calculated on a straight line basis over periods ranging from ten to 40 years. Accumulated amortization of goodwill was $2,657,727, $959,210 and $840,928 at January 31, 1997, January 31, 1996 and
December 31, 1995, respectively.

     Management Service Agreements

     Management service agreements consist of the costs of purchasing the rights to manage medical oncology and physician groups. These costs are amortized over the initial noncancelable terms of the related management service agreements ranging from ten to 40 years. Under the long-term agreements, the medical groups have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. In the event a medical group breaches the agreement, or if the Company terminates with cause, the medical group is required to purchase all related assets, including the unamortized portion of any intangible assets, including management service agreements, at the then net book value. Accumulated amortization of management service agreements was $1,640,765, $315,336 and $254,741 at January 31, 1997, January
31,1996 and December 31, 1995.

                              PHYMATRIX CORPORATION

     Debt Issuance Costs

     Offering costs of approximately $3,434,242 related to the Debentures have been deferred and are being amortized over the life of the Debentures. Amortization expense of $276,625 has been included as interest expense in the accompanying financial statements for the year ended January 31, 1997.

     Long-Lived Assets

     The Company periodically assesses the recoverability of long-lived assets, including property and equipment and intangibles, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors.

     Investments

     The equity method of accounting is used for investments when there exists a noncontrolling ownership interest in another company that is greater than 20%. Under the equity method of accounting, original investments are recorded at cost and adjusted by the Company's share of earnings or losses of such companies, net of distributions.

     Net Income (Loss) Per Common Share

     Net income (loss) per common share is calculated based on net income
(loss) divided by the weighted average number of common shares outstanding during the year.

     Stock Option Plans

     On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made during the year ended January 31, 1997 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     During 1997, the Financial Accounting Standards Board issued FASB Statement No. 128, "Earnings Per Share". This standard is designed to improve the Earnings Per Share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. The Company will implement the new standard in its fiscal year ending January 31, 1998. Management believes that the Company's adoption of this Standard, when effective, will not have a significant impact on the Company's financial statements.

     Reclassifications

     Certain prior year balances have been reclassified to conform with the current year presentation.

3. Acquisitions

     The following table sets forth the acquisitions completed by the Company during the year ended January 31, 1997 with the respective purchase dates, purchase prices and amounts allocated to intangibles. Each of the acquisitions was accounted for under the purchase method of accounting, except where noted otherwise.

                              PHYMATRIX CORPORATION

                                                                                                Amounts Allocated to Intangibles
                                                                                                --------------------------------
                                                                Date             Purchase                         Management
Business Acquired                                            Purchased            Price           Goodwill     Service Contracts
-----------------                                            ---------           --------       ------------- ------------------
Employed physicians  .................................... Various            $    3,213,399     $ 2,862,035       $       --
Managed Physician Practices:
[bullet] Atlanta Gastroenterology   ..................... May 1996                6,100,000              --               --
[bullet] Oncology Care Associates   ..................... May 1996                  609,124              --          609,124
[bullet] Busch    ....................................... May 1996                  787,864              --          457,772
[bullet] Dal Yoo  ....................................... June 1996                 426,427              --          291,874
[bullet] Koerner, Taub & Flaxman    ..................... July 1996                 948,610              --          328,838
[bullet] Atlanta Metro Urology   ........................ July 1996                 755,163              --          399,974
[bullet] Atlantic Pediatrics  ........................... August 1996               412,539              --          328,074
[bullet] Insignia Care for Women, P.A.    ............... August 1996             3,439,331              --        2,625,699
[bullet] Georgia Surgical Associates, P.C.   ............ August 1996             1,548,756              --        1,116,259
[bullet] Ankle & Foot Center of Tampa Bay, P.A.    ...... August 1996             3,294,499              --        3,161,192
[bullet] Boynton GI Group  .............................. October 1996            1,341,521              --          670,000
[bullet] Atlanta Specialists in Gastroenterology   ...... January 1997            1,578,205              --                -
[bullet] American Regional Health Center  ............... January 1997            6,029,272              --        4,640,493
[bullet] Access Medical Care  ........................... January 1997            4,500,652              --        3,814,400
Medical Support Services:
[bullet] Outpatient Center of Boynton Beach, LTD   .      October 1996            4,755,255              --        2,597,409
Management Services Organizations and
  Contract Management:
[bullet] Physicians Choice Management, LLC   ............ December 1995          12,148,822      12,099,111               --
[bullet] Central Georgia Medical Management, LLC          April 1996                673,262       1,023,261               --
[bullet] New Jersey Medical Management, LLC  ............ September 1996            454,168         541,668               --
[bullet] Physicians Consultant and Management Corporation September 1996          2,000,000 (A)   3,078,568               --
[bullet] New York Network Management, LLC    ............ November 1996           1,258,861       2,661,800               --

----------------
(A) In addition to the base purchase price, there is a contingent payment up to a maximum of $10,000,000 based on the earnings before taxes during the next five years.

     Physician Practice Acquisitions/Mergers

     During the year ended January 31, 1997, the Company purchased the assets of and entered into employment agreements with Drs. Lawler, Cutler and Surowitz. The total purchase price for these assets was $2,154,999 in cash and $1,058,400 payable in Common Stock of the Company to be issued during the second quarter of fiscal year 1998. The Common Stock to be issued is based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value including goodwill of $2,862,035. The resulting goodwill is being amortized over 20 years.

     During May 1996, the Company purchased the stock of Atlanta
Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

                              PHYMATRIX CORPORATION

     During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists whose practices of whom the Company acquired for $609,124. $309,124 of such purchase price was paid in cash and $300,000 was paid in the form of a convertible note with a maturity in May 1997. The Company has the option to make such $300,000 payment at its discretion in either cash or Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days preceding such date. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $609,124. The resulting intangible is being amortized over 20 years.

     During May and June 1996, the Company entered into agreements to purchase the assets of and entered into 20-year management agreements with two physician practices consisting of three physicians. These practices are located in South Florida and Washington, D.C. The total purchase price for the assets of these practices was $1,214,291. Of this amount, $663,667 was paid in cash and $550,954 of such purchase price is payable in Common Stock of the Company to be issued during May and June 1997. The number of shares of Common Stock of the Company to be issued is based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $749,646. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $948,610, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $328,838. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $755,163. Of such purchase price, $475,163 was paid in cash and $280,000 is payable during July 1997 in Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $399,974. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a management agreement with Atlantic Pediatrics. The purchase price for these assets was $412,539. Simultaneous with the closing, Atlantic Pediatrics was merged into Osler Medical, Inc. During the second quarter of 1996, the Company also acquired certain copyright and trademark interests for a purchase price of $887,000. The total purchase price for the assets acquired was allocated to such assets at their fair market value, including management service agreements of $1,215,074. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with eight physicians in Florida. The purchase price for these assets was $3,439,331. Of such purchase price, $1,519,331 was paid in cash and $1,920,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $2,625,699. The resulting intangible is being amortized over 40 years.

                              PHYMATRIX CORPORATION

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with four physicians in Georgia. The purchase price for these assets was $1,548,756. Of such purchase price, $855,956 was paid in cash and $692,800 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $1,116,259. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with 10 physicians in Florida. The purchase price for these assets was $3,294,499. Of such purchase price, $920,099 was paid in cash and $2,374,400 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,161,192. The resulting intangible is being amortized over 40 years.

     During October 1996, the Company purchased the assets of and entered into 20-year management agreements with five physicians in Florida. The purchase price for these assets was $1,341,521. Of such purchase price $806,521 was paid in cash and $535,000 is payable during October 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $670,000. The resulting intangible is being amortized over 20 years.

     During January 1997, the Company purchased the stock of Atlanta Specialists in Gastroenterology pursuant to a merger and entered into a 40-year management agreement with the medical practice in exchange for 108,393 shares of Common Stock of the Company having a value of approximately $1,578,205. The transaction was accounted for using the pooling-of-interests method of accounting.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 14 physicians in Texas. The purchase price for these assets was $6,029,272. Of such purchase price, $2,333,272 was paid in cash and $3,696,000 is payable during January 1998 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $4,640,493. The resulting intangible is being amortized over 40 years.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 18 physicians in Florida. The purchase price for these assets was $4,500,652. Of such purchase price, $2,273,613 was paid in cash, $1,500,000 of bank debt was assumed and 42,830 shares of Common Stock were issued having a value of $727,039. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,814,400. The resulting intangible is being amortized over 40 years.

     Medical Support Service Companies Acquisition

     During October 1996, the Company purchased the assets of an outpatient ambulatory surgical center in Florida. The Company entered into a lease whereby the surgical center was leased to a partnership with an initial term of 15 years. In addition, the Company entered into a 20-year management agreement pursuant to which the Company receives a management fee which is based upon the performance of the surgical center. The purchase price for these

                              PHYMATRIX CORPORATION
assets was $3,531,630 plus the assumption of debt of $1,223,625 which consisted of $717,557 in a mortgage payable and $506,068 in capital leases. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $2,597,409. The resulting intangible is being amortized over 20 years.

     Management Services Organizations and Contract Management Acquisitions

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, an MSO that provides management services to an IPA composed of over 375 physicians based in Connecticut. The Company acquired this interest in exchange for a payment of $1.5 million to the MSO's shareholders ($1.0 million paid during 1995 and $.5 million paid during the second quarter of 1996) and a capital contribution of $2.0 million to the MSO ($1.5 million paid during 1995 and $.5 million paid during the second quarter of 1996). In addition, upon the closing of the offering, the Company granted options to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two-year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable. During September 1996, the Company acquired the remaining 56.25% ownership interest in the MSO. The Company acquired the remaining interests in exchange for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock of the Company. The Company also committed to loan the MSO's selling shareholders $2,800,000 to pay the tax liability related to the sale. As of January 31, 1997 $2,253,000 of the loan amount committed had been advanced to the selling shareholders by the Company. The total purchase price for the 100% interest was approximately $12,148,822 and has been allocated to these assets at their fair market value including goodwill of $12,099,111. The resulting intangible is being amortized over 40 years.

     During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, an MSO that provides management services to an IPA composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the MSO. The Company's balance sheet as of January 31, 1997 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests equals 40% of the MSO's net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

     During September 1996, the Company purchased an 80% interest in New Jersey Medical Management, LLC, an MSO that provides management services to an IPA with more than 450 physicians in New Jersey. The Company acquired this interest in exchange for a payment of $350,000 to existing shareholders. The Company's balance sheet at January 31, 1997 includes the 20% interest not owned by the Company as minority interest.

     During September 1996, the Company purchased the stock of Physicians Consultant and Management Corporation ("PCMC"), a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. The base purchase price for the stock was $2,000,000 with $1,000,000 paid on the closing date and $1,000,000 paid during February 1997. There is also a contingent payment up to a maximum of $10,000,000 based on PCMC's earnings before taxes during the next five years which will be paid in cash and/or Common Stock of the Company. The purchase price has been allocated to the assets at their fair market value including goodwill of approximately $3,078,568. The resulting intangible is being amortized over 30 years.

     During November 1996, the Company established New York Network Management, L.L.C. ("Network"), which is 51% owned by the Company, to purchase the assets and stock of various entities which comprise Brooklyn Medical Systems ("BMS"). BMS arranges for the delivery of health care services to members through affiliations

                             PHYMATRIX CORPORATION
with more than 600 physicians in the New York City area. The base purchase price for Network was $1,200,000 and an additional payment not exceeding $1,000,000 may be required to be made during the next three years if certain pre-tax earnings thresholds are achieved. The Company has committed to fund approximately $2,400,000 to Network during the next three years. Such advances can be in the form of a demand loan or for additional ownership interests if the other owners do not elect to contribute their pro-rata share of any additional capital contribution ($100,000 of additional capital contribution for an additional 1% interest) in Network. During the first three years the Company has the option to purchase up to an additional 29% ownership interest. During years four and five the owners of 29% of Network have the right to require the Company to purchase their interests at the option price.

Year Ended December 31, 1995

     Physician Practice Acquisitions

     During the year ended December 31, 1995, the Company purchased the assets of several physician practices and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $4,158,875. The purchase price was allocated to these assets at their fair market value, including goodwill of $3,093,946. The resulting goodwill is being amortized over 20 years.

     During the year ended December 31, 1995, the Company purchased the assets of and entered into management service agreements with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc.; Georgia Cancer Specialists, Inc.; Osler Medical, Inc.; Oncology Radiation Associates, P.A.; West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington, consisting of an aggregate of 79 physicians including 45 oncologists. The total purchase price for these assets was $23,425,190 in cash. In connection with these acquisitions, the Company also entered into a 15-year capital lease with a total obligation of $1,569,171 and assumed debt of $6,893,609. The purchase price for the practices' assets was allocated to assets at their fair market value, including management service agreements of $18,814,763. The resulting intangible is being amortized over the life of the management agreements which range from ten to 20 years.

     Medical Support Service Companies Acquisitions

     During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. The total purchase price for the stock (not including transaction costs and 26,800 shares initially subject to appraisal rights) was approximately $41,470,207. During April 1995, the Company purchased from Aegis Health Systems, Inc. for $7,163,126 all of the assets used in its lithotripsy services business. During November 1995 the Company acquired by merger Pinnacle Associates, Inc. ("Pinnacle"), an Atlanta, Georgia infusion therapy services company. In connection with the Pinnacle merger there is a $5,200,000 maximum payment that may be required to be paid that is based on earnings and will be made in the form of shares of Common Stock of the Company valued as of the earnings measurement date. The contingent consideration represents the full purchase price. The purchase price for these acquisitions was allocated to assets at their fair market value including goodwill of $19,235,818. The resulting intangibles are being amortized over 20 to 40 years.

     Medical Facility Development Acquisition

     On May 31, 1995, Mr. Gosman, Chairman of the Board and Chief Executive Officer of the Company purchased a 50% ownership interest in DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), a medical facility development services company providing such services to related and unrelated third

                              PHYMATRIX CORPORATION
parties in connection with the development of medical malls, health parks and medical office buildings. The purchase price consisted of $5.2 million in cash and $4.6 million in notes, which were guaranteed by Mr. Gosman. Upon the closing of the Company's initial public offering, Messrs. Gosman, Sands and Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was allocated to assets at their fair market value, primarily goodwill of $9.8 million with the exchange recorded at historical value. At December 31, 1995, the acquisition of the 50% interest in DASCO was being accounted for using the equity method.

     Period June 24, 1994 (inception) to December 31, 1994 Acquisitions

     Medical Support Service Companies Acquisitions During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc. ("Uromed"), a provider of lithotripsy services in Florida, for a purchase price of $3,141,535 plus the assumption of capital lease obligations of $1,097,614. The Company intends to acquire the outstanding 20% interest in the subsidiary. During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. A charge of $1,271,000 related to this contingent note was recorded during the year ended December 31, 1995. The remaining $5,395,667 was allocated to goodwill at December 31, 1995 and is being amortized. Subsequent to the offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock resulting in additional purchase price of $4,000,000. During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash plus the assumption of $225,000 in debt. The purchase price for these acquisitions was allocated to assets at their fair market value, including goodwill of $14,818,145. The resulting intangibles are being amortized over 20 to 40 years.

     During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

     The accompanying financial statements include the results of operations derived from the entities purchased by the Company since the date of acquisition. The following unaudited pro forma information presents the results of operations of the Company for the years ended January 31, 1997 and December 31, 1995 as if the acquisition of the entities purchased to date had been consummated on February 1, 1996 and January 1, 1995. Such unaudited pro forma information is based on the historical financial information of the entities that have been purchased and does not include operational or other changes which might have been effected pursuant to the Company's management. The unaudited pro forma information also gives effect to both the Company's January 1996 initial public offering and the Convertible Subordinated Debenture Offering and the application of the net proceeds therefrom, as if such transactions had occurred on January 1,1995.

     The unaudited pro forma information presented below is for illustrative informational purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future (in thousands except per share amounts):

                              PHYMATRIX CORPORATION

                                                                      Pro Forma
                                                        -------------------------------------
                                                         January 31, 1997   December 31, 1995
                                                        ------------------ ------------------
                                                                     (unaudited)
   Revenue   ..........................................     $ 227,065          $ 180,271
   Net income (loss)  .................................        11,081               (323)
   Net income (loss) per share    .....................     $    0.47          $   (0.01)
                                                            ==========         =========
   Number of shares used in pro forma net income (loss)
    per share calculation   ...........................        23,455             23,455
                                                            ==========         =========

4. Notes Receivable

     During April 1995, the Company funded a tax loan in the amount of $1,029,600 at an interest rate of 7.75% to the former shareholders of Nutrichem which was paid in full in January 1996.

     During 1996, the Company loaned $10,000,000 to an unrelated healthcare entity. The principal and interest are due in one installment on August 15, 1997. Interest on the loan accrues at the rate of prime plus 2%.

     During 1996, the Company loaned $2,253,000 to the shareholders of Physicians Choice, LLC pursuant to the agreement under which the Company purchased the remaining ownership interests in Physicians Choice Management, LLC (see Note 3). The note has a variable rate of interest and a final maturity in April 2004.

     During 1996, the Company loaned an aggregate of $2,685,700 to various entities. The notes bear interest at rates ranging from the prime rate to the prime rate plus 1% and have final maturities ranging from November 2001 to October 2011. The notes are revolving loan agreements with a total commitment of $3,750,000.

5. Property and Equipment

     Property and equipment consists of the following:


                                                                      January 31,               December 31,
                                             Estimated     ---------------------------------   -------------
                                             Useful Life
                                              (Years)           1997              1996             1995
                                            ------------   ---------------   ---------------   -------------
   Land    ..............................        --         $  2,714,948                --                --
   Building   ...........................      15-20           1,569,170      $  7,852,653      $  7,852,653
   Furniture and fixtures    ............       5-7           10,107,182         5,448,394         5,312,385
   Equipment  ...........................       7-10          23,704,983        21,350,946        21,789,876
   Automobiles   ........................       3-5              128,168            43,977            50,058
   Computer software   ..................        5               981,696           948,056           950,346
   Leasehold improvements    ............       4-20           6,823,262         6,047,403         6,045,393
                                                            ------------      ------------      ------------
   Property and equipment, gross   ......                     46,029,409        41,691,429        42,000,711
   Less accumulated depreciation   ......                     (7,362,886)       (2,972,343)       (2,641,383)
                                                            ------------      ------------      ------------
   Property and equipment, net  .........                   $ 38,666,523      $ 38,719,086      $ 39,359,328
                                                            ============      ============      ============

     Depreciation expense was $4,094,131, $355,584, $2,761,000 and $70,240, respectively, for the year ended January 31, 1997, the month ended January 31, 1996, the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994.

     Included in property and equipment at January 31, 1997, January 31, 1996 and December 31, 1995 are assets under capital leases of $3,520,819, $8,629,133 and $9,483,145, respectively, with accumulated depreciation of $987,070, $554,536 and $842,879, respectively.

                              PHYMATRIX CORPORATION

6. Investment in Affiliates

     On December 31, 1994, the Company purchased a 36.8% interest in Mobile Lithotripter of Indiana Partners, for $2,663,000. During August 1995, the Company purchased a 46% interest in I Systems, Inc., for $180,000. I Systems, Inc. is engaged in the business of claims processing and related services. The Company has the option to purchase up to an additional 30% interest in I Systems for $33,333 in cash for each additional one percent of ownership interest purchased. During the year ended January 31, 1997, the Company increased its ownership interest in I Systems by two percent. These investments are being accounted for using the equity method at January 31, 1997. During May, 1995, Mr. Gosman purchased a 50% interest in DASCO, a medical facility development services company, for $9,610,000. Upon the completion of the offering, the remaining 50% interest in DASCO was purchased and DASCO has been consolidated subsequent to the offering.

7. Accrued and Other Current Liabilities

     Accrued and other current liabilities consist of the following:

                                                                     January 31,
                                                            -----------------------------   December 31,
                                                                1997            1996            1995
                                                            -------------   -------------   -------------
   Accrued closure costs   ..............................   $   570,000     $   570,000      $  570,000
   Accrued rent   .......................................     1,141,618         810,062         799,551
   Accrued income taxes    ..............................     1,991,368              --              --
   Accrued professional fees  ...........................     4,502,263         438,825         445,250
   Accrued additional purchase price   ..................     1,000,000              --              --
   Accrued offering costs  ..............................            --       1,825,732         885,770
   Accrued interest  ....................................       991,977         381,894         738,317
   Accrued bonus payments  ..............................            --         274,120       4,718,564
   Unearned revenue  ....................................       331,445              --              --
   Other    .............................................       916,269       1,893,475       1,210,080
                                                            ------------    ------------     -----------
     Total accrued and other current liabilities   ......   $11,444,940     $ 6,194,108      $9,367,532
                                                            ============    ============     ===========

     The accrued closure costs are primarily for the remaining lease obligation for the closure of five radiation therapy centers acquired when the Company purchased OTI during March 1995. $1,074,013 of accrued closure costs is classified as a long-term liability at January 31, 1997. Closure costs in the amount of $3,134,028 were accrued at December 31, 1995. $2,188,635 of such accrual was recorded as an adjustment to the purchase price and $945,393 of such accrual was recorded as a charge in 1995. In addition, the Company also recorded a charge of $1,554,607 during 1995 which represented the writedown of assets to their estimated fair market value.

                              PHYMATRIX CORPORATION

8. Long-term Debt, Notes Payable and Capital Leases

     Long-term debt, notes payable and capital leases consist of the following:

                                                                     January 31,
                                                             ----------------------------
                                                                  1997            1996       December 31, 1995
                                                             ---------------   ----------   ------------------
   Convertible subordinated debentures, with an interest
    rate of 6.75% and a maturity of June 15, 2003   ......   $ 100,000,000     $     --          $     --
   Note payable due to four individuals payable in eight
    equal semi-annual installments of $28,125,
    including interest at 8% through November 1998  ......          84,375      140,625           140,625
   Notes payable to a bank, with a maturity date of
    December 2001 and an interest rate of 8.25%  .........          85,111           --                --
   Note payable to an individual, payable on demand
    including interest at 9%   ...........................           6,762           --                --
   Related party note payable due to three individuals
    payable on demand including interest at 10%. One
    of the notes for $30,000 is collateralized by the
    cash and accounts receivable of Pinnacle  ............              --      130,000           130,000
   Note payable to a bank interest payable monthly at
    the prime rate plus 2% (10.50% at January 31,
    1996) with a maturity date of April 1996  ............              --      201,422           201,422
   Line of credit note payable to a bank, due and
    payable on demand, interest at the prime rate
    (8.50% at January 31, 1996)   ........................              --      400,000           400,000
   Note payable to a bank, collateralized by the assets
    of a multi-specialty group practice, payable in
    monthly installments of $14,027, including interest
    at 7.50% and a final payment in February 1999   ......         322,675      461,105           472,181
   Note payable to a bank, collateralized by the assets
    of a multi-specialty group practice, payable in
    monthly installments of $20,608, at 8.75% and a
    final payment in August 2000  ........................         758,335      895,075           918,779
   Convertible note payable to the former shareholders
    of a medical practice in Pennsylvania, with a
    maturity date of May 1997 and an interest rate of
    9%. The Company has the option to make such
    payment in either cash or Common Stock of the
    Company (see Note 3)    ..............................         300,000           --                --
   Mortgage note payable to a bank, collateralized by
    the assets of an outpatient surgery center, payable
    in monthly installments of $6,627.69 including
    interest at 8.86% and a final maturity of
    November 2001  .......................................         712,836           --                --

                             PHYMATRIX CORPORATION

                                                                           January 31,
                                                                 --------------------------------
                                                                      1997             1996         December 31, 1995
                                                                 --------------   ---------------   ------------------
   Note payable to a bank, payable in monthly
    installments, interest at the prime rate plus .375%
    and a final maturity of June 1998    .....................       1,475,000               --                  --
   Note payable in two equal installments in April 1996
    and 1997 (or earlier upon a reorganization which
    includes an initial public offering), including
    interest at 8%  ..........................................              --               --           3,567,408
   Related party notes payable to the shareholders of
    DASCO, payable in May 1996, including interest
    at 6.37%  ................................................              --        4,610,588           4,610,588
   Note payable to the former shareholders of a medical
    oncology practice in South Florida, payable in ten
    equal semi-annual installments of $682,867, which
    includes interest at 9%. The note payable is
    collateralized by an irrevocable letter of credit   ......       4,504,184        5,403,337           5,403,337
   Note payable to a financing institution with a
    maturity date of March 2000, a final payment of
    $2,187,500, and an interest rate at the prime rate
    plus 3% (11.50% at December 31, 1995)   ..................              --               --          15,743,466
   Note payable to NationsBank, with a maturity date
    of June 1996 and an interest rate at the prime rate
    plus .375% (8.875% at December  31, 1995). This
    note payable was personally guaranteed by
    Mr. Gosman   .............................................              --               --          19,500,000
   Note payable to Mr. Gosman with a maturity date of
    January 1998 and an interest rate at the prime rate
    (8.50% at December 31, 1995)   ...........................              --       10,147,287          36,690,180
   Capital lease obligations with maturity dates through
    September 2015 and interest rates ranging from
    8.75% to 12%    ..........................................       3,173,172        8,704,179           9,163,215
                                                                  ------------     ------------       -------------
                                                                   111,422,450       31,093,618          96,941,201
   Less current portion of capital leases   ..................        (842,445)        (357,791)           (756,767)
   Less current portion of debt    ...........................      (2,903,055)      (2,194,515)        (25,905,743)
   Less current portion of related party debt  ...............              --       (4,740,588)         (4,740,588)
                                                                  ------------     ------------       -------------
   Long term debt and capital leases  ........................    $107,676,950     $ 23,800,724       $  65,538,103
                                                                  ============     ============       =============

                              PHYMATRIX CORPORATION

     The following is a schedule of future minimum principal payments of the Company's long-term debt and the present value of the minimum lease commitments at January 31, 1997:

                                                                                          Capital
                                                                          Debt            Leases
                                                                     --------------   ---------------
   Through January 31, 1998   ....................................    $  2,903,055     $  1,145,616
   Through January 31, 1999   ....................................       1,852,954          686,960
   Through January 31, 2000   ....................................       1,414,624          429,075
   Through January 31, 2001   ....................................       1,439,971          388,477
   Through January 31, 2002   ....................................         638,675          253,490
   Thereafter  ...................................................     100,000,000        1,861,894
                                                                      ------------     ------------
   Total    ......................................................     108,249,279        4,765,512
   Less amounts representing interest and executory costs   ......              --       (1,592,340)
                                                                      ------------     ------------
   Present value of minimum lease payments   .....................     108,249,279        3,173,172
   Less current portion    .......................................      (2,903,055)        (842,445)
                                                                      ------------     ------------
   Long term portion    ..........................................    $105,346,224     $  2,330,727
                                                                      ============     ============

9. Lease Commitments

     The Company leases various office space and certain equipment pursuant to operating lease agreements.

     Future minimum lease commitments consisted of the following at January 31:

   1998   ............   $ 9,494,771
   1999   ............     6,816,351
   2000   ............     5,940,868
   2001   ............     3,567,224
   2002   ............     2,766,111
   Thereafter   ......     5,513,463
                         ------------
                         $34,098,788
                         ============

10. Commitments and Contingencies

     The Company is subject to legal proceedings in the ordinary course of its business. While the Company cannot estimate the ultimate settlements, if any, it does not believe that any such legal proceedings will have a material adverse effect on the Company, its liquidity, financial position or results of operations, although there can be no assurance to this effect.

     The Company has entered into employment agreements with certain of its employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

     The Company has committed to expend up to $1,500,000 per year for each of three years to assist in the expansion activities of Osler Medical, Inc., a 22-physician multi-specialty group practice it entered into a management agreement with in September 1995.

     During 1996, the Company purchased the stock of a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. In conjunction with this acquisition, the Company may be required to make a contingent payment up to a maximum of $10 million

                              PHYMATRIX CORPORATION
based on the acquired company's earnings before taxes during the next five years. The payment, if required, shall be paid in cash and/or Common Stock of the Company.

     In conjunction with the acquisition of Physicians Choice Management, LLC, the Company has committed to loan the selling shareholders $2.8 million to pay the tax liability related to the sale. As of January 31, 1997, $2.3 million of the loan amount committed had been advanced to the selling shareholders by the Company.

     During the year ended January 31, 1997 the Company loaned an aggregate of $2,685,700 to various entities. The notes are revolving loan agreements with a total commitment of $3,750,000.

     In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions with the number of shares generally determined based upon the average price of the stock during the five business days prior to the date of issuance. As of January 31, 1997 the Company had committed to issue $11.1 million of Common Stock of the Company using the methodology discussed above.

     A subsidiary of the Company, OTI, (formerly Radiation Care, Inc., "RCI") is subject to the litigation described below which related to events prior to the Company's operation of RCI, and the Company has agreed to indemnify and defend certain defendants in the litigation who were former directors and officers of RCI subject to certain conditions. The Company has accrued the estimated costs to defend and settle this litigation in purchase accounting.

     In December, 1994, prior to its merger with the Company in March 1995, RCI entered into a settlement agreement with the federal government arising out of claims under the fraud-and-abuse provisions of the Medicare law. Under the settlement agreement, RCI, without admitting that it violated the law, consented to a civil judgment providing for its payment of $2 million and the entry of an injunction against violations of such provisions.

     On February 16, 1995, six former stockholders of RCI filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In re Radiation Care, Inc. Shareholders Litigation, Consolidated C.A. No. 13805) against RCI, Thomas Haire, Gerald King, Charles McKay, Abraham Gosman, Oncology Therapies of America, Inc. ("OTA") and A.M.A. Financial Corporation, ("AMA") alleging that the RCI stockholders should have received greater consideration for their RCI stock when RCI was merged with the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting of such fiduciary duty breaches by Mr. Gosman, OTA and AMA. Plaintiffs seek compensatory or rescissionary damages of an undisclosed amount on behalf of all RCI stockholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation. On May 17, 1996, the Company filed an Answer denying any liability of any defendant in connection with this litigation. All discovery in the Delaware action, except for expert and class certification related discovery, is now complete. On January 10, 1997, the Company filed a Motion for Summary Judgment seeking dismissal of all plaintiffs' claims. Plaintiffs' Opposition to that motion is due in late April, and the Company intends to file a Reply brief in May. No hearing on the Motion has been scheduled yet by the Court. The Company intends to continue to defend the case vigorously.

     On August 4, 1995, 26 former stockholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and/or directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al. v. Richard D'Amico et al., Civil Action No. E41225). Early on in the litigation two of the plaintiffs withdrew from the litigation, and during the deposition phase of the case, two more plaintiffs dropped out. However, plaintiffs added four additional plaintiffs with the filing of an Amended Complaint on November 27, 1995. Plaintiffs allege a breach of fiduciary duty by the former RCI directors Haire, King and McKay, a conspiracy by the RCI officer defendants D'Amico, Crowley and Walker, and negligence by all defendants. Plaintiffs seek additional consideration for their shares of RCI common stock in the form of compensatory and monetary damages in the

                              PHYMATRIX CORPORATION
amount of $5.7 million, plus punitive damages, interest, costs and attorneys fees. On September 22, 1995, the defendants filed an Answer denying any liability in connection with this litigation. On October 23, 1995, the defendants filed a motion to stay the action pending resolution of the Delaware class action. The Court denied the Motion on April 16, 1996. All discovery in the case was completed as of September 13, 1996. The Defendants moved for summary judgment on September 20, 1996. The plaintiffs filed an opposition on November 18, 1996. Defendants filed a Reply brief on February 27, 1997. The Court has not yet scheduled a hearing on the Motion, but one should be scheduled soon. The Court indicated at a Status Conference on January 14, 1997 that the case would be placed on a trial list in March 1997 but that the case would be near the bottom of that list, and not likely to be reached for trial until later this year. On April 17, 1997 the Court published a two-week trial list for May 13, 1997 on which this case appears at number 18. The Company is not a party to this litigation and its exposure is limited to its obligation under its by-laws to indemnify the former officers and directors of RCI to the fullest extent permitted by Delaware law. The Company intends to continue to vigorously defend against this litigation.

11. Related Party Transactions

     For the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, Continuum Care of Massachusetts, Inc., whose principal shareholder is Mr. Gosman, provided management services to the Company. Fees for these services in the amount of $3,729,680 and $1,629,753, respectively, have been included in the financial statements and consist of the following:

                                                  December 31,
                                           --------------------------
                                               1995          1994
                                           ------------   -----------
   Salaries, wages and benefits   ......   $2,267,891     $  934,200
   Professional fees  ..................      273,941        253,955
   Rent   ..............................      459,732        192,242
   Other  ..............................      728,116        249,316
                                           -----------    -----------
                                           $3,729,680     $1,629,713
                                           ===========    ===========

     Such fees were based on the discretion of Continuum Care of Massachusetts, Inc., and may not have been indicative of what they would have been if the Company had performed these services internally or had contracted for such services with unaffiliated entities. Included in rent was rent expense of approximately $415,000 and $156,000 for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, respectively, for the Company's principal office space in West Palm Beach, Florida. The lessee of the office space prior to the offering was Continuum Care of Massachusetts, Inc.. The current lease term expires January 31, 2000.

     The Company assumed the lease from Continuum Care of Massachusetts, Inc. upon the consummation of the offering.

     In connection with the purchase of Nutrichem during November 1994, the Company was required to make contingent note payments in the amount of $4,444,444 which had been accrued at December 31, 1995. Payments on the contingent note are based on attaining certain earnings thresholds. A charge of $1,271,000 related to this contingent note was recorded during 1995. The $4,444,444 which had been accrued represented the maximum remaining amount because the earnings threshold upon which the payment is based was reached during 1995. The contingent note was personally guaranteed by Mr. Gosman. The contingent note was paid in full during January 1996 with the proceeds from the offering.

     During March 1995, the Company incurred a $17,500,000 note payable to a financing institution in connection with the purchase of OTI. Mr. Gosman personally guaranteed a portion of the $17,500,000. Mr. Gosman's liability

                              PHYMATRIX CORPORATION
under the guarantee was limited to no more than $6,125,000. The note was paid in full during January 1996 with the proceeds from the offering.

     During May 1995, Mr. Gosman incurred $4,610,588 of debt payable, which has been included in these financial statements, to the shareholders of DASCO in connection with the purchase of 50% of the outstanding stock of DASCO. The notes bear interest at 6.37% per annum and were repaid during 1996.

     Meditrust, a publicly traded real estate investment trust with assets in excess of $2.4 billion of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided construction financing to customers of DASCO in the aggregate amount of $176,000,000 for 19 facilities developed by DASCO.

     DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. Mr. Sands and Mr. Rendina have obtained equity interests in the entities which own 26 of the 29 facilities developed by DASCO. The collective interests of Messrs. Sands and Rendina range from 17% to 100%. In addition, Mr. Gosman individually and as trustee for his two sons and Frederick R. Leathers, Robert A. Miller, William A. Sanger and Edward E. Goldman have obtained limited partnership interests ranging from 14% to 36% in the entities which own 11 facilities being developed by the Company through DASCO. During the year ended January 31, 1997, DASCO recorded revenues in the amount of $9,986,790 related to facilities developed by DASCO in which equity interests have been obtained by related parties.

     The Company provides construction management, development marketing and consulting services to entities principally owned by Mr. Gosman in connection with the development and operation by such entities of several medical facilities. During the year ended January 31, 1997, the Company recorded revenues in the amount of $7,047,611 related to such services. The Company provides these services to affiliated parties on terms no less favorable to the Company than those provided to unaffiliated parties.

     The Company was required to assume an unfavorable lease in one of its acquisitions. The Company planned to dispose of the lease and accrued $559,000 in purchase accounting which represents the difference between the unfavorable lease costs and the estimated fair market value rent. The Company assigned the lease in January 1997 to an entity principally owned by Mr. Gosman.

     At December 31, 1995, the Company had borrowed $36,690,180 from Mr. Gosman. Interest on such outstanding indebtedness at the prime rate of interest during the year ended December 31, 1995 was $1,708,174. During January 1996, the Company repaid Mr. Gosman $28,676,743 of such advances with the proceeds of the offering.

     During July 1995, the Company purchased the assets of and entered into a 15-year management agreement with a medical oncology practice with three medical oncologists. An affiliate of the Company, Continuum Care of Massachusetts, Inc., guarantees the performance of the Company's obligations under the management agreement.

     During September 1995, the Company provided a letter of credit in the amount of $5,403,337 to a seller in connection with entering into a management agreement and purchasing the assets of a medical oncology practice. Cash collateralizing the letter of credit, which has a balance of $4,504,184 at January 31, 1997, is included in other long term assets on the balance sheet. Prior to the completion of the offering, the collateral for the letter of credit was provided by Mr. Gosman.

     During September 1995, the Company refinanced $19,500,000 of an amount owed to Mr. Gosman with NationsBank. The $19,500,000 amount refinanced with NationsBank and outstanding at December 31, 1995 was

                              PHYMATRIX CORPORATION
personally guaranteed by Mr. Gosman. The $19,500,000 was paid in full during January 1996 with the proceeds of the offering.

     During November 1995, the Company assumed $180,000 of notes payable to four former shareholders of Pinnacle when the Company merged with Pinnacle. One of these notes for $50,000 was repaid during December 1995 and the remainder were repaid during 1996.

12. Disclosures about Fair Value of Financial Instruments

     The methods and assumptions used to estimate the fair value of each class of financial instruments, for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short effective maturity of these instruments.

Long-term Debt

     The fair value of the Company's long-term debt and capital leases is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount and fair value of long-term debt and capital leases, including current maturities and related party debt, at January 31, 1997, January 31, 1996 and December 31, 1995 is $111,422,450, $31,093,618 and
$96,941,201, respectively.

13. Employee Benefit Plan

     The Company sponsors a 401(k) plan, covering substantially all of its employees. Contributions under the 401(k) plan equal 50% of the participants' contributions up to a maximum of $400 per participant per year.

14. Income Taxes

     The financial statements of the Company for the periods prior to the offering do not include a provision for income taxes because the taxable income of the various entities that comprise the Company were either included in the tax return of the Partnership's partners and former Subchapter S corporation's shareholders, or the entities generated significant losses.

     The Company became subject to federal and state income taxes effective the date of the Company's initial public offering. Significant components of the Company's provision for income taxes for the year ended January 31, 1997 and the one month period ended January 31, 1996 are as follows:

                                  1997        1996
                              ------------   -------
   Federal:
   Current  ...............   $4,305,329         --
   Deferred    ............    1,084,693         --
                              -----------    -------
     Total federal   ......    5,390,022         --
                              -----------    -------
   State:
   Current  ...............    1,176,555         --
   Deferred    ............      269,489         --
                              -----------    -------
     Total state  .........    1,446,044         --
                              -----------    -------
   Totals   ...............   $6,836,066         --
                              ===========    =======

                              PHYMATRIX CORPORATION

     Significant components of the Company's deferred tax assets and liabilities as of January 31,1997 and January 31, 1996 are as follows:

                                                        1997              1996
                                                   ---------------   ---------------
   Deferred tax asset
   Allowance for doubtful accounts,
    reserves and other accrued expenses   ......   $   1,493,180     $   1,648,049
   Net operating loss   ........................      13,226,228        14,459,028
                                                   -------------     -------------
     Total deferred tax assets   ...............      14,719,408        16,107,077
                                                   -------------     -------------
   Deferred tax liability
   Property and depreciation  ..................        (856,173)          (70,787)
   Amortization   ..............................        (647,902)         (270,421)
   Other    ....................................        (318,165)         (281,720)
                                                   -------------     -------------
     Total deferred tax liability   ............      (1,822,240)         (622,928)
                                                   -------------     -------------
   Deferred tax asset (liability)   ............      12,897,168        15,484,149
                                                   -------------     -------------
   Valuation allowance  ........................     (14,251,349)      (15,484,149)
                                                   =============     =============
   Net deferred tax asset (liability)  .........   $  (1,354,182)    $           0
                                                   =============     =============

     The Company reasonably believes that, because of limitations imposed by the Internal Revenue Code, net operating losses of $33,065,570 and other deferred tax assets, which arise out of OTI, will not be recognized in future years. Accordingly, the Company has established a full valuation allowance for these deferred tax assets.

     The net operating losses of $33,065,570 will begin to expire in 2005.

     The reconciliation of income tax computed at statutory rates to income tax expense is as follows:

                                                           1997         1996
                                                        ----------   ----------
   Statutory rate   .................................       35%         (35%)
   Permanent differences  ...........................        1%           0%
   State income tax (net of federal benefit)   ......        5%           0%
   Valuation allowance    ...........................       (7%)         35%
   Other   ..........................................        2%           0%
                                                          ------       ------
                                                            36%           0%
                                                          ======       ======

15. Supplemental Cash Flow Information
     During the year ended January 31, 1997, the month ended January 31, 1996 and the year ended December 31, 1995, the Company acquired the assets and assumed certain liabilities of various entities. The transactions had the following non-cash impact on the balance sheets:

                              PHYMATRIX CORPORATION

                                                          January 31,
                                               ---------------------------------      December 31,
                                                    1997              1996               1995
                                               ---------------   ---------------   ----------------
   Current assets   ........................   $   4,692,389      $    123,963      $  12,463,007
   Property, plant and equipment   .........       4,693,603            70,418         40,817,404
   Intangibles   ...........................      49,593,414        12,666,694         43,155,934
   Other noncurrent assets   ...............          25,541        (8,895,714)         2,197,691
   Current liabilities    ..................      (9,667,604)       (1,267,752)        (8,174,988)
   Debt    .................................      (3,189,295)                0        (43,179,672)
   Noncurrent liabilities    ...............     (11,603,513)        1,248,139         (2,913,635)
   Equity  .................................     (10,010,325)       (4,000,000)                 0
                                               -------------      ------------      -------------
     Net cash used for acquisitions   ......   $  24,534,210      $    (54,252)     $  44,365,741
                                               =============      ============      =============

     During the year ended January 31, 1997, the Company purchased $643,500 of equipment under capital leases. In addition, cash paid for interest during the year ended January 31,1997, one month ended January 31, 1996 and the year ended December 31, 1995 was $5,450,718, $2,876,636 and $2,754,082, respectively.
Income taxes paid for the year ended January 31,1997 were $3,320,241. There was no interest paid for the period from June 24, 1994 (inception) to December 31, 1994 and there were no income taxes paid for the one month ended January 31, 1996, the year ended December 31, 1995 or the period from June 24, 1994 (inception) to December 31, 1994.

16. Stock Option Plan

     The Company has adopted a stock option plan and authorized the issuance of 3,000,000 shares of the Company's common stock to key employees and directors of the Company. Under this plan, the exercise provision and price of the options will be established on an individual basis generally with the exercise price of the options being not less than the market price of the underlying stock at the date of grant. The options generally will become exercisable beginning in the first year after grant in 20%--33% increments per year and expire ten years after the date of grant. Information related to the stock option plan is summarized as follows:

                                                   Year Ended                Month Ended               Year Ended
                                                January 31, 1997           January 31, 1996         December 31, 1995
                                            ------------------------   ------------------------   ---------------------
                                                           Weighted                   Weighted                 Weighted
                                                           Average                    Average                  Average
                                                           Exercise                   Exercise                 Exercise
                                              Shares        Price        Shares        Price       Shares       Price
                                            -----------   ----------   -----------   ----------   ---------   ---------
Outstanding, beginning of period   ......    1,200,500      $ 14.49      572,500      $  10.93    127,500      $  4.00
Options granted  ........................    1,122,500        20.35      628,000         17.27    445,000        13.65
Options exercised   .....................      (52,166)        6.97           --            --         --           --
Options canceled    .....................      (23,334)       18.14           --            --         --           --
                                             ---------     --------    ----------     ---------   --------     --------
Outstanding, end of period   ............    2,247,500        17.52    1,200,500      $  14.49    572,500      $ 10.93
                                             =========     ========    ==========     =========   ========     ========
Weighted average fair value of
 options granted during the year   ......                   $ 10.07                   $   7.36                 $  6.67
                                                           ========                   =========                ========

     At January 31, 1997, January 31, 1996 and December 31, 1995 options for 595,085, 47,500 and 47,500, respectively were exercisable.

                              PHYMATRIX CORPORATION

     Significant option groups outstanding at January 31, 1997 and related weighted average price and life are as follows:

                               Options Outstanding                  Options Exercisable
                    ------------------------------------------   -------------------------
                       Shares                                       Shares
                     Outstanding                     Weighted     Exercisable     Weighted
                         at           Remaining      Average          at          Average
    Range of         January 31,     Contractual     Exercise     January 31,     Exercise
 Exercise Price         1997            Life          Price          1997          Price
-----------------   -------------   -------------   ----------   -------------   ---------
 $3.00 - $5.00          122,000       7.7 years       $ 4.08         62,001        $ 4.16
$14.38 - $18.75       1,315,500       9.0              16.87        348,084         16.85
$19.00 - $24.75         810,000       9.5              20.72        185,000         20.45

     The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted average assumptions for grants in the year ended January 31, 1997, the one month ended January 31, 1996 and the year ended December 31, 1995: expected volatility (post-offering) of 56%, risk free interest rates of 6.4%, expected life of 4.5 years and expected dividends of $0.

     The Company continues to account for stock based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", as allowed by SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted. Had compensation for those plans been determined based on the fair value at the grant date for awards during the year ended January 31, 1997, the month ended January 31, 1996 and the year ended December 31, 1995 consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                       Year Ended      Month Ended     Year Ended
                                       January 31,     January 31,     December 31,
                                          1997            1996            1995
                                      -------------   -------------   -------------
   Net income (loss)
    As reported  ..................      $12,057        $ (1,176)      $  (11,025)
    Pro forma    ..................        9,647          (1,226)         (11,073)
   Earnings (loss) per common share
    As reported  ..................      $  0.54        $  (0.08)              --
    Pro forma    ..................         0.43           (0.09)              --

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

17. Net Income Per Share

     Net income per common share is based upon the weighted average number of common shares outstanding (including stock required to be issued in the future pursuant to acquisition agreements) during the period. For the year ended January 31, 1997 and the month ended January 31, 1996 the weighted average number of common shares outstanding were 22,511,488 and 14,204,305 respectively. When dilutive, stock options (less the number of treasure shares assumed to be purchased from the proceeds) are included in the calculation of the weighted average number of common shares outstanding. For the year ended January 31, 1997, conversion of the 63/4% Convertible Subordinated Debentures issued in June 1996, is not assumed because the effect is anti-dilutive.

                              PHYMATRIX CORPORATION

18. Segment Information (Unaudited)

     The Company derives revenues from health care services and medical facility development services. The Company commenced operations of the medical facility development segment with the purchase of DASCO upon the completion of the offering in January 1996. The activities related to the health care services and medical facility development services segment are as follows (dollars in thousands):

                                                            Medical
                                                            Facility
                                           Health Care     Development
      Year ended January 31, 1997           Services        Services       Total
      ---------------------------          -----------     -----------   ----------
   Net revenues   .....................     $ 170,912       $19,049      $ 189,961
   Operating income  ..................         9,417        11,133         20,550
   Identifiable assets  ...............       279,123        19,001        298,124
   Depreciation & amortization   ......         6,856           288          7,144
   Capital expenditures    ............         3,036         2,440          5,476

19. Quarterly Results of Operations (Unaudited)

     The following is a summary of the unaudited quarterly results of operations for the periods shown:

                                          (Dollars in thousands, except per share data)
                                                   Year Ended January 31, 1997
                                         ------------------------------------------------
                                           First        Second       Third       Fourth
                                          Quarter      Quarter      Quarter      Quarter
                                         ----------   ----------   ----------   ---------
   Net revenues  .....................    $ 37,207     $ 40,424     $ 51,738    $ 60,592
   Income before income taxes   ......       3,696        4,398        5,169       5,630
   Net income    .....................       2,292        2,770        3,283       3,712
   Net income per share   ............    $   0.11     $   0.13     $   0.15    $   0.16


                                                            Year Ended December 31, 1995
                                       ----------------------------------------------------------------------
                                             First           Second           Third              Fourth
                                            Quarter         Quarter          Quarter             Quarter
                                       -----------------   ----------   -----------------   -----------------
   Net revenues   ..................    $  6,669            $13,315       $ 20,134             $ 30,616
   Loss before income taxes   ......      (2,306)(A)         (1,846)        (2,332)(B)           (4,541)(C)
   Net loss(D)    ..................      (2,306)(A)         (1,846)        (2,332)(B)           (4,541)(C)

----------------
(A) Includes $1,111 non-recurring earnout payment.
(B) Includes $160 non-recurring earnout payment.
(C) Includes $2,500 provision for closure costs.
(D) Provisions for income taxes have not been reflected in the year ended December 31, 1995 because there is no taxable income on a combined basis.

                              PHYMATRIX CORPORATION

20. Subsequent Events

     During February 1997, the Company closed in escrow on an agreement to manage a physician group consisting of 32 physicians in Maryland.

     During March 1997, the Company signed a binding letter of intent to merge with Clinical Studies, Ltd. ("CSL"). CSL is one of the largest site management organizations ("SMOs") in the country. SMOs are management service companies that organize and manage multisite clinical investigators. CSL wholly owns and operates 19 Phase I-IV research centers and is dedicated to the rapid enrollment of quality volunteers for investigational drug research in multiple therapeutic areas such as central nervous system, gerontology, women's health and endocrinology. The merger is subject to being accounted for as a pooling of interests.

     During April, the Company signed a letter of intent with Beth Israel Hospital to form an MSO to provide management services to the medical community in the greater metropolitan New York area. The Company will acquire and manage the physician practice management operations of Beth Israel Health Care System, which consists of 130 physicians with more than 20 primary and specialty medical offices located throughout New York City and Rockland and Westchester counties.

[LETTERHEAD]                        -----------------------------------------------------------------------------------------------
[LOGO Deloitte & Touche LLP]                125 Summer Street                        Telephone: (617) 261-8000
                                    Boston, Massachusetts 02110-1617                 Facsimile: (617) 261-8111

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
   Clinical Studies Ltd. And Clinical Marketing Ltd.
Providence, RI

We have audited the accompanying combined balance sheets of Clinical Studies Ltd. ("CSL") and Clinical Marketing Ltd. ("CML") (collectively the "Companies") as of December 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Clinical Studies Ltd. and Clinical Marketing Ltd. as of December 31, 1996 and 1995, and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
May 28, 1997


---------------
Deloitte Touche
Tohmatsu
International
-------------

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.

COMBINED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

---------------------------------------------------------------------------------------------------------
ASSETS                                                                     1996                   1995
CURRENT ASSETS:
  Cash and cash equivalents                                            $ 1,428,276             $3,595,454
  Contract receivables (net of allowance for contract
    adjustments of $278,000 and $236,000 in 1996
    and 1995, respectively)                                              5,897,469              2,210,028
                                                                       -----------             ----------

        Total current assets                                             7,325,745              5,805,482
                                                                       -----------             ----------

PROPERTY AND EQUIPMENT:
  Furniture and office equipment                                           407,892                255,425
  Medical equipment                                                        343,138                285,249
  Vehicles                                                                  12,758                 12,758
                                                                       -----------             ----------

        Total                                                              763,788                553,432

  Less accumulated depreciation and amortization                          (302,019)              (178,669)
                                                                       -----------             ----------

        Property and equipment, net                                        461,769                374,763
                                                                       -----------             ----------

INTANGIBLE ASSETS, Net                                                   7,257,298                     --
                                                                       -----------             ----------

OTHER ASSETS                                                               141,546                 99,949
                                                                       -----------             ----------

TOTAL                                                                  $15,186,358             $6,280,194
                                                                       ===========             ==========

LIABILITIES AND STOCKHOLDERS'
  EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                    $    90,069             $   44,581
  Accounts payable and accrued expenses                                  1,707,955              1,432,086
  Deferred revenue                                                       1,182,224              1,940,180
                                                                       -----------             ----------

        Total current liabilities                                        2,980,248              3,416,847
                                                                       -----------             ----------

LONG-TERM DEBT-Less current portion                                      7,317,740                104,484
                                                                       -----------             ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock: Clinical Studies Limited, no par value-
    authorized, 1,000 shares; issued
    and outstanding, 100 shares                                                100                    100
  Clinical Marketing Limited, no par value-
    authorized, 8,000 shares; issued
    and outstanding, 235 shares in 1996 and
    200 shares in 1995                                                     627,840                    200
  Additional paid-in capital                                               120,000                120,000
  Retained earnings                                                      4,140,430              2,638,563
                                                                       -----------             ----------

        Total stockholders' equity                                       4,888,370              2,758,863
                                                                       -----------             ----------

TOTAL                                                                  $15,186,358             $6,280,194
                                                                       ===========             ==========

See notes to combined financial statements.

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.

COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995

-------------------------------------------------------------------------------------------------------------

                                                                           1996                       1995
REVENUE                                                                $18,040,124                $13,351,843

OPERATING EXPENSES                                                      14,738,292                 10,444,639
                                                                       -----------                -----------

INCOME FROM OPERATIONS                                                   3,301,832                  2,907,204
                                                                       -----------                -----------

OTHER INCOME (EXPENSE):
  Interest income                                                           75,833                     42,242
  Interest expense                                                        (144,206)                   (18,271)
                                                                       -----------                -----------

        Total other income (expense)                                       (68,373)                    23,971
                                                                       -----------                -----------

NET INCOME                                                             $ 3,233,459                $ 2,931,175
                                                                       ===========                ===========

See notes to combined financial statements.

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                              CSL               CML
                                                             No Par            No Par
                                                              Value             Value    Additional     Retained           Total
                                                    CSL      Common     CML    Common      Paid-in      Earnings       Stockholders'
                                                   Shares     Stock    Shares   Stock      Capital      (Deficit)          Equity

BALANCE, JANUARY 1, 1995                            100       $100       --   $     --    $120,000     $  (72,612)      $   47,488

  Issuance of common stock                           --         --      200        200          --             --              200

  Net income                                         --         --       --         --          --      2,931,175        2,931,175

  Dividends                                          --         --       --         --          --       (220,000)        (220,000)
                                                    ---        ---      ---   --------    --------     ----------        ---------

BALANCE, DECEMBER 31, 1995                          100        100      200        200     120,000      2,638,563        2,758,863

  Issuance of common stock (see Note 5)              --         --       35    627,640          --             --          627,640

  Net income                                         --         --       --         --          --      3,233,459        3,233,459

  Dividends                                          --         --       --         --          --     (1,731,592)      (1,731,592)
                                                    ---        ---      ---   --------    --------     ----------        ---------

BALANCE, DECEMBER 31, 1996                          100       $100      235   $627,840    $120,000     $4,140,430       $4,888,370
                                                    ===       ====      ===   ========    ========     ==========       ==========

See notes to combined financial statements.

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.

COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


                                                                                 1996              1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                 $ 3,233,459       $ 2,931,175
  Adjustments to reconcile net income to net cash (used for) provided by operating activities:
      Depreciation and amortization                                              237,078            92,992
      Issuance of common stock as compensation                                   627,640                --
      Increase (decrease) in cash from:
        Contract receivables                                                  (3,687,441)       (1,995,853)
        Other assets                                                             (41,597)          (86,016)
        Accounts payable and accrued expenses                                    275,869         1,131,453
        Deferred revenue                                                        (757,956)        1,882,780
                                                                             -----------        -----------

          Net cash (used for) provided by operating activities                  (112,948)        3,956,531
                                                                             -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Amount paid for acquired operations                                         (3,200,000)               --
  Purchase of equipment, net                                                    (210,356)         (211,400)
                                                                             -----------         -----------

          Net cash used for investing activities                              (3,410,356)         (211,400)
                                                                             -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving bank line-of-credit, net                          3,132,300                --
  Payments on:
    Note payable                                                                  (2,750)           (1,144)
    Obligations under capital leases                                             (41,832)          (36,135)
  Dividends to stockholders                                                   (1,731,592)         (220,000)
  Issuance of common stock                                                  `         --               200
                                                                             -----------        -----------

          Net cash provided by (used for) financing activities                 1,356,126          (257,079)
                                                                             -----------        -----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                              (2,167,178)        3,488,052

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   3,595,454           107,402
                                                                             -----------        -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                       $ 1,428,276       $ 3,595,454
                                                                             ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Interest payments                         $   121,082       $    18,000
                                                                             ===========       ===========

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
    CSL issued $3,950,000 of notes payable in 1996 in connection with acquisitions. CSL accrued $221,025 of contingent payments in 1996 in connection with acquisitions. CML issued 35 shares of common stock as compensation in 1996 at a value of $627,640

See notes to combined financial statements.

CLINICAL STUDIES LTD. AND CLINICAL MARKETING LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.  NATURE OF BUSINESSES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Businesses-Clinical Studies Ltd. ("CSL") performs clinical research studies sponsored by pharmaceutical companies and managed by contract research organizations. CSL enrolls patients, administers medications and submits data to sponsors for analysis. CSL operates in Rhode Island, Massachusetts, Florida, Arizona and Pennsylvania.

    Clinical Marketing Ltd. ("CML"), which began operations on September 1, 1995, provides advertising and mixed media promotion services, primarily for CSL.

    CSL and CML have common owners.

    Principles of Combination-The combined financial statements include the accounts of CSL and CML (collectively the "Companies"). All significant intercompany accounts and transactions are eliminated in combination.

    Property and Equipment-Property and equipment are recorded at cost. Capital lease property and equipment is recorded at the lower of fair market value at the inception of the lease or the present value of the minimum lease payments required. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or, in the case of capital lease property and equipment and leasehold improvements, over the lesser of the life of the lease or the estimated useful life of the asset, as follows:

                                                                   Life

    Furniture and office equipment                                5 years
    Medical equipment                                             5 years
    Vehicles                                                      4 years

    Intangible Assets-Intangible assets consist primarily of goodwill, noncompete agreements and trained workforces acquired in the purchase of clinical site operations during 1996. The purchase price in excess of net assets acquired (goodwill) is amortized on a straight-line basis over twenty years. The Company evaluates the carrying value of goodwill based upon current and anticipated net income and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the carrying value of goodwill. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. The costs allocated to noncompete agreements and the trained workforces are amortized on a straight-line basis over five and three years, respectively. Accumulated amortization amounted to approximately $114,000 for all intangible assets at December 31, 1996. There were no intangible assets recorded through 1995.

1.  NATURE OF BUSINESSES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)


    Income Taxes-The Companies, with the consent of their stockholders, have elected to be treated as S Corporations as provided under the Internal Revenue Code (the "Code"), whereby income taxes are the responsibility of the stockholders. Accordingly, the Companies' combined statements of operations do not include provisions for income taxes. Dividends are primarily intended to reimburse stockholders for income tax liabilities incurred.

    Revenue Recognition-CSL generates revenue based on contracts to perform clinical studies. Generally, these contracts specify the fees to be received as services are provided to patients enrolled in the studies. Revenues are recognized as patient visits are conducted and such services are provided. Costs related to the studies are expensed as incurred. Payments received prior to providing services are recorded as deferred revenue.

    CML generates revenue, primarily from CSL, based upon reimbursement of actual advertising and marketing expenses incurred plus a markup. Such revenue is eliminated in the combined financial statements.

    Cash and Cash Equivalents-Cash and cash equivalents include demand deposits held at financial institutions and short-term investments purchased with remaining maturities of three months or less.

    Use of Estimates-Preparation of the Companies' financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates. The primary estimates underlying the Companies' combined financial statements include allowances for contract adjustments, deferred revenue, useful lives of long-lived assets and the amount of future earnings of acquisitions having contingent earnouts payable. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that changes in those assumptions in the near term would have a material effect on the Companies' combined financial position or results of operations.

    During 1996, the Companies revised their estimate of future employee benefits. Based on an analysis of actual employee activities, management revised their estimate of accrued nonvesting sick-pay benefits. The revision resulted in an increase in net income for the year ended December 31, 1996 of approximately $190,000.

    Risks and Uncertainties-The Companies' businesses could be impacted by the failure of key customers, increasing competition in the pharmaceutical drug testing industry, federal and state legislation in the area of pharmaceutical drug testing and the departure of key trial investigators. Also, for a number of clinical trial programs, the Companies believe that industry protocols have resulted in final settlement of contract receivables being prolonged due to delays in the finalization of the testing program and data analysis. Changes in these areas could adversely impact the Companies' operations in the future.

1.  NATURE OF BUSINESSES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

    Business and Credit Concentrations-The Companies are involved in the performance of clinical research trials for pharmaceutical companies and contract research organizations. Credit is granted without collateral to these customers. During the year ended December 31, 1996, revenue from three customers represented 21%, 12% and 11% of combined revenue. During the year ended December 31, 1995, revenue from one customer represented 35% of combined revenue. The Companies' largest ten customers accounted for 65% of total accounts receivable at December 31, 1996, of which two customer balances represented 14% and 13%. No other customer balances exceeded 10% of total accounts receivable at December 31, 1996.

    Accounting Pronouncements--Effective January 1, 1996, the Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Companies elected to account for stock-based compensation under the provisions of APB 25. The adoption of SFAS Nos. 121 and 123 did not have a material impact on the Companies' combined financial statements.


2.  CONTRACT RECEIVABLES

    Contract receivables consisted of the following at December 31:

                                                         1996           1995

     Contracts in progress:
       Billed                                         $  678,445     $       --
       Unbilled                                        5,497,024      2,446,028
     Less: allowance for contract adjustments           (278,000)      (236,000)
                                                      ----------     -----------
                                                      $5,897,469     $2,210,028
                                                      ==========     ===========

    Substantially all of the Companies' contracts are subject to final adjustment upon close-out of the contracts with customers. Management estimates that such adjustments, if any, will not be materially different than the allowance recorded.

3.  LONG-TERM DEBT

    Long-term debt consisted of the following at December 31:

                                                         1996           1995

     Revolving bank line-of-credit                    $3,132,300     $       --
     Acquisition notes payable                         3,950,000             --
     Acquisition earnouts payable                        221,025             --
     Other note payable                                    8,203         10,953
     Capital lease obligations                            96,281        138,112
                                                      ----------     -----------
     Total                                             7,407,809        149,065

     Less current portion                                 90,069         44,581
                                                      ----------     -----------
     Long-term portion                                $7,317,740     $  104,484
                                                      ==========     ===========

    Revolving Bank Line-of-Credit-On October 1, 1996, CSL entered into a $5,000,000 revolving line-of-credit agreement with a bank. Interest, payable monthly, is computed at 1/4% above the bank's base rate (7.86% at December 31, 1996). Such agreement is collateralized by a security interest in all assets and the stock of both CSL and CML. The agreement expires on September 30, 1999. In connection with this line-of-credit agreement, CSL is subject to certain restrictive loan covenants, which provide for, among other things, the maintenance of certain financial ratios. The most restrictive financial covenants are the requirement to combined net income of $100,000 per quarter and maintain a minimum net worth of $2.45 million at all times.

    Acquisition Notes Payable-In connection with the acquisitions during 1996 (see Note 8), CSL issued uncollateralized promissory notes with maturity dates as follows:

       Amount                                                   Due Date

     $  250,000                                             January 1, 1998
        500,000                                             January 1, 1999
      1,000,000                                            November 2, 1999
      2,000,000                                             October 3, 2001
        100,000                                             August 31, 2001
        100,000                                             August 31, 2000

    Interest on all acquisition notes payable is paid quarterly in arrears at an annual interest rate of 7%.

    In the event of a public offering of its shares by the Companies, these notes are convertible into common stock at the option of the note holders.

    Acquisition Earnouts Payable-In connection with one of the business acquisitions in 1996 (see Note 8), minimum earnout payments of $221,025 were established in the purchase agreement and have been accrued in the accompanying combined financial statements. These minimum payments are due as follows:

     Year                                                         Amount

     1997                                                       $ 40,000
     1998                                                         42,000
     1999                                                         44,100
     2000                                                         46,305
     2001                                                         48,620
                                                                --------
     Total                                                      $221,025
                                                                ========


    Other Note Payable-CSL has a note payable, collateralized by a vehicle, with a financing company. Such note requires monthly payments of approximately $300 for principal and interest through September 1999 and is collateralized by the vehicle.

    Scheduled maturities of the note payable at December 31, 1996 are as follows:

     Year                                                         Amount

     1997                                                         $2,978
     1998                                                          3,225
     1999                                                          2,000
                                                                  ------
     Total                                                        $8,203
                                                                  ======

    Capital Leases-CSL leases certain equipment under capital leases. At December 31, 1996 and 1995 the cost of this equipment was $210,000. Accumulated amortization at December 31, 1996 and 1995 was approximately $126,000 and $84,000, respectively. The future minimum lease payments under the capital leases, together with the present value of the net minimum lease payments as of December 31, 1996, are as follows:

     Year                                                         Amount

     1997                                                       $ 55,943
     1998                                                         47,974
     1999                                                          2,811
     2000                                                          1,727
                                                                --------
     Net minimum lease payments                                  108,455

     Less amount representing interest                            12,174
                                                                --------
     Present value of net minimum lease payments                  96,281

     Less current portion                                         47,091
                                                                --------
     Long-term portion of obligation under capital lease        $ 49,190
                                                                ========
4.  EMPLOYEE BENEFIT PLAN

    The Companies participate in a profit-sharing plan (the "plan") for all employees which qualifies under Section 401(k) of the Code. The plan covers all employees who have completed six months of service and have atttained age twenty-one. The Companies allow eligible employees to contribute up to 15% of their compensation and the Companies may match up to 20% of the employees' first 5% of covered compensation. The Companies may elect to make additional contributions at the discretion of the Board of Directors. The Companies made contributions to the plan of approximately $14,500 and $34,000 for the years ended December 31, 1996 and 1995, respectively.

5.  RELATED-PARTY TRANSACTIONS

    Included in operating expenses are discretionary management fees paid or accrued to the principal shareholders of CSL for management-related services. Approximately $987,000 and $1,700,000 of such management fees were incurred for the years ended December 31, 1996 and 1995, respectively, and are included in operating expenses.

    A key officer of CSL entered into an employment agreement with CSL, dated January 1995, which entitled him to additional compensation of 5.5% of annual net profits and, in the event of an IPO or sale of CSL, 5% of the proceeds from any such transaction.

                                      F-47-

    In June of 1996, the principal shareholders in CSL decided to formalize their arrangement with this officer as to his equity participation in the business. To effect this decision, the employee was granted a 15% equity interest in CML, which was merged into CSL effective January 1, 1997. Based on an independent appraisal, the Company valued the transaction at $627,640 and recorded the amount as a 1996 operating expense. On January 1, 1997, the officer entered into a new employment agreement with CSL, with no provisions as to the sharing of profits, or proceeds, in the event of an IPO or sale of CSL.

6.  COMMITMENTS

    Operating Leases-The Companies lease office space under renewable operating leases expiring through the year 2004. Such operating leases require the payment of monthly rent and certain operating expenses.

    As of December 31, 1996, the lease agreements require approximate annual lease payments as follows:

    Year                                                          Amount

    1997                                                      $1,113,000
    1998                                                       1,203,000
    1999                                                       1,153,000
    2000                                                         827,000
    2001                                                         472,000
    Thereafter                                                   318,000
                                                              ----------
    Total                                                     $5,086,000
                                                              ==========

    Total rent expense was approximately $820,000 and $598,000 for the years ended December 31, 1996 and 1995, respectively.

7.  PROFIT-SHARING AGREEMENT

    CSL has a profit-sharing agreement with a consultant to the Company. Such agreement provides for payments to be made to the individual based on 10% of income of the sites in existence at June 15, 1996, before taxes and certain management fees paid to officers of CSL, for the year. Amounts charged to expenses related to such agreements totaled approximately $314,000 and $433,000 for 1996 and 1995, respectively (see Note 10).

    Under the same agreement, in the event that a majority interest in the common stock of CSL is sold by CSL's stockholders, CSL is obligated to pay to the former consultant an amount up to a combined total of 10% of the consideration received by the stockholders.

8.  ACQUISITONS

    All acquisitions have been accounted for using the purchase method of accounting, and operations of the acquired businesses have been included in the accompanying combined financial statements from their respective dates of acquisition. The excess of purchase price over the fair value of the net assets acquired is allocated to goodwill, noncompete covenants and trained workforces. Most purchase agreements provide for contingent payments based on targeted annual income of the acquired business, for a period of up to five years. Any such future payments are generally capitalized as goodwill when paid.

    On August 31, 1996, CSL acquired the business and certain assets of a single site clinical research company in Sarasota, Florida for $300,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $100,000 of cash and the issuance of two subordinated promissory notes of $100,000 each. The contingent payments will equal 15% of the increase in adjusted income before tax, of the acquired business, over the prior year's amount. In no event shall the contingent payments be less than $221,025. The full amount of the minimum payments was accrued for at the date of the acquisition.


    On October 4, 1996, CSL acquired the business and certain assets of a multi-site clinical research company in Pennsylvania for $6,850,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $3,100,000 of cash and the issuance of two subordinated promissory notes of $2,000,000 and $1,750,000, respectively. The contingent payments will equal 15% of the excess of adjusted income before tax over $2,000,000 per year for five years and, in the case of an initial public offering of the Companies' stock, $750,000 of such stock.

    The cost of the acquisitions was preliminarily allocated on the basis of the estimated fair value of the assets acquired and the liabilities assumed. This allocation resulted in goodwill of $6,966,000, noncompete agreements of $355,000 and trained workforces of $50,000.

9.  STOCK OPTIONS

    In 1996, the Board of Directors of CSL (the "Board") adopted the 1996 Equity Incentive Plan, under which incentive and nonqualified options to purchase up to 10 shares of CSL's common stock may be granted over a ten-year period to directors, officers, employees and consultants. All option grants, prices and vesting periods are determined by the Board. Incentive stock options may be granted at a price not less than fair market value on the date of grant, as determined by the Board.

    A summary of stock option activity is as follows:

                                                                  Weighted
                                                 Number            Average
                                                   of             Exercise
                                                Options            Price

    Outstanding at December 31, 1995               --              $  --

    Granted                                       2.31              147,597
                                                --------           --------
    Outstanding at December 31, 1996              2.31              147,597
                                                --------           --------
    Exercisable at December 31, 1996            $0.634             $147,597
                                                ========           ========

    The following table sets forth information regarding options outstanding at December 31, 1996:

                                                                   Options Exercisable
                                                               -------------------------
                 Options Outstanding                                           Weighted
---------------------------------------------------------                       Average
                                  Weighted      Weighted                       Exercise
                                   Average       Average        Number         Price for
Number of          Exercise       Remaining      Exercise      Currently       Currently
Options             Price           Life          Price       Exercisable     Exercisable
  2.31             $147,597       9 years       $147,597         0.634          $147,597

    CSL uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Because the option exercise price significantly exceeds the estimated fair value of the Company's stock at the grant date, the weighted average fair value of options granted in 1996 was $0. Accordingly, had CSL used the fair value method to measure compensation, reported net income (before distributions) would not have changed for 1996.

    The fair value of options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                                         1996
    Risk-free interest rate                                              5.5%
    Expected life of option grants                                     10 years
    Expected volatility of underlying stock                               --
    Expected dividend payment rate, as a percentage of the stock
      price on the date of grant                                          --

    The option pricing model used was designed to value readily tradeable stock options with relatively short lives. The options granted to employees are not tradeable and have contractual lives of up to ten years. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

10. SUBSEQUENT EVENTS

    On January 1, 1997, CSL and CML merged operations into one Delaware Subchapter S Corporation, also named Clinical Studies Ltd. Each share of CSL and CML was converted to 5,324.53 shares and 1,562.27 shares, respectively, of the new entity.

    On March 12, 1997, the shareholders of CSL signed a letter of intent to exchange the stock of CSL for stock of PhyMatrix Corp. ("PhyMatrix"), a publicly traded company. The purchase price will be determined based on the average five-day trading price of the PhyMatrix stock prior to closing, less any closing adjustments. The transaction is subject to the approval and the satisfaction of certain conditions.

    On April 9, 1997, CSL acquired the business and certain assets of Neuropsychiatric Services of Greater Washington, Inc. for $725,000 plus contingent consideration based on revenue and profitability measures over the next five years. The contingent payments will equal 10% of the excess gross revenue, as defined, provided the gross operating margins of the acquired business exceed 30%.

    The Company is in negotiations to settle its obligations to a consultant under a profit-sharing agreement (see Note 7). On April 23, 1997, CSL received a letter of understanding from the consultant proposing to settle the obligations under his profit-sharing agreement. Under the terms of the proposed settlement, the consultant would receive $2.5 million in cash and a promissory note for approximately $2,000,000.


                                   * * * * * *

                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders of PhyMatrix Corp.(formerly known as Continuum Care Corporation)

     We have audited the supplemental consolidated financial statement of financial position of PhyMatrix Corp. (formerly known as Continuum Care Corporation) as of January 31, 1997 and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended January 31, 1997. We have also audited the accompanying supplemental combined balance sheet of Phymatrix Corp. as of December 31, 1995 and the related supplemental statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental financial statements give retroactive effect to the merger of PhyMatrix Corp. and Clinical Studies Ltd. on October 15, 1997, which has been accounted for as a pooling of interests as described in the Notes 2 and 3 to the supplemental financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of PhyMatrix Corp. after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PhyMatrix Corp. as of January 31, 1997 and the consolidated results of its operations and its cash flows for the years ended January 31, 1997 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Further, in our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PhyMatrix Corp. as of December 31, 1995 and the combined results of operations and its cash flows for the year ended December 31, 1995 and December 31, 1994 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the business combination.


Boston, Massachusetts
October 20, 1997

                                     PHYMATRIX CORP.

                                SUPPLEMENTAL BALANCE SHEETS

                                                                    Consolidated        Consolidated        Combined
                                                                      July 31,           January 31,      December 31,
                                                                       1997                 1997              1995
                                                                     ------------       ------------      ------------
                                                                    (unaudited)
 ASSETS
 Current assets
         Cash and cash equivalents                                   $ 59,383,098       $ 81,321,955      $  7,192,367
         Receivables:
                 Accounts receivable, net of allowances                56,581,408         41,743,737        22,920,874
                 Other receivables                                      3,440,009          2,318,395           569,923
                 Notes receivable (Note 4)                              2,364,537         10,125,000           516,000
          Prepaid expenses and other current assets                     5,538,993          3,680,709         1,276,535
                                                                     ------------       ------------      ------------
                         Total current assets                         127,308,045        139,189,796        32,475,699

 Property, plant and equipment, net (Note 5)                           40,846,212         39,128,292        39,734,091
 Notes receivable (Note 4)                                              7,884,700          4,938,700           170,400
 Goodwill, net (Note 2)                                                92,064,612         74,426,572        31,931,453
 Management service agreements, net (Note 2)                           56,078,028         40,196,102        16,376,636
 Investment in affiliates (Note 6)                                      3,517,934          3,399,859        12,925,129
 Other assets (including restricted cash)                              12,600,540         12,030,884         4,853,659
                                                                     ------------       ------------      ------------
                         Total assets                                 340,300,071        313,310,205       138,467,067
                                                                     ============       ============      ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
         Current portion of debt and capital leases (Note 8)         $  3,609,281        $ 3,835,569      $ 26,707,091
         Current portion of related party debt (Note 8)                         -                  -         4,740,588
         Accounts payable                                               8,113,751          9,436,189         6,785,296
         Accrued compensation                                           1,420,822          1,480,250         1,124,316
         Accrued and other current liabilities (Note 7)                13,956,170         12,627,164        11,307,712
         Accrued interest - shareholder (Note 11)                              -                  -          1,708,174
                                                                     ------------       ------------      ------------
                         Total current liabilities                     27,100,024         27,379,172        52,373,177

 Due to shareholder, less current portion  (Notes 8 and 11)                                        -        36,690,180
 Long-term debt and capital leases, less current
     maturities (Note 8)                                               16,882,415         14,994,690        28,952,407
 Convertible subordinated debentures                                  100,000,000        100,000,000                 -
 Other long term liabilities (Notes 3 and 7)                           11,759,706         14,004,143         2,511,122
 Deferred tax liability (Note 14)                                               -          1,354,182                 -
 Minority interest                                                      1,854,455          1,798,321         2,502,970
                                                                     ------------       ------------      ------------
                         Total liabilities                            157,596,600        159,530,508       123,029,856


Commitments and contingencies (Notes 9 and 10)
Shareholders' equity
     Common stock, par value $.01, 40,000,000 shares authorized,
       29,131,155, 27,625,338, and 4,885,512 shares issued
       and outstanding at July 31, 1997, January 31, 1997,
       and December 31, 1995, respectively                                291,312            276,253            48,855
     Additional paid in capital                                       169,856,597        150,025,403        25,071,445
     Retained earnings (deficit)                                       12,555,562          3,478,041        (9,683,089)
                                                                     ------------       ------------      ------------
                         Total shareholders' equity                   182,703,471        153,779,697        15,437,211
                                                                     ------------       ------------      ------------
 Total liabilities and shareholders' equity                          $340,300,071       $313,310,205      $138,467,067
                                                                     ============       ============      ============

               The accompanying notes are an integral part of the
                       supplemental financial statements.

                                 PHYMATRIX CORP.
                      SUPPLEMENTAL STATEMENTS OF OPERATIONS

                                                      Consolidated     Consolidated
                                                       Six Months       Six Months      Consolidated     Combined      Combined
                                                         Ended            Ended          Year Ended      Year Ended    Year Ended
                                                       July 31,          July 31,        January 31,     December 31,  December 31,
                                                         1997             1996              1997           1995           1994
                                                      ------------      -----------     ------------     -----------    ---------
                                                       (unaudited)       (unaudited)
 Net revenues from services                          $ 83,089,705      $ 48,139,067     $117,813,401     $61,712,559    $7,368,106
 Net revenue from management service agreements        75,685,223        36,523,555       90,187,458      22,372,566             -
                                                      ------------       -----------     ------------     -----------    ---------
                 Total revenue                        158,774,928        84,662,622      208,000,859      84,085,125     7,368,106
                                                      ------------       -----------     ------------     -----------    ---------

 Operating costs and administrative expenses:
         Cost of affiliated physician
           management services                         33,534,991        17,412,247       42,245,211       9,655,973             -
         Salaries, wages and benefits                  39,132,470        26,689,277       58,350,848      33,540,769     3,021,502
         Salaries, wages and benefits - related
           party (Note 11)                                      -                 -                -       2,267,891       934,200
         Professional fees                              4,254,723         3,065,137        7,321,849       4,466,897       874,412
         Professional fees - related party (Note 11)            -                 -                -         273,941       253,995
         Supplies                                      19,900,444        11,665,084       27,202,905      12,117,362       682,956
         Utilities                                      2,107,449         1,321,822        2,868,484       1,498,755       201,639
         Depreciation and amortization                  4,856,994         3,313,419        7,381,666       3,955,511       166,238
         Rent                                           7,156,746         3,836,498        8,518,812       4,642,144       361,891
         Rent - related party (Note 11)                         -                 -                -         459,732       192,242
         Earn out payment (Note 11)                             -                 -                -       1,271,000             -
         Provision for closure loss (Note 7)                    -                 -                -       2,500,000             -
         Provision for bad debts                                -         1,320,777        4,607,888         744,111             -
         Other                                         33,198,534         6,797,839       26,359,859       9,797,589     1,729,380
         Other - related party (Note 11)                        -                 -                -         728,116       249,316
                                                      ------------       -----------     ------------     -----------    ---------
                                                      144,142,351        75,422,100      184,857,522      87,919,791     8,667,771
                                                      ------------       -----------     ------------     -----------    ---------

 Interest expense, net                                  1,673,963           392,973        1,357,210       3,120,056        95,774
 Interest expense shareholder (Note 11)                         -           369,366          369,366       1,708,174             -
 (Income) loss from investment in affiliates             (412,985)         (268,998)        (709,295)       (569,156)            -
                                                      ------------       -----------     ------------     -----------    ---------
                                                        1,260,978           493,341        1,017,281       4,259,074        95,774
                                                      ------------       -----------     ------------     -----------    ---------
 Income (loss) before provision for income taxes       13,371,599         8,747,181       22,126,056      (8,093,740)   (1,395,439)
 Income tax expense                                     4,545,904         3,031,881        6,836,066               -             -
                                                      ------------       -----------     ------------     -----------    ---------
 Net income (loss) (Note 2)                          $  8,825,695      $  5,715,300     $ 15,289,990     $(8,093,740)  $(1,395,439)
                                                      ============        ==========      ===========     ===========   ===========

 Net income per weighted average share               $       0.30      $       0.21     $       0.55
 Proforma Information  (Note 2):
         Adjustment to income tax expense            $    251,792      $    261,116     $  1,293,385
         Net income                                  $  8,573,903      $  5,454,184     $ 13,996,605
         Net income per weighted average share       $       0.29      $       0.20     $       0.51
         Weighted average shares outstanding           29,152,416        26,776,563       27,703,073
                                                     ============      ============     ============


                                      F-54


               The accompanying notes are an integral part of the
                       supplemental financial statements.

                                 PHYMATRIX CORP.
           SUPPLEMENTAL STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               For the six months ended July 31, 1997 (unaudited)
  and the years ended January 31, 1997, December 31, 1995 and December 31, 1994

                                                                                                Retained
                                                      Common Stock            Additional        Earnings
                                                      Outstanding              Paid-in        (Accumulated
                                                 Shares        Amount          Capital          Deficit)           Total
                                                 ------        ------         ----------      ------------         -----
 Balances - January 1, 1994, as
   previously reported                                  -     $       -     $          -     $          -      $          -
 Pooling of interests with CSL (as
   defined in Note 1)                           4,885,512        48,855     $     71,445           26,090           146,390
 Capital Contribution                                   -             -       12,963,713                -        12,963,713
 Net loss for the year ended
   December 31, 1994                                    -             -                -       (1,395,439)       (1,395,439)
                                               ----------     ---------     ------------     ------------      ------------
 Balances - December 31, 1994                   4,885,512        48,855       13,035,158       (1,369,349)       11,714,664
 Capital contribution                                   -             -       12,036,287                 -       12,036,287
 Net loss for the year ended
   December 31, 1995                                    -             -                -       (8,093,740)       (8,093,740)
 Dividends                                              -             -                -         (220,000)         (220,000)
                                               ----------     ---------     ------------     ------------      ------------
 Balances - December 31, 1995                   4,885,512        48,855       25,071,445       (9,683,089)       15,437,211

 Initial Public Offering,
   net of costs                                21,263,284       212,633      111,494,224                -       111,706,857
 Issuance of common stock
   for acquisitions                               266,666         2,667        3,997,333                -         4,000,000
 Issuance of stock pursuant to
  pooling of interests with CSL                   318,793         3,188          624,452                -           627,640
 Adjustment for immaterial pooling
  of interests                                    432,645         4,326                -          778,960           783,286
 Issuance Costs                                         -             -         (743,316)                          (743,316)
 Issuance of stock pursuant
  to acquisitions                                 406,272         4,062        9,222,977                -         9,227,039
 Issuance of stock pursuant
  to stock plans                                   52,166           522          358,288                -           358,810
 Net loss for the month ended
  January 31, 1996                                      -             -                -       (1,176,228)       (1,176,228)
 Net income for the year ended
  January 31, 1997                                      -             -                -       15,289,990        15,289,990
 Dividends                                              -             -                -       (1,731,592)       (1,731,592)
                                               ----------     ---------     ------------     ------------      ------------
 Balances - January 31, 1997                   27,625,338       276,253      150,025,403        3,478,041       153,779,697

 Adjustment for immaterial pooling
  of interests                                          -             -                -          644,326           644,326
 Effect of CSL's excluded activity
  (as described in Note 2)                              -             -                -          344,700           344,700
 Issuance of stock pursuant to
  acquisitions                                  1,435,818        14,359       19,251,281                -        19,265,640
 Issuance of stock pursuant
  to stock plans                                   69,999           700          656,275                -           656,975
 Issuance costs                                         -             -          (76,362)                           (76,362)
 Net income for the six months
  ended July 31, 1997                                   -             -                -        8,825,695         8,825,695
 Dividends                                              -             -                -         (737,200)         (737,200)
                                               ----------     ---------     ------------     ------------      ------------
 Balances - July 31, 1997                      29,131,155     $ 291,312     $169,856,597     $ 12,555,562      $182,703,471
                                               ==========     =========     ============     ============      ============





               The accompanying notes are an integral part of the
                       supplemental financial statements.

                                 PHYMATRIX CORP.
                      SUPPLEMENTAL STATEMENTS OF CASH FLOWS

                                                        Consolidated   Consolidated
                                                         Six Months     Six Months     Consolidated     Combined       Combined
                                                           Ended          Ended        Year Ended      Year Ended     Year Ended
                                                         July 31,        July 31,      January 31,    December 31,   December 31,
                                                           1997            1996           1997           1995            1994
                                                         ------------     -----------   ------------    ------------   -----------
                                                        (unaudited)    (unaudited)
 Cash flows from operating activities:
   Net income (loss)                                    $  8,825,695   $   5,715,300   $ 15,289,990   $ (8,093,740)   $(1,395,439)
   Noncash items included in net income (loss):
           Depreciation and amortization                   4,856,994       3,313,419      7,381,666      3,955,511        166,238
           Amortization of debt issuance costs                     -               -        276,625              -              -
           Writedown of assets                                     -               -              -      1,554,607              -
           Issuance of common stock as compensation                -         627,640        627,640              -              -
           Other                                            (626,401)         19,252       (650,940)       140,151              -
   Changes in receivables                                (11,055,818)     (8,289,561)   (14,154,057)    (7,415,851)      (418,869)
   Changes in accounts payable and accrued
           liabilities                                    (2,310,415)     (2,014,310)    (4,642,545)    11,235,272        231,417
   Changes in other assets                                (1,755,154)     (1,888,510)     1,517,672     (1,511,032)         2,473
                                                         ------------     -----------   ------------    ------------  -----------
                   Net cash provided (used) by
                        operating activities              (2,065,099)     (2,516,770)     5,646,051       (135,082)    (1,414,180)

 Cash flows from investing activities:
    Capital expenditures                                  (2,855,448)     (1,750,859)    (5,686,484)    (1,378,630)      (181,264)
    Sale of assets                                         1,490,000               -      1,243,762              -              -
    Notes receivable, net                                  4,689,463        (250,000)   (15,213,700)      (686,400)       160,000
    Purchase of investments in affiliates                          -               -              -     (9,790,588)    (2,661,511)
    Other assets                                            (605,490)        (84,285)    (1,440,176)       (20,287)             -
    Acquisitions, net of cash acquired (Note 15)         (22,250,306)     (6,980,003)   (27,734,210)   (44,365,741)    (8,183,902)
                                                         ------------     -----------   ------------    ------------  -----------
                    Net cash used by investing
                       activities                        (19,531,781)     (9,065,147)   (48,830,808)   (56,241,646)   (10,866,677)


 Cash flows from financing activities:
    Capital contributions                                          -               -              -     12,036,287     12,963,713
    Borrowings under revolving line of credit, net         1,000,000               -      3,132,300              -              -
    Advances from (repayment to) shareholders                      -     (15,446,759)   (15,523,287)    36,690,180              -
    Proceeds from issuance of common stock                   649,727         205,000        359,614            200              -
    Dividends to stockholders                               (737,200)     (1,243,998)    (1,731,592)      (220,000)             -
    Proceeds from issuance of convertible
           subordinated debentures                          (114,281)     97,102,738     96,565,758              -              -
    Proceeds from issuance of debt                           361,449               -              -     19,143,127              -
    Release of cash collateral                               480,182       1,537,282      1,996,786              -              -
    Offering costs and other                                (618,658)     (2,344,363)    (2,823,130)    (1,030,632)             -
    Repayment of debt                                     (1,691,136)     (5,486,414)    (7,178,810)    (3,834,714)       (96,676)
                                                         -----------     -----------    -----------     -----------    ----------
                    Net cash provided (used) by
                      financing activities                  (669,917)     74,323,486     74,797,639     62,784,448     12,867,037

 Increase in cash and cash equivalents                   (22,266,797)     62,741,569     31,612,882      6,407,720        586,180
 Cash and cash equivalents, beginning of period           81,649,895      49,709,073     49,709,073        784,647        198,467
                                                         ------------     -----------    -----------    ----------     ----------
 Cash and cash equivalents, end of period               $ 59,383,098   $ 112,450,642   $ 81,321,955    $ 7,192,367     $  784,647
                                                        =============    ============   ============    ==========     ==========





               The accompanying notes are an integral part of the
                       supplemental financial statements.

                                 PHYMATRIX CORP.

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


1.   Description of Business and Organization

     PhyMatrix Corp. ("the Company") is a multispecialty physician management company that provides management services to the medical community. PhyMatrix also develops medical malls, medical office buildings, and health parks, both for its own account and for leading hospitals and health systems.

     PhyMatrix Corp., formerly known as Continuum Care Corporation, was formed to create a health care company which consummated an initial public offering (the "offering") during January 1996 and simultaneously exchanged 13,040,784 shares of its Common Stock for all of the outstanding Common Stock of several business entities (the "IPO entities") which were operated under common control prior to the offering by Abraham D. Gosman, and with respect to DASCO Development Corporation and affiliate (collectively, "DASCO"), by Mr. Gosman, Bruce A. Rendina and Donald A. Sands (collectively, the Principal Shareholders of the Company), since their respective dates of acquisition. Subsequent to the offering, the Company changed its fiscal year end from December 31 to January 31.

     During October 1997, a subsidiary of the Company merged with Clinical Studies Ltd. ("CSL"). This business combination was accounted for as a pooling of interests. CSL is a site management organization conducting clinical research for pharmaceutical companies and clinical research organizations at 22 centers located in 11 states. Accordingly, the financial statements for all periods prior to the effective date of the merger have been restated to include CSL and Clinical Marketing Ltd. ("CML") which was merged into CSL on January 1, 1997.

     Prior to the offering, each of the acquisitions of the business entities, except where otherwise noted, was accounted for under the purchase method of accounting and was recorded at the price paid by companies controlled by Mr. Gosman when they purchased the entities from third parties. The audited combined financial statements for the years ended December 31, 1994 and December 31, 1995 have been prepared to reflect the combination of these business entities which have operated since their purchase date under common control. Because certain of these entities operated under common control were nontaxpaying (i.e., primarily S corporations, which results in taxes being the responsibility of the respective owners), the financial statements for the years ended December 31, 1994 and December 31, 1995 have been presented on a pretax basis, as further described in Note 2.

     The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the offering which became effective January 23, 1996. In connection with the offering, the Company issued 8,222,500 shares of Common stock. As of January 31, 1997, net proceeds to the Company were $110,963,541, which was net of underwriting discounts and commissions and offering expenses. The Company used approximately $71,500,000 from the net proceeds of the offering to repay certain indebtedness and obligations that arose from certain acquisitions. The remaining net proceeds have and will continue to be used for general corporate purposes, including future acquisitions and working capital.

     During June 1996, the Company raised $100 million through the sale of its 6-3/4% Convertible Subordinated Debentures (the "Debentures") to certain institutional investors and non-U.S. investors. The Debentures are convertible into shares of the Company's Common Stock at a conversion price of $28.20 per share, and are due in 2003. As of January 31, 1997, net proceeds to the Company from the Debentures, after deduction of the initial purchasers' discounts and commissions and offering expenses, were $96,565,758. The Company used approximately $10,752,000 from the net proceeds of the Debenture offering to repay advances from the principal shareholder. During July 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the resale of the Debentures by the holders thereof.

     During July 1996, the Company also filed a Registration Statement on Form S-4 with the Securities and

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


Exchange Commission with respect to the registration of an aggregate of up to 5,000,000 shares of Common Stock which may be issued by the Company from time to time in connection with various acquisitions that it may make.

2.   Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates Used in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less.

Revenue Recognition

     Net revenue from services is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

     Net revenues from management service agreements equals the net revenue generated by the physician practices. Under the agreements, the Company is responsible and at risk for the operating costs. The costs include the reimbursement of all medical practice operating costs and payments to physicians (which are reflected as cost of affiliated physician management services).

     Net revenues from clinical studies equals the fees to be received as services are provided to patients enrolled in the studies. Revenues are recognized as patient visits are conducted and such services are provided. Payments received prior to providing services are recorded as unearned revenue. Included in accounts receivable at January 31, 1997 and December 31, 1995 are unbilled contract receivables of $5,497,469 and $2,210,028, respectively.

     Net revenues from medical facility development are recognized at the time services are performed. In some cases fees are earned upon the achievement of certain milestones in the development process, including the receipt of a building permit and a certificate of occupancy of the building. Unearned revenue relates to all fees received in advance of services being completed on development projects.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)



Accounting Developments

     The Emerging Issues Task Force (the "Task Force") of the Financial Accounting Standards Board has added an agenda item to review various accounting and reporting matters relating to the physician practice management industry. Among other things, the Task Force plans to address the consolidation of revenues of professional associations and accounting for business combinations. Although the company believes that its accounting and reporting practices are in conformity with generally accepted accounting principles and common industry practice, there can be no assurance that the conclusions reached by the Task Force will not have a material impact on the Company.

Third Party Reimbursement

     For the years ended January 31, 1997, December 31, 1995, and December 31, 1994, approximately 31%, 34%, and 11%, respectively, of the Company's net revenue was primarily from the participation of the Company's home health care entities and physician practices in Medicare programs. Medicare compensates the Company on a "cost reimbursement" basis for home health care, meaning Medicare covers all reasonable costs incurred in providing home health care. Medicare compensates the Company for physician services based on predetermined fee schedules. In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Legislative changes to federal or state reimbursement systems could adversely and retroactively affect recorded revenues.

Contract Receivables

     The Company's businesses could be impacted by the failure of key customers, increasing competition in the pharmaceutical drug testing industry, federal and state legislation in the area of pharmaceutical drug testing industry, federal and state legislation in the area of pharmaceutical drug testing and the departure of key trial investigators. Also, for a number of clinical trial programs, the Company believes that the industry protocols have resulted in final settlement of contract receivables being prolonged due to delays in the finalization of the testing program and data analysis. Changes in these areas could adversely impact the Company's operations in the future.

Property and Equipment

     Additions are recorded at cost, or in the case of capital lease property at the lower of fair market value at the inception of the lease or the present value of the minimum lease payments required, and depreciation is recorded principally by use of the straight-line method of depreciation for buildings, improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms.

Income Taxes

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

     Prior to the offering, certain of the entities subsequently purchased by the Company were S Corporations or partnerships; accordingly, income tax liabilities were the responsibility of the respective owners or partners.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


Provisions for income taxes and deferred assets and liabilities of the taxable entities were not reflected in the combined financial statements prior to the offering since there was no taxable income on a combined basis.

     Prior to the CSL merger, CSL was treated as a S corporation under the Internal Revenue Code (the "Code") and its stockholders recognized its income for income tax purposes. Accordingly, the Company's statements of operations do not include provisions for income taxes for income related to CSL. Prior to the CSL merger, dividends were paid primarily to reimburse stockholders for income tax liabilities incurred.

Pro Forma Information

     The pro forma net income and net income per share information in the consolidated statement of operations reflect the effect on historical results as if CSL had been a C corporation rather than a S corporation and had paid income taxes.

Goodwill

     Goodwill relates to the excess of cost over the value of net assets of the businesses acquired. Amortization is calculated on a straight line basis over periods ranging from ten to 40 years. Accumulated amortization of goodwill was $2,771,727 and $840,928 at January 31, 1997 and December 31, 1995, respectively.

Management Service Agreements

     Management service agreements consist of the costs of purchasing the rights to manage medical oncology and physician groups. These costs are amortized over the initial noncancelable terms of the related management service agreements ranging from ten to 40 years. Under the long-term agreements, the medical groups have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. In the event a medical group breaches the agreement, or if the Company terminates with cause, the medical group is required to purchase all related assets, including the unamortized portion of any intangible assets, including management service agreements, at the then net book value. Accumulated amortization of management service agreements was $1,640,765 and $254,741 at January 31, 1997 and December 31, 1995.

Debt Issuance Costs

     Offering costs of approximately $3,434,242 related to the Debentures have been deferred and are being amortized over the life of the Debentures. Amortization expense of $276,625 has been included as interest expense in the accompanying financial statements for the year ended January 31, 1997.

Long-Lived Assets

     The Company periodically assesses the recoverability of long-lived assets, including property and equipment and intangibles, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

Investments

     The equity method of accounting is used for investments when there exists a noncontrolling ownership interest in another company that is greater than 20%. Under the equity method of accounting, original investments are recorded at cost and adjusted by the Company's share of earnings or losses of such companies, net of distributions.

Net Income (Loss) Per Common Share

     Net income (loss) per common share is calculated based on net income (loss) divided by the weighted average number of common shares outstanding during the year.

Stock Option Plans

     On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made during the year ended January 31, 1997 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Accounting Developments

     During 1997, the Financial Accounting Standards Board issued FASB Statement No. 128, "Earnings Per Share". This standard is designed to improve the Earnings Per Share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. The Company will implement the new standard in its fiscal year ending January 31, 1998. Management believes that the Company's adoption of this Standard, when effective, will not have a significant impact on the Company's financial statements.

Unaudited Financial Statements

     The financial statements for the six months ended July 31, 1997 and 1996 are unaudited and include all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. The interim results for the six months ended July 31, 1997 are not necessarily indicative of results to be expected for the year ended January 31, 1998.

Fiscal Year

     Upon the completion of the merger during October 1997, CSL changed its fiscal year end from December 31 to January 31. Amounts consolidated for CSL during the six months ended July 31, 1996 and the year ended January 31, 1997 were based on a December 31 fiscal year end. As a result, CSL's historical results of operations for the month ending January 31, 1997 are not included in the Company's consolidated statements of operations or cash flows.

Restatement of Financial Statements

     The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with CSL on October 15, 1997. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation; however, they will become the historical consolidated financial

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


statements of PhyMatrix after financial statements covering the date of consummation of the business combination are issued.

Reclassifications

     Certain prior year balances have been reclassified to conform with the current year presentation.


3.   Acquisitions

     The following table sets forth the acquisitions completed by the Company during the year ended January 31, 1997 with the respective purchase dates, purchase prices and amounts allocated to intangibles. Each of the acquisitions was accounted for under the purchase method of accounting, except where noted otherwise.

                                                                                        Amounts
                                                                                       Allocated
                                                                                    to Intangibles
                                                                                -----------------------
                                                                                               Management
                                                Date               Purchase                     Service
Business Acquired                             Purchased              Price      Goodwill       Contracts
-----------                                    -------              -------      -------        -------
Employed physicians.........................   Various         $ 3,213,399   $ 2,862,035     $        --
Managed Physician Practices:
o Atlanta Gastroenterology..................   May 1996          6,100,000            --              --
o Oncology Care Associates..................   May 1996            609,124            --         609,124
o Busch.....................................   May 1996            787,864            --         457,772
o Dal Yoo...................................   June 1996           426,427            --         291,874
o Koerner, Taub & Flaxman...................   July 1996           948,610            --         328,838
o Atlanta Metro Urology.....................   July 1996           755,163            --         399,974
o Atlantic Pediatrics.......................   August 1996         412,539            --         328,074
o Insignia Care for Women, P.A..............   August 1996       3,439,331            --       2,625,699
o Georgia Surgical Associates, P.C..........   August 1996       1,548,756            --       1,116,259
o Ankle & Foot Center of Tampa Bay, P.A.....   August 1996       3,294,499            --       3,161,192
o Boynton GI Group..........................   October 1996      1,341,521            --         670,000
o Atlanta Specialists in Gastroenterology...   January 1997      1,578,205            --              --
o American Regional Health Center...........   January 1997      6,029,272            --       4,640,493
o Access Medical Care.......................   January 1997      4,500,652            --       3,814,400
Medical Support Services:
o Clinical Research Specialists.............   August 1996         521,025(B)    521,025               -
o Delaware Valley Clinical Studies..........   October 1996      6,850,000(B)  6,850,000               -
o Outpatient Center of Boynton Beach, LTD...   October 1996      4,755,255            --       2,597,409
Management Services Organizations
and Contract Management:
o Physicians Choice Management, LLC.........   December 1995    12,148,822    12,099,111              --
o Central Georgia Medical Management, LLC...   April 1996          673,262     1,023,261              --
o New Jersey Medical Management, LLC........   September 1996      454,168       541,668              --
o Physicians Consultant and Management......   September 1996    2,000,000(A)  3,078,568              --
    Corporation
o New York Network Management, LLC..........   November 1996     1,258,861     2,661,800              --
---------------

(A) In addition to the base purchase price, there is a contingent payment up to a maximum of $10,000,000 based on the earnings before taxes during the next five years.
(B) In addition to the base purchase price, there is a contingent payment based on earnings before taxes over the next five years.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)



Year Ended January 31, 1997 and the Six Months Ended July 31, 1997 Acquisitions

Physician Practice Acquisitions

     Between April and June 1996, the Company purchased the assets of and entered into employment agreements with Drs. Lawler, Cutler and Surowitz. The total purchase price for these assets was $2,154,999 in cash and 69,799 shares of Common Stock of the Company were issued during July 1997 having a value of $1,058,400. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value including goodwill of $2,862,035. The resulting goodwill is being amortized over 20 years.

     During May 1996, the Company purchased the stock of Atlanta
Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists whose practices of whom the Company acquired for $609,124. $309,124 of such purchase price was paid in cash and 20,684 shares of Common Stock of the Company were issued in July 1997 having a value of $300,000. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $609,124. The resulting intangible is being amortized over 20 years.

     During May and June 1996, the Company entered into agreements to purchase the assets of and entered into 20-year management agreements with two physician practices consisting of three physicians. These practices are located in South Florida and Washington, D.C. The total purchase price for the assets of these practices was $1,214,291. Of this amount, $663,667 was paid in cash and 29,350 shares of Common Stock of the Company were issued during May and June 1997 having a value $550,954. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $749,646. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $948,610, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $328,838. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $755,163. Of such purchase price, $475,163 was paid in cash and 18,064 shares of Common Stock of the Company were issued during July 1997 having a value of $280,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $399,974. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a management agreement with Atlantic Pediatrics. The purchase price for these assets was $412,539. Simultaneous with the closing, Atlantic Pediatrics was merged into Osler Medical, Inc. During the second quarter of 1996, the Company also acquired

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


certain copyright and trademark interests for a purchase price of $887,000. The total purchase price for the assets acquired was allocated to such assets at their fair market value, including management service agreements of $1,215,074. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with eight physicians in Florida. The purchase price for these assets was $3,439,331. Of such purchase price, $1,519,331 was paid in cash and 122,841 shares of Common Stock of the Company were issued during August 1997 having a value of $1,920,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $2,625,699. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with four physicians in Georgia. The purchase price for these assets was $1,548,756. Of such purchase price, $855,956 was paid in cash and 44,126 shares of Common Stock of the Company were issued during August 1997 having a value of $692,800. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $1,116,259. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with 10 physicians in Florida. The purchase price for these assets was $3,294,499. Of such purchase price, $920,099 was paid in cash and 192,649 shares of Common Stock of the Company were issued during September 1997 having a value of $2,374,400. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,161,192. The resulting intangible is being amortized over 40 years.

     During October 1996, the Company purchased the assets of and entered into 20-year management agreements with five physicians in Florida. The purchase price for these assets was $1,341,521. Of such purchase price $806,521 was paid in cash and 33,331 shares of Common Stock of the Company were issued during October 1997 having a value of $535,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $670,000. The resulting intangible is being amortized over 20 years.

     During January 1997, the Company purchased the stock of Atlanta Specialists in Gastroenterology pursuant to a merger and entered into a 40-year management agreement with the medical practice in exchange for 108,393 shares of Common Stock of the Company having a value of approximately $1,578,205. The transaction was accounted for using the pooling-of-interests method of accounting.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 14 physicians in Texas. The purchase price for these assets was $6,029,272. Of such purchase price,

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


$2,333,272 was paid in cash and $3,696,000 is payable during January 1998 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $4,640,493. The resulting intangible is being amortized over 40 years.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 18 physicians in Florida. The purchase price for these assets was $4,500,652. Of such purchase price, $2,273,613 was paid in cash, $1,500,000 of bank debt was assumed and 42,830 shares of Common Stock were issued having a value of $727,039. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,814,400. The resulting intangible is being amortized over 40 years.

     During February 1997, the Company purchased the stock of a six physician practice pursuant to a merger and entered into a 40-year management agreement with the practice in exchange for 159,312 shares of Common Stock of the Company having a value of approximately $2,440,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During February 1997, the Company purchased the assets of and entered into a 40-year management agreement with five physicians in Utah. The purchase price was $2,498,148. Of such purchase price, $1,378,148 was paid in cash and 75,293 shares of Common Stock of the Company were issued having a value of $1,120,000. The purchase price was allocated to the assets at their fair market value, including management service agreements of $1,499,013. The resulting intangible is being amortized over 40 years.

     During May 1997, the Company entered into a 40-year management agreement with a radiation therapy center in Westchester, New York. The purchase price was $2,550,000. Of such purchase price $1,200,000 was paid in cash and $1,350,000 is payable during May 1998 in Common Stock of the Company with such number of shares to be issued based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at July 31, 1997. The purchase price has been allocated to management service agreements and is being amortized over 40 years.

     During July 1997, the Company entered into a management services agreement with Beth Israel Hospital to manage its DOCS Division which consists of more than 100 physicians located throughout the greater Metropolitan New York area. In addition, the Company and Beth Israel Hospital will be completing the formation of an MSO to manage the medical risk contracting to the more than 2,000 physicians affiliated with Beth Israel Hospital and its parent corporation. The Management Services Agreement became effective July 1, 1997, and will remain in effect for 40 years contingent upon the closing of the MSO joint venture prior to January 15, 1998. The Company has committed up to $40 million in conjunction with the transaction to be utilized for the expansion of the Beth Israel delivery system throughout the New York region. In connection with the agreement, the Company paid $13,560,000 in cash, which was allocated to management service agreements and is being amortized over 40 years.

Medical Support Services Companies Acquisitions and CSL Merger

Acquisitions

     During August 1996, the Company acquired the business and certain assets of a single site clinical research company in Sarasota, Florida for $300,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $100,000 of cash and the issuance of two subordinated promissory notes of $100,000 each. The contingent payments will equal 15% of the increase in adjusted income before tax, of the acquired business, over the prior year's amount. The contingent payments will not be less than $221,025. The full amount of the minimum payments was accrued for at the date of the acquisition. During October 1996, the Company acquired the business and certain assets of a multi-site clinical research company in Pennsylvania for $6,850,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $3,100,000 of cash and the issuance of two subordinated promissory notes of $2,000,000 and $1,750,000, respectively. The contingent payments will equal 15% of the excess of adjusted income before tax over $2,000,000 per year for five years. The cost of these acquisitions was allocated on the basis of the estimated fair value of the assets acquired and the liabilities assumed. This allocation resulted

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


     in goodwill of $6,966,000, noncompete agreements of $355,000 and trained workforces of $50,000. The notes mentioned above are convertible into shares of Common Stock.

     During October 1996, the Company purchased the assets of an outpatient ambulatory surgical center in Florida. The Company entered into a lease under which the surgical center was leased to a partnership with an initial term of 15 years. In addition, the Company entered into a 20-year management agreement pursuant to which the Company receives a management fee which is based upon the performance of the surgical center. The purchase price for these assets was $3,531,630 plus the assumption of debt of $1,223,625 which consisted of $717,557 in a mortgage payable and $506,068 in capital leases. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $2,597,409. The resulting intangible is being amortized over 20 years.

     During April 1997, the Company acquired the business and certain assets of a clinical research company in the Washington, D.C. area for $725,000 in the form of a promissory note plus contingent consideration based on revenue and profitability measures over the next five years. The contingent payments will equal 10% of the excess gross revenue, as defined, provided the gross operating margins of the acquired business exceed 30%. The purchase price was allocated to goodwill and is being amortized over years. The note and contingent payments are, in certain circumstances, convertible into shares of Common Stock.

     During June 1997, the Company purchased the assets of two diagnostic imaging centers in Dade County, Florida. The purchase price was approximately $12,500,000 plus the assumption of debt and capital leases totaling $1,570,078. Of such purchase price, $500,000 was paid in cash and the remaining $12,000,000 was paid by the issuance of 773,026 shares of Common Stock of the Company, 562,500 of which were issued in June and 210,526 of which were issued in September. The purchase price was allocated to the assets at their fair market value, including goodwill of $10,180,273. The resulting intangible is being amortized over 30 years.

     During June 1997, the Company acquired the remaining 20% interest in a lithotripsy company that it purchased during 1994. The interest was acquired in exchange for cash and 54,500 shares of Common Stock of the Company having a total value of $2,005,000. The purchase price was allocated to goodwill and is being amortized over 20 years.

     During June 1997, the Company issued 100,002 shares of Common Stock of the Company having a value of approximately $1,500,000 to the former shareholders of Pinnacle Associates, Inc. ("Pinnacle"). The issuance of the shares represented the merger consideration for Pinnacle which was purchased during 1995.

CSL Merger

     Effective October 15, 1997, a subsidiary of the Company merged with CSL in a transaction that was accounted for as a pooling of interests. The Company exchanged 5,204,305 shares of its common stock for all of the outstanding common stock of CSL. The Company's historical financial statements for all periods have been restated to include the results of CSL.

     The following table reflects the combined revenues, net income, net income per share and weighted average number of shares outstanding for the respective periods. The Pro forma Combined column adjusts the historical net income for CSL to reflect the results of operations as if CSL had been a C corporation rather than an S corporation for income tax purposes. The Adjusted Pro forma Combined column adjusts the Pro Forma Combined column by eliminating certain noncontinuing charges incurred by CSL. Provisions for income taxes have not been reflected for the years ended December 31, 1994 and 1995 because there is no taxable income on a combined basis.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


                                                                             Adjusted
                                                              Pro forma      Pro forma
                                PhyMatrix        CSL          Combined       Combined
                              ------------   ------------   -------------  ------------
                                        For the six months ended July 31, 1997
                              ---------------------------------------------------------
Revenue                       $145,646,752   $13,128,176    $158,774,928   $158,774,928
Net Income                    $  8,196,216   $   377,687    $  8,573,903   $  9,118,103
Net Income per weighted
  average share               $       0.34   $      0.07    $       0.29   $       0.31
Weighted average number of
  shares outstanding            23,863,289     5,289,127      29,152,416     29,152,416

                                        For the six months ended July 31, 1996
                              ---------------------------------------------------------
Revenue                       $ 77,631,077   $ 7,031,545    $ 84,662,622   $ 84,662,622
Net Income                    $  5,062,509   $   391,675    $  5,454,184   $  5,965,984
Net income per weighted
  average share               $       0.23   $      0.07    $       0.20   $       0.22
Weighted average number of
  shares outstanding            21,689,631     5,086,932      26,776,563     26,776,563

                                          For the year ended January 31, 1997
                              ---------------------------------------------------------
Revenue                       $189,960,735   $18,040,124    $208,000,859   $208,000,859
Net Income                    $ 12,056,531   $ 1,940,074    $ 13,996,605   $ 15,154,005
Net income per weighted
  average share               $       0.54   $      0.37    $       0.51   $       0.55
Weighted average number of
  shares outstanding            22,511,448     5,191,625      27,703,073     27,703,073

                                         For the year ended December 31, 1995
                              ---------------------------------------------------------
Revenue                       $ 70,733,282   $13,351,843    $ 84,085,125   $ 84,085,125
Net Income                    $(11,024,915)  $ 2,931,175    $ (8,093,740)  $ (5,960,740)

                                         For the year ended December 31, 1994
                              ---------------------------------------------------------
Revenue                       $  2,446,821   $ 4,921,285    $  7,368,106   $  7,368,106
Net Income                    $ (1,296,737)  $   (98,702)   $ (1,395,439)  $   (473,439)

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)



     The following items reflect the noncontinuing charges, referred to above, incurred by CSL during the respective periods:

                                                          Year Ended                                 Six Months Ended
                                        -----------------------------------------------      -------------------------------
                                        December 31,     December 31,      December 31,        June 30,           July 31,
                                           1994              1995              1996              1996               1997
                                        -----------      ------------      ------------      ------------        -----------
                                        (unaudited)      (unaudited)        (unaudited)      (unaudited)         (unaudited)
Salaries expense related to the         $       -        $         -        $  628,000       $          -        $         -
equity interest granted to an
officer of CSL.  During January
1997, the officer entered into an
employment agreement with no
provisions for sharing of profits
or proceeds.

Consulting fees based on a profit         120,000            433,000           314,000            145,000                  -
sharing arrangement.  The profit
sharing arrangement was
terminated during 1997.

Management fees paid to the               802,000          1,700,000           987,000            708,000            907,000
principal shareholders of CSL
                                        ---------        -----------        ----------       ------------        -----------

Total nonrecurring items                  922,000          2,133,000         1,929,000            853,000            907,000

After tax impact of nonrecurring        $ 922,000        $ 2,133,000        $1,157,400       $    511,800        $   544,200
items

     Prior to its merger with the Company, CSL reported on a fiscal year ending December 31. Prior to its initial public offering during January 1996, the Company reported on a fiscal year ending December 31. The fiscal year end of the Company was changed to January beginning with the one month period ended January 31, 1996. The restated financial statements for the year ended January 31, 1997 are based on a combination of the Company's results for its January 31 fiscal year and a December 31 fiscal year for CSL. CSL's historical results of operations for the month ending January 31, 1997 are not included in the Company's consolidated statements of operations or cash flows. An adjustment has been made to stockholder's equity as of February 1, 1997 to adjust for the effect of excluding CSL's results of operations for the month ending January 31, 1997.

     As a result of using the pooling of interests method of accounting, estimated transaction expenses of $10,150,000 will be recorded as a one-time charge to the Company's statement of operations during the quarter ended October 31, 1997, which is the period in which the transaction closed. A summary of these estimated expenses is as shown below:


                                                    CSL       PhyMatrix          Total
                                                 ----------   ---------        ----------
Legal                                            $  200,000    $300,000        $  500,000
Accounting                                          200,000     175,000           375,000
Investment Banking                                3,600,000     325,000         3,925,000
Other                                               250,000     100,000           350,000
                                                 ----------    --------       -----------
     Subtotal transaction expenses                4,250,000     900,000         5,150,000
                                                 ----------    --------       -----------
CNS Consulting (1)                                5,000,000           0         5,000,000
                                                 ----------    --------       -----------
     Total                                       $9,250,000    $900,000       $10,150,000
                                                 ----------    --------       -----------

(1) Represents buyout of consulting contract.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)



Management Services Organizations and Contract Management Acquisitions

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, an MSO that provides management services to an IPA composed of over 375 physicians based in Connecticut. The Company acquired this interest in exchange for a payment of $1.5 million to the MSO's shareholders ($1.0 million paid during 1995 and $.5 million paid during the second quarter of 1996) and a capital contribution of $2.0 million to the MSO ($1.5 million paid during 1995 and $.5 million paid during the second quarter of 1996). In addition, upon the closing of the offering, the Company granted options to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two-year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable. During September 1996, the Company acquired the remaining 56.25% ownership interest in the MSO. The Company acquired the remaining interests in exchange for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock of the Company. The Company also committed to loan the MSO's selling shareholders $2,800,000 to pay the tax liability related to the sale. As of January 31, 1997 $2,253,000 of the loan amount committed had been advanced to the selling shareholders by the Company. The total purchase price for the 100% interest was approximately $12,148,822 and has been allocated to these assets at their fair market value including goodwill of $12,099,111. The resulting intangible is being amortized over 40 years.

     During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, an MSO that provides management services to an IPA composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the MSO. The Company's balance sheet as of January 31, 1997 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests equals 40% of the MSO's net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

     During September 1996, the Company purchased an 80% interest in New Jersey Medical Management, LLC, an MSO that provides management services to an IPA with more than 450 physicians in New Jersey. The Company acquired this interest in exchange for a payment of $350,000 to existing shareholders. The Company's balance sheet at January 31, 1997 includes the 20% interest not owned by the Company as minority interest.

     During September 1996, the Company purchased the stock of Physicians Consultant and Management Corporation ("PCMC"), a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. The base purchase price for the stock was $2,000,000 with $1,000,000 paid on the closing date and $1,000,000 paid during February 1997. There is also a contingent payment up to a maximum of $10,000,000 based on PCMC's earnings before taxes during the next five years which will be paid in cash and/or Common Stock of the Company. The purchase price has been allocated to the assets at their fair market value including goodwill of approximately $3,078,568. The resulting intangible is being amortized over 30 years.

     During November 1996, the Company established New York Network Management, L.L.C. ("Network"), which is 51% owned by the Company, to purchase the assets and stock of various entities which comprise Brooklyn Medical Systems ("BMS"). BMS arranges for the delivery of health care services to members through affiliations with more than 600 physicians in the New York City area. The base purchase price for Network was $1,200,000 and an additional payment not exceeding $1,000,000 may be required to be made during the next three years if certain pretax earnings thresholds are achieved. The Company has committed to fund approximately $2,400,000 to Network during the next three years. Such advances can be in the form of a demand loan or for additional ownership interests if the other owners do not elect to contribute their pro-rata share of any additional capital

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


contribution ($100,000 of additional capital contribution for an additional 1% interest) in Network. During the first three years the Company has the option to purchase up to an additional 29% ownership interest. During years four and five the owners of 29% of Network have the right to require the Company to purchase their interests at the option price.

     During April 1997, the Company acquired a pulmonary physician network company for a base purchase price of $2,966,058. Of such purchase price, $673,211 was paid in cash and 180,717 shares of Common Stock of the Company were issued during May 1997 having a value of $2,292,847. There is also a contingent payment up to a maximum of $2,000,000 based on the acquired entities' earnings before taxes during the next three years which will be paid in cash and/or Common Stock of the Company. The purchase price was allocated to management service agreements and is being amortized over 30 years.

Year Ended December 31, 1995 Acquisitions

Physician Practice Acquisitions

     During the year ended December 31, 1995, the Company purchased the assets of several physician practices and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $4,158,875. The purchase price was allocated to these assets at their fair market value, including goodwill of $3,093,946. The resulting goodwill is being amortized over 20 years.

     During the year ended December 31, 1995, the Company purchased the assets of and entered into management service agreements with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc.; Georgia Cancer Specialists, Inc.; Osler Medical, Inc.; Oncology Radiation Associates, P.A.; West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington, consisting of an aggregate of 79 physicians including 45 oncologists. The total purchase price for these assets was $23,425,190 in cash. In connection with these acquisitions, the Company also entered into a 15-year capital lease with a total obligation of $1,569,171 and assumed debt of $6,893,609. The purchase price for the practices' assets was allocated to assets at their fair market value, including management service agreements of $18,814,763. The resulting intangible is being amortized over the life of the management agreements which range from ten to 20 years.

Medical Support Services Companies Acquisitions

     During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. The total purchase price for the stock (not including transaction costs and 26,800 shares initially subject to appraisal rights) was approximately $41,470,207. During April 1995, the Company purchased from Aegis Health Systems, Inc. for $7,163,126 all of the assets used in its lithotripsy services business. During November 1995 the Company acquired by merger Pinnacle Associates, Inc. ("Pinnacle"), an Atlanta, Georgia infusion therapy services company. The merger consideration in connection with the Pinnacle merger was paid in June 1997. The purchase price for these acquisitions was allocated to assets at their fair market value including goodwill of $19,235,818. The resulting intangibles are being amortized over 20 to 40 years.

Medical Facility Development Acquisition

     On May 31, 1995, Mr. Gosman, Chairman of the Board and Chief Executive Officer of the Company purchased a 50% ownership interest in DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), a medical facility development services company providing such services to related and unrelated third parties in connection with the development of medical malls, health parks, and medical office buildings. The purchase price consisted of $5.2 million in cash and $4.6 million in notes, which were guaranteed

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


by Mr. Gosman. Upon the closing of the Company's initial public offering, Messrs. Gosman, Sands and Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands' and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was allocated to assets at their fair market value, primarily goodwill of $9.8 million with the exchange recorded at historical value. At December 31, 1995, the acquisition of the 50% interest in DASCO was being accounted for using the equity method.

Period June 24, 1994 (inception) to December 31, 1994 Acquisitions

Medical Support Services Companies Acquisitions

     During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc. ("Uromed"), a provider of lithotripsy services in Florida, for a purchase price of $3,141,535 plus the assumption of capital lease obligations of $1,097,614. The Company acquired the outstanding 20% interest in the subsidiary during June 1997. During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. A charge of $1,271,000 related to this contingent note was recorded during the year ended December 31, 1995. The remaining $5,395,667 was allocated to goodwill at December 31, 1995 and is being amortized. Subsequent to the offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock resulting in additional purchase price of $4,000,000. During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash plus the assumption of $225,000 in debt. The purchase price for these acquisitions was allocated to assets at their fair market value, including goodwill of $14,818,145. The resulting intangibles are being amortized over 20 to 40 years.

     During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

     The accompanying financial statements include the results of operations derived from the entities purchased by the Company since the date of acquisition. The following unaudited pro forma information presents the results of operations of the Company for the years ended January 31, 1997 and December 31, 1995 as if the acquisition of the entities purchased through the year ended January 31, 1997, had been consummated on February 1, 1996 and January 1, 1995. Such unaudited pro forma information is based on the historical financial information of the entities that have been purchased and does not include operational or other changes which might have been effected pursuant to the Company's management. The unaudited pro forma information also gives effect to both the Company's January 1996 initial public offering and the Convertible Subordinated Debenture Offering and the application of the net proceeds therefrom, as if such transactions had occurred on January 1, 1995.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


     The unaudited pro forma information presented below is for illustrative informational purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future (in thousands except per share amounts):

                                                             Pro Forma
                                                     --------------------------
                                                    January 31,    December 31,
                                                       1997           1995
                                                    (unaudited)    (unaudited)
                                                    -----------    ------------
Revenue.............................................  $245,105       $193,622
Net income (loss)...................................    13,021          1,436
Net income (loss) per share.........................     $0.45          $0.05
                                                      ========       ========
Number of shares used in pro forma net income
    (loss) per share calculation...................     28,752         28,752
                                                      ========       ========

4.   Notes Receivable

     During April 1995, the Company funded a tax loan in the amount of $1,029,600 at an interest rate of 7.75% to the former shareholders of Nutrichem which was paid in full in January 1996.

     During 1996, the Company loaned $10,000,000 to an unrelated healthcare entity. The principal and interest were repaid during May 1997. Interest on the loan accrued at the rate of prime plus 2%.

     During 1996, the Company loaned $2,253,000 to the shareholders of Physicians Choice, LLC pursuant to the agreement under which the Company purchased the remaining ownership interests in Physicians Choice Management, LLC (see Note 3). The note has a variable rate of interest and a final maturity in April 2004.

     During 1996, the Company loaned an aggregate of $2,685,700 to various entities. The notes bear interest at rates ranging from the prime rate to the prime rate plus 1% and have final maturities ranging from November 2001 to October 2011. The notes are revolving loan agreements with a total commitment of $3,750,000.

5.   Property and Equipment

     Property and equipment consists of the following:


                                  Estimated      January 31,
                                 Useful Life     -----------       December 31,
                                   (Years)         1997               1995
                                 -----------     -----------       ------------


Land                                 --          $  2,714,948               --

Building                            15-20           1,569,170     $  7,852,653

Furniture and fixtures               5-7           10,515,074        5,567,810

Equipment                           5-10           24,048,121       22,075,125

Automobiles                          3-5              140,926           62,816

Computer software                     5               981,696          950,346

Leasehold improvements              4-20            6,823,262        6,045,393
                                                  -----------     ------------

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


Property and equipment, gross                      46,793,197       42,554,143

Less accumulated depreciation                      (7,664,905)      (2,820,052)
                                                 =============    ==============

Property and equipment, net                      $ 39,128,292     $ 39,734,091
                                                 =============    ==============

     Depreciation expense was $4,217,481, $2,853,992, and $129,091, respectively, for the years ended January 31, 1997, December 31, 1995 and December 31, 1994.

     Included in property and equipment at January 31, 1997 and December 31, 1995 are assets under capital leases of $3,730,819 and $9,693,145, respectively, with accumulated depreciation of $1,113,070 and $926,879, respectively.


6.   Investment in Affiliates

     On December 31, 1994, the Company purchased a 36.8% interest in Mobile Lithotripter of Indiana Partners, for $2,663,000. During August 1995, the Company purchased a 46% interest in I Systems, Inc., for $180,000. I Systems, Inc. is engaged in the business of claims processing and related services. The Company has the option to purchase up to an additional 30% interest in I Systems for $33,333 in cash for each additional one percent of ownership interest purchased. During the year ended January 31, 1997, the Company increased its ownership interest in I Systems by two percent. These investments are being accounted for using the equity method at January 31, 1997. During May, 1995, Mr. Gosman purchased a 50% interest in DASCO, a medical facility development services company, for $9,610,000. Upon the completion of the offering, the remaining 50% interest in DASCO was purchased and DASCO has been consolidated subsequent to the offering.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

7.   Accrued and Other Current Liabilities

     Accrued and other current liabilities consist of the following:


                                                 January 31,       December 31,
                                                    1997               1995
                                               --------------      ------------


       Accrued closure costs                     $   570,000       $   570,000

       Accrued rent                                1,141,618           799,551

       Accrued income taxes                        1,991,368                --

       Accrued professional fees                   4,502,263           445,250

       Accrued additional purchase price           1,000,000                --

       Accrued offering costs                             --           885,770

       Accrued interest                              991,977           738,317

       Accrued bonus payments                             --         4,718,564

       Unearned revenue                            1,513,669         1,940,180

       Other                                         916,269         1,210,080
                                               ==============      ============

       Total accrued and other current
            liabilities
                                                 $12,627,164       $11,307,712
                                               ==============      ============


     The accrued closure costs are primarily for the remaining lease obligation for the closure of five radiation therapy centers acquired when the Company purchased OTI during March 1995. $1,074,013 of accrued closure costs is classified as a long-term liability at January 31, 1997. Closure costs in the amount of $3,134,028 were accrued at December 31, 1995. $2,188,635 of such accrual was recorded as an adjustment to the purchase price and $945,393 of such accrual was recorded as a charge in 1995. In addition, the Company also recorded a charge of $1,554,607 during 1995 which represented the writedown of assets to their estimated fair market value.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


8. Long-term Debt, Notes Payable and Capital Leases

     Long-term debt, notes payable and capital leases consist of the following:

                                                                                  January 31,            December 31,
                                                                                     1997                    1995
                                                                                    ------                ---------
Convertible subordinated debentures, with an interest rate of 6.75%
    and a maturity of June 15, 2003........................................     $ 100,000,000           $       --
Note payable due to four individuals payable in eight equal
    semi-annual installments of $28,125, including interest at 8%
    through November 1998..................................................            84,375              140,625
Notes payable to a bank, with a maturity date of December 2001 and an
    interest rate of 8.25%.................................................            85,111                   --
Note payable to an individual, payable on demand including interest
    at 9%..................................................................             6,762                   --
Related party note payable due to three individuals payable on demand including interest at 10%.  One of the notes for $30,000 is
    collateralized by the cash and accounts receivable of Pinnacle.........                --              130,000
Note payable to a bank interest payable monthly at the prime rate plus 2% (10.50% at January 31, 1996) with a maturity date of
    April 1996.............................................................                --              201,422
Line of credit note payable to a bank, due and payable on demand,
    interest at the prime rate (8.50% at January 31, 1996).................                --              400,000
Note payable to a bank, collateralized by the assets of a
    multispecialty group practice, payable in monthly installments of $14,027, including interest at 7.50% and a final payment in
    February 1999..........................................................           322,675              472,181
Note payable to a bank, collateralized by the assets of a
    multispecialty group practice, payable in monthly installments
    of $20,608, at 8.75% and a final payment in August 2000.................          758,335              918,779
Convertible note payable to the former shareholders of a medical practice in Pennsylvania, with a maturity date of May 1997 and an interest rate of 9%.  The Company has the option to make such payment
    in either cash or Common Stock of the Company (see Note 3)..............          300,000                   --
Mortgage note payable to a bank, collateralized by the assets of an outpatient surgery center, payable in monthly installments of
    $6,627.69 including interest at 8.86% and a final maturity of
    November 2001..........................................................           712,836                   --
Note payable to a bank, payable in monthly installments, interest at
    the prime rate plus .375% and a final maturity of June 1998............         1,475,000                   --
Note payable in two equal installments in April 1996 and 1997 (or earlier upon a reorganization which includes an initial public
    offering), including interest at 8%....................................                --            3,567,408
Related party notes payable to the shareholders of DASCO, payable in
    May 1996, including interest at 6.37%..................................                --            4,610,588
Note payable to the former shareholders of a medical oncology practice in
    South Florida, payable in ten equal semi-annual installments of
    $682,867, which includes interest at 9%.  The
    note payable is collateralized by an irrevocable letter of
    credit..................................................................        4,504,184            5,403,337
Note payable to a financing institution with a maturity date of March 2000, a final payment of $2,187,500, and an interest rate at the
    prime rate plus 3% (11.50% at December 31, 1995).........................             --            15,743,466
Note payable to NationsBank, with a maturity date of June 1996 and an interest rate at the prime rate plus .375% (8.875% at December
    31, 1995).  This note payable was personally guaranteed by Mr.
    Gosman...................................................................             --            19,500,000
Note payable to Mr. Gosman with a maturity date of January 1998 and
    an interest rate at the prime rate (8.50% at December 31, 1995)..........             --            36,690,180
Revolving bank line of credit with a maturity date of September 1999 and an interest rate at 1/4 % above the bank's base rate
    (7.86% at December 31, 1996).............................................      3,132,300                    --
Convertible acquisition notes payable with various maturity dates through
    August 31, 2000 and an interest rate at 7%...............................      3,950,000                    --
Acquisition earnouts payable with various maturity dates through
    2001 ........................................... ........................        221,025                    --
                                                                                     -------                ------

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

Other  note payable with various maturity dates through 1999                  8,203          10,953
                                                                              -----          ------
Capital lease obligations with maturity dates through
    September 2015 and interest rates ranging from
    8.75% to 12%................................................          3,269,453       9,301,327
                                                                        -----------      ---------
                                                                        118,830,259      97,090,266
Less current portion of capital leases..........................           (889,536)       (798,598)
Less current portion of debt....................................         (2,946,033)    (25,908,493)
Less current portion of related party debt......................                 --      (4,740,588)
                                                                        -----------      ----------
Long-term debt and capital leases...............................      $ 114,994,690    $ 65,642,587
                                                                        ===========      ==========


     The convertible acquisition notes payable are convertible into common stock of the Company at the option of the note holders at a conversion price of $16.425 per share.

     The following is a schedule of future minimum principal payments of the Company's long-term debt and the present value of the minimum lease commitments at January 31, 1997:

                                                                                          Capital
                                                                           Debt           Leases
                                                                        ----------      ----------
Through January 31, 1998.......................................      $   2,946,033     $ 1,201,559
Through January 31, 1999.......................................          5,780,479         734,934
Through January 31, 2000.......................................          2,460,724         431,886
Through January 31, 2001.......................................          1,586,276         390,203
Through January 31, 2002.......................................          2,787,295         253,490
Thereafter.....................................................        100,000,000       1,861,894
                                                                       -----------       ---------
Total..........................................................        115,560,807       4,873,966
Less amounts representing interest and executory costs.........                 --      (1,604,514)
                                                                       -----------       ---------
Present value of minimum lease payments........................        115,560,807       3,269,452
Less current portion...........................................         (2,946,033)       (889,536)
                                                                       -----------       ---------
Long-term portion..............................................      $ 112,614,774     $ 2,379,916
                                                                       ===========       =========

9.   Lease Commitments

     The Company leases various office space and certain equipment pursuant to operating lease agreements.

     Future minimum lease commitments consisted of the following at January 31:

1998...........................................................       $ 10,607,771
1999...........................................................          8,019,351
2000...........................................................          7,093,868
2001...........................................................          4,394,224
2002...........................................................          3,238,111
Thereafter.....................................................          5,831,463
                                                                        ----------
                                                                       $39,184,788
                                                                        ==========

10.  Commitments and Contingencies

     The Company is subject to legal proceedings in the ordinary course of its business. While the Company cannot estimate the ultimate settlements, if any, it does not believe that any such legal proceedings will have a material adverse effect on the Company, its liquidity, financial position or results of operations, although there can be no assurance to this effect.

     The Company has entered into employment agreements with certain of its employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


     The Company has committed to expend up to $1,500,000 per year for each of three years to assist in the expansion activities of Osler Medical, Inc., a 22-physician multispecialty group practice it entered into a management agreement with in September 1995.

     During 1996, the Company purchased the stock of a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. In conjunction with this acquisition, the Company may be required to make a contingent payment up to a maximum of $10 million based on the acquired company's earnings before taxes during the next five years. The payment, if required, shall be paid in cash and/or Common Stock of the Company.

     In conjunction with the acquisition of Physicians Choice Management, LLC, the Company has committed to loan the selling shareholders $2.8 million to pay the tax liability related to the sale. As of January 31, 1997, $2.3 million of the loan amount committed had been advanced to the selling shareholders by the Company.

     During the year ended January 31, 1997 the Company loaned an aggregate of $2,685,700 to various entities. The notes are revolving loan agreements with a total commitment of $3,750,000.

     In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions with the number of shares generally determined based upon the average price of the stock during the five business days prior to the date of issuance. As of January 31, 1997 the Company had committed to issue $11.1 million of Common Stock of the Company using the methodology discussed above.

     CSL has a profit-sharing agreement with a consultant to the Company. Such agreement provides for payments to be made to the individual based on 10% of income of the sites in existence at June 15, 1996, before taxes and certain management fees paid to officers of CSL, for the year. Amounts charged to expenses related to such agreements totaled approximately $314,000, $433,000 and $120,000 for the year ended January 31, 1997 and the years ended December 31, 1995 and 1994, respectively. The profit sharing arrangement was terminated simultaneous with the closing of the CLS merger during October 1997.

     A subsidiary of the Company, OTI, (formerly Radiation Care, Inc., "RCI") is subject to the litigation described below which related to events prior to the Company's operation of RCI, and the Company has agreed to indemnify and defend certain defendants in the litigation who were former directors and officers of RCI subject to certain conditions. The Company has accrued the estimated costs to defend and settle this litigation in purchase accounting.

     In December, 1994, prior to its merger with the Company in March 1995, RCI entered into a settlement agreement with the federal government arising out of claims under the fraud-and-abuse provisions of the Medicare law. Under the settlement agreement, RCI, without admitting that it violated the law, consented to a civil judgment providing for its payment of $2 million and the entry of an injunction against violations of such provisions.

     On February 16, 1995, six former stockholders of RCI filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In re Radiation Care, Inc. Shareholders Litigation, Consolidated C.A. No. 13805) against RCI, Thomas Haire, Gerald King, Charles McKay, Abraham Gosman, Oncology Therapies of America, Inc. ("OTA") and A.M.A. Financial Corporation, ("AMA") alleging that the RCI stockholders should have received greater consideration for their RCI stock when RCI was merged with the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting of such fiduciary duty breaches by Mr. Gosman, OTA and AMA. Plaintiffs seek compensatory or rescissionary damages of an undisclosed amount on behalf of all RCI stockholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation. On May 17, 1996, the Company filed an Answer denying any liability of any defendant in connection with this litigation. All discovery in the Delaware

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


action, except for expert and class certification related discovery, is now complete. On January 10, 1997, the Company filed a Motion for Summary Judgment seeking dismissal of all plaintiffs' claims. An agreement in principal was reached in May to settle the case, subject to court and class approval, and definitive settlement documents are being prepared.

     On August 4, 1995, 26 former stockholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and/or directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al. v. Richard D'Amico et al., Civil Action No. E41225). Early on in the litigation two of the plaintiffs withdrew from the litigation, and during the deposition phase of the case, two more plaintiffs dropped out. However, plaintiffs added four additional plaintiffs with the filing of an Amended Complaint on November 27, 1995. Plaintiffs allege a breach of fiduciary duty by the former RCI directors Haire, King and McKay, a conspiracy by the RCI officer defendants D'Amico, Crowley and Walker, and negligence by all defendants. Plaintiffs seek additional consideration for their shares of RCI Common Stock in the form of compensatory and monetary damages in the amount of $5.7 million, plus punitive damages, interest, costs and attorneys fees. On September 22, 1995, the defendants filed an Answer denying any liability in connection with this litigation. On October 23, 1995, the defendants filed a motion to stay the action pending resolution of the Delaware class action. The Court denied the Motion on April 16, 1996. All discovery in the case was completed as of September 13, 1996. The Defendants moved for summary judgment on September 20, 1996. The plaintiffs filed an opposition on November 18, 1996. Defendants filed a Reply brief on February 27, 1997. The Company is not a party to this litigation and its exposure is limited to its obligation under its by-laws to indemnify the former officers and directors of RCI to the fullest extent permitted by Delaware law. In May, an agreement in principal was reached to settle the case subject to a number of corrections not yet satisfied. Definitive settlement documents are being prepared.

11.  Related Party Transactions

     For the years ended December 31, 1995 and 1994, Continuum Care of Massachusetts, Inc., whose principal shareholder is Mr. Gosman, provided management services to the Company. Fees for these services in the amount of $3,729,680 and $1,629,753, respectively, have been included in the financial statements and consist of the following:

                                                           December 31,
                                                    -------------------------
                                                       1995          1994
                                                    ----------    ----------
Salaries, wages and benefits....................    $2,267,891    $  934,200
Professional fees...............................       273,941       253,955
Rent............................................       459,732       192,242
Other...........................................       728,116       249,316
                                                     ---------     ---------
                                                    $3,729,680    $1,629,713
                                                     =========     =========

     Such fees were based on the discretion of Continuum Care of Massachusetts, Inc., and may not have been indicative of what they would have been if the Company had performed these services internally or had contracted for such services with unaffiliated entities. Included in rent was rent expense of approximately $415,000 and $156,000 for the years ended December 31, 1995 and 1994, respectively, for the Company's principal office space in West Palm Beach, Florida. The lessee of the office space prior to the offering was Continuum Care of Massachusetts, Inc. The current lease term expires January 31, 2000.

     The Company assumed the lease from Continuum Care of Massachusetts, Inc. upon the consummation of the offering.

     In connection with the purchase of Nutrichem during November 1994, the Company was required to make contingent note payments in the amount of $4,444,444 which had been accrued at December 31, 1995. Payments

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

on the contingent note are based on attaining certain earnings thresholds. A charge of $1,271,000 related to this contingent note was recorded during 1995. The $4,444,444 which had been accrued represented the maximum remaining amount because the earnings threshold upon which the payment is based was reached during 1995. The contingent note was personally guaranteed by Mr. Gosman. The contingent note was paid in full during January 1996 with the proceeds from the offering.

     During March 1995, the Company incurred a $17,500,000 note payable to a financing institution in connection with the purchase of OTI. Mr. Gosman personally guaranteed a portion of the $17,500,000. Mr. Gosman's liability under the guarantee was limited to no more than $6,125,000. The note was paid in full during January 1996 with the proceeds from the offering.

     During May 1995, Mr. Gosman incurred $4,610,588 of debt payable, which has been included in these financial statements, to the shareholders of DASCO in connection with the purchase of 50% of the outstanding stock of DASCO. The notes bear interest at 6.37% per annum and were repaid during 1996.

     Meditrust, a publicly traded real estate investment trust with assets in excess of $2.4 billion of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided construction financing to customers of DASCO in the aggregate amount of $176,000,000 for 19 facilities developed by DASCO.

     DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. Mr. Sands and Mr. Rendina have obtained equity interests in the entities which own 26 of the 29 facilities developed by DASCO. The collective interests of Messrs. Sands and Rendina range from 17% to 100%. In addition, Mr. Gosman individually and as trustee for his two sons and Frederick R. Leathers, Robert A. Miller, William A. Sanger, and Edward E. Goldman have obtained limited partnership interests ranging from 14% to 36% in the entities which own 11 facilities being developed by the Company through DASCO. During the year ended January 31, 1997, DASCO recorded revenues in the amount of $9,986,790 related to facilities developed by DASCO in which equity interests have been obtained by related parties.

     The Company provides construction management, development marketing and consulting services to entities principally owned by Mr. Gosman in connection with the development and operation by such entities of several medical facilities. During the year ended January 31, 1997, the Company recorded revenues in the amount of $7,047,611 related to such services. The Company provides these services to affiliated parties on terms no less favorable to the Company than those provided to unaffiliated parties.

     The Company was required to assume an unfavorable lease in one of its acquisitions. The Company planned to dispose of the lease and accrued $559,000 in purchase accounting which represents the difference between the unfavorable lease costs and the estimated fair market value rent. The Company assigned the lease in January 1997 to an entity principally owned by Mr. Gosman.

     Included in operating expenses are discretionary management fees paid or accrued to the principal shareholders of CSL for management-related services. Approximately $987,000, $1,700,000 and $802,000 of such management fees were incurred for the years ended January 31, 1997, December 31, 1995 and December 31, 1994, respectively, and are included in operating expenses.

     A key officer of CSL entered into an employment agreement with CSL, dated January 1995, which entitled him to additional compensation of 5.5% of annual net profits and, in the event of an IPO or sale of CSL, 5% of the proceeds from any such transaction. In June 1996, the principal shareholders in CSL decided to formalize their arrangement with this officer as to his equity participation in the business. To effect this decision, the employee was granted a 15% equity interest in CML, which was merged into CSL effective January 1, 1997. Based on an independent appraisal, the Company valued the transaction at $627,640 and recorded the amount as a 1996 operating expense. On January 1, 1997, the officer entered into a new employment agreement with CSL, with no

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

provisions as to the sharing of profits, or proceeds, in the event of an IPO or sale of CSL.

     At December 31, 1995, the Company had borrowed $36,690,180 from Mr. Gosman. Interest on such outstanding indebtedness at the prime rate of interest during the year ended December 31, 1995 was $1,708,174. During January 1996, the Company repaid Mr. Gosman $28,676,743 of such advances with the proceeds of the offering.

     During July 1995, the Company purchased the assets of and entered into a 15-year management agreement with a medical oncology practice with three medical oncologists. An affiliate of the Company, Continuum Care of Massachusetts, Inc., guarantees the performance of the Company's obligations under the management agreement.

     During September 1995, the Company provided a letter of credit in the amount of $5,403,337 to a seller in connection with entering into a management agreement and purchasing the assets of a medical oncology practice. Cash collateralizing the letter of credit, which has a balance of $4,504,184 at January 31, 1997, is included in other long-term assets on the balance sheet. Prior to the completion of the offering, the collateral for the letter of credit was provided by Mr. Gosman.

     During September 1995, the Company refinanced $19,500,000 of an amount owed to Mr. Gosman with NationsBank. The $19,500,000 amount refinanced with NationsBank and outstanding at December 31, 1995 was personally guaranteed by Mr. Gosman. The $19,500,000 was paid in full during January 1996 with the proceeds of the offering.

     During November 1995, the Company assumed $180,000 of notes payable to four former shareholders of Pinnacle when the Company merged with Pinnacle. One of these notes for $50,000 was repaid during December 1995 and the remainder were repaid during 1996.

12.  Disclosures about Fair Value of Financial Instruments

     The methods and assumptions used to estimate the fair value of each class of financial instruments, for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

Cash and Cash Equivalents

     The carrying amount approximates fair value because of the short effective maturity of these instruments.

Long-term Debt

     The fair value of the Company's long-term debt and capital leases is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount and fair value of long-term debt and capital leases, including current maturities and related party debt, at January 31, 1997 and December 31, 1995 is $118,830,259 and $97,090,266, respectively.

13.  Employee Benefit Plan

     The Company sponsors 401(k) plans, covering substantially all of its employees. Contributions under the primary 401(k) plan equal 50% of the participants' contributions up to a maximum of $400 per participant per year.

     For the employees of CSL, the Company allows eligible employees to contribute up to 15% of their compensation and the Company may match up to 20% of the employees first 5% of covered compensation.

14.  Income Taxes

     The financial statements of the Company for the periods prior to the offering do not include a provision for income taxes because the taxable income of the various entities that comprise the Company were either included in

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

the tax return of the Partnership's partners and former Subchapter S corporation's shareholders, or the entities generated significant losses.

     The Company became subject to federal and state income taxes effective the date of the Company's initial public offering. Significant components of the Company's provision for income taxes for the year ended January 31, 1997:

                                                                    1997
                                                                  --------
Federal:
Current..............................................          $  4,305,329
Deferred.............................................             1,084,693
                                                               ------------
          Total federal..............................             5,390,022
                                                               ------------
State:
Current..............................................             1,176,555
Deferred.............................................               269,489
                                                               ------------
          Total state................................             1,446,044
                                                               ------------
Totals...............................................          $  6,836,066
                                                               ============

     Significant components of the Company's deferred tax assets and liabilities as of January 31,1997 are as follows:
                                                                    1997
                                                                  --------
Deferred tax asset
Allowance for doubtful accounts,
          reserves and other accrued expenses.............     $  1,493,180
Net operating loss........................................       13,226,228
                                                                 ----------
                  Total deferred tax assets...............       14,719,408
                                                                 ----------
Deferred tax liability
Property and depreciation.................................         (856,173)
Amortization..............................................         (647,902)
Other.....................................................         (318,165)
                                                                 ----------
                  Total deferred tax liability............       (1,822,240)
                                                                 ----------

Deferred tax asset (liability)............................       12,897,168
                                                                 ----------
Valuation allowance.......................................      (14,251,349)
                                                                 ==========
Net deferred tax asset (liability)........................     $ (1,354,181)
                                                                 ==========

     The Company reasonably believes that, because of limitations imposed by the Internal Revenue Code, net operating losses of $33,065,570 and other deferred tax assets, which arise out of OTI, will not be recognized in future years. Accordingly, the Company has established a full valuation allowance for these deferred tax assets.

     The net operating losses of $33,065,570 will begin to expire in 2005.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)


     The reconciliation of income tax computed at statutory rates to income tax expense is as follows:

                                                                        1997
                                                                        ----
Statutory rate.................................................          35%
Permanent differences..........................................           1%
State income tax (net of federal
          benefit).............................................           5%
Valuation allowance............................................          (7%)
Other..........................................................           2%
                                                                        ---
                                                                         36%
                                                                        ===

15.  Supplemental Cash Flow Information

     During the year ended January 31, 1997 and the year ended December 31, 1995, the Company acquired the assets and assumed certain liabilities of various entities. The transactions had the following non-cash impact on the balance sheets:

                                                January 31,     December 31,
                                                   1997            1995
                                              --------------    -------------

Current assets                                 $  4,692,389     $ 12,463,007
Property, plant and equipment                     4,693,603       40,817,404
Intangibles                                      56,964,439       43,155,934
Other noncurrent assets                              25,541        2,197,691
Current liabilities                              (9,667,604)      (8,174,988)
Debt                                             (7,360,320)     (43,179,672)
Noncurrent liabilities                          (11,603,513)      (2,913,635)
Equity                                          (10,010,325)               -
                                              ==============    =============
     Net cash used for acquisitions            $ 27,734,210     $ 44,365,741
                                              ==============    =============

     During the year ended January 31, 1997, the Company purchased $643,500 of equipment under capital leases. In addition, cash paid for interest during the year ended January 31,1997 and the year ended December 31, 1995 was $5,571,800 and $2,772,082, respectively. Income taxes paid for the year ended January 31, 1997 were $3,320,241. There was no interest paid for the year ended December 31, 1994 and there were no income taxes paid for the years ended December 31, 1995 and 1994.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

16.  Stock Option Plan

     The Company has adopted a stock option plan and authorized the issuance of 4,100,000 shares of the Company's Common Stock to key employees and directors of the Company. Under this plan, the exercise provision and price of the options will be established on an individual basis generally with the exercise price of the options being not less than the market price of the underlying stock at the date of grant. The options generally will become exercisable beginning in the first year after grant in 20% -- 33% increments per year and expire ten years after the date of grant. Information related to the stock option plan is summarized as follows:

                                        Year Ended             Year Ended
                                     January 31,1997        December 31, 1995
                               ------------------------  ----------------------

                                             Weighted                  Weighted
                                             Average                    Average
                                             Exercise                  Exercise
                                Shares         Price       Shares       Price
                               ----------   -----------  ---------     ---------
Outstanding, beginning of      1,200,500    $ 14.49        127,500      $ 4.00
   period
Options granted:
   At fair market value        1,122,500      20.35        445,000       13.65
   Above fair market value       108,914       3.13             --          --
     (CSL options - see
     below)
Options exercised                (52,166)      6.97             --          --
Options canceled                 (23,334)     18.14             --          --
                               ==========   ========     ==========    =======
Outstanding, end of period     2,356,414      16.85        572,500     $ 10.93
                               ==========   ========     ==========    =======

Weighted average fair
   value of options                           $9.27                      $6.67
   granted during the year                  ========                   =======

     At January 31, 1997 and December 31, 1995 options for 614,977 and 47,500, respectively were exercisable.

     Significant option groups outstanding at January 31, 1997 and related weighted average price and life are as follows:

                Options Outstanding                       Options Exercisable
------------------------------------------------------  -----------------------
                     Shares                               Shares
                  Outstanding                Weighted   Exercisable   Weighted
                       at        Remaining    Average       at         Average
     Range of      January 31,   Contractual  Exercise   January 31,   Exercise
  Exercise Price      1997          Life       Price       1997         Price
----------------  ------------   ----------- ---------  ------------  ---------
$3.00 - $5.00        230,914        8.3       $ 3.63        81,893     $  3.78
$14.38 - $18.75    1,315,500        9.0        16.87       348,084       16.85
$19.00 - $24.75      810,000        9.5        20.72       185,000       20.45

     The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted average assumptions for grants in the year ended January 31, 1997, the one month ended January 31, 1996, and the year ended December 31, 1995: expected volatility (post-offering) of 56%, risk free interest rates of 6.4%, expected life of 4.5 years, and expected dividends of $0.

     Options which were assumed in connection with CSL employees during 1996 were valued using the minimum value method, which is appropriate for nonpublic companies, assuming a ten year option life, 5.5% risk free

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

interest rate, and no volatility. These options were granted with an exercise price significantly greater than the market value of the company and accordingly had a fair market value and associated expense of zero. Former CSL options have been converted to 108,914 of the Company's options with an exercise price of $3.13 and are included above.

     The Company continues to account for stock based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", as allowed by SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted. Had compensation for those plans been determined based on the fair value at the grant date for awards during the year ended January 31, 1997, the month ended January 31, 1996 and the year ended December 31, 1995 consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                  Year Ended     Year Ended
                                                  January 31,   December 31,
                                                     1997           1995
                                                   --------       ---------
Net income (loss)
    As reported.................................  $  15,290       $ (8,094)
    Pro forma...................................     12,880         (8,142)
Earnings (loss) per common share
    As reported.................................  $    0.55             --
    Pro forma...................................       0.46             --

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

17.  Net Income Per Share

     Net income per common share is based upon the weighted average number of common shares outstanding (including stock required to be issued in the future pursuant to acquisition agreements) during the period. For the years ended January 31, 1997, the weighted average number of common shares outstanding were 27,703,073. When dilutive, stock options (less the number of treasure shares assumed to be purchased from the proceeds) are included in the calculation of the weighted average number of common shares outstanding. For the year ended January 31, 1997, conversion of the 6 3/4% Convertible Subordinated Debentures issued in June 1996, is not assumed because the effect is anti-dilutive.

18.  Ratio of Earnings to Fixed Charges

     For the years ended January 31, 1997, December 31, 1995 and December 31, 1994, the ratio of earnings to fixed charges was less than 1.0X, less than 1.0X and 3.46, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before minority interest and income taxes, plus fixed charges. Earnings also includes the equity in less-than-fifty-percent-owned investees only to the extent of distributions. Fixed charges include interest, amortization of financing costs and the portion of operating rental expense which management believes is representative of the interest component of the rental expense. For the years ended December 31, 1995 and 1994 for purposes of computing the ratio of earnings to fixed charges, the Company had earnings deficiencies of $1.0 million and $1.1 million, respectively.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

19.  Segment Information (Unaudited)

     The Company derives revenues from health care services and medical facility development services. The Company commenced operations of the medical facility development segment with the purchase of DASCO upon the completion of the offering in January 1996. The activities related to the health care services and medical facility development services segment are as follows (dollars in thousands):

                                                        Medical
                                                        Facility
                                         Health Care   Development
      Year ended January 31, 1997         Services     Services        Total
    -------------------------------       ----------   -----------   ---------
Net revenues............................  $ 188,952    $  19,049     $ 208,001
Operating income........................     12,719       11,133        23,852
Identifiable assets.....................    294,309       19,001       313,310
Depreciation & amortization.............      7,094          288         7,382
Capital expenditures....................      3,246        2,440         5,686

20.  Quarterly Results of Operations (Unaudited)

     The following is a summary of the unaudited quarterly results of operations for the periods shown:


                                  (Dollars in thousands, except per share data)

                                       Year Ended January 31, 1997
                               ---------------------------------------------
                                 First       Second       Third     Fourth
                                Quarter      Quarter     Quarter    Quarter
                               --------     --------    --------    --------
Net revenues.................  $ 40,459     $ 44,204    $ 55,438    $67,901
Income before income taxes...     4,164        4,583       5,713      7,667
Net income...................     2,760        2,955       3,827      5,749
Net income per share.........     $0.10        $0.11       $0.14      $0.20

                                           Year Ended December 31, 1995
                               ---------------------------------------------
                                First        Second       Third      Fourth
                               Quarter       Quarter     Quarter     Quarter
                               --------     --------    --------     -------
Net revenues.................  $  8,897     $ 16,184    $ 23,822     $35,182
Loss before income taxes.....    (2,373)(A)   (1,399)     (1,031)(B)  (3,291)(C)
Net loss(D)..................    (2,373)(A)   (1,399)     (1,031)(B)  (3,291)(C)
---------------
(A) Includes $1,111 nonrecurring earn-out payment.
(B) Includes $160 nonrecurring earn-out payment.
(C) Includes $2,500 provision for closure costs.
(D) Provisions for income taxes have not been reflected in the year ended December 31, 1995 because there is no taxable income on a combined basis.

21.  Subsequent Events

     During August 1997, the Company purchased certain assets of, and entered into a 20-year administrative services agreement with BAB Nuclear Radiology, P.C., to operate five diagnostic imaging centers on Long Island, New York. The purchase price was approximately $10,000,000 in cash, plus $15,000,000 in convertible notes.

                                 PHYMATRIX CORP.

               (Information with respect to the six months ended
                      July 31, 1997 and 1996 is unaudited)

     During September 1997, the Company entered into a secured credit agreement with a bank providing for a $100 million revolving line of credit for working capital and acquisition purposes. The credit agreement (i) prohibits the payment of dividends by the Company, (ii) limits the Company's ability to incur indebtedness and make acquisitions except as permitted under the credit agreement, and (iii) requires the Company to comply with certain financial covenants.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Introduction

     The Company is a multispecialty physician practice management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings, and health parks, both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and by managing independent physician associations ("IPAs") and specialty care physician networks through management service organizations ("MSOs") in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services, ambulatory surgery and clinical research studies. Since its first acquisition in September 1994, the Company has acquired the practices of and entered into long-term agreements to affiliate with approximately 360 physicians; has obtained interests in MSOs in Connecticut, Georgia, New Jersey, New York and Florida that provide management services to IPAs composed of over 3,600 multispecialty physicians; purchased a company that provides contract management services to approximately 2,500 physicians in specialty care networks; purchased CSL, a site management organization conducting clinical research for pharmaceutical companies and clinical research organizations at 22 centers located in 11 states; and acquired several medical support services companies and a medical facility development company.

     In January 1996, the Company changed its fiscal year end from December 31 to January 31.

Year Ended January 31, 1997 and the Six Months Ended July 31, 1997 Acquisitions

Physician Practice Acquisitions

     Between April and June 1996, the Company purchased the assets of and entered into employment agreements with Drs. Lawler, Cutler and Surowitz. The total purchase price for these assets was $2,154,999 in cash and 69,799 shares of Common Stock of the Company were issued during July 1997 having a value of $1,058,400. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value including goodwill of $2,862,035. The resulting goodwill is being amortized over 20 years.

     During May 1996, the Company purchased the stock of Atlanta
Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists whose practices the Company acquired for $609,124. $309,124 of such purchase price was paid in cash and 20,684 shares of Common Stock of the Company were issued in July 1997 having a value of $300,000. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $609,124. The resulting intangible is being amortized over 20 years.

     During May and June 1996, the Company entered into agreements to purchase the assets of and entered into 20-year management agreements with two physician practices consisting of three physicians. These practices are located in South Florida and Washington, D.C. The total purchase price for the assets of these practices was $1,214,291. Of this amount, $663,667 was paid in cash and 29,350 shares of Common Stock of the Company were issued during May and June 1997 having a value of $550,954. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $749,646. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $948,610, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $328,838. The resulting intangible is being amortized over 20 years.

     During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $755,163. Of such purchase price, $475,163 was paid in cash and 18,046 shares of Common Stock of the Company were issued during July 1997 having a value of $280,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $399,974. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a management agreement with Atlantic Pediatrics. The purchase price for these assets was $412,539. Simultaneous with the closing, Atlantic Pediatrics was merged into Osler Medical, Inc. During the second quarter of 1996, the Company also acquired certain copyright and trademark interests for a purchase price of $887,000. The total purchase price for the assets acquired was allocated to such assets at their fair market value, including management service agreements of $1,215,074. The resulting intangible is being amortized over 20 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with eight physicians in Florida. The purchase price for these assets was $3,439,331. Of such purchase price, $1,519,331 was paid in cash and 122,841 shares of Common Stock of the Company were issued during August 1997 having a value of $1,920,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $2,625,699. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with four physicians in Georgia. The purchase price for these assets was $1,548,756. Of such purchase price, $855,956 was paid in cash and 44,126 shares of Common Stock of the Company were issued during August 1997 having a value of $692,800. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $1,116,259. The resulting intangible is being amortized over 40 years.

     During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with 10 physicians in Florida. The purchase price for these assets was $3,294,499. Of such purchase price, $920,099 was paid in cash and 192,649 shares of Common Stock of the Company were issued during September 1997 having a value of $2,374,400. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,161,192. The resulting intangible is being amortized over 40 years.

     During October 1996, the Company purchased the assets of and entered into 20-year management agreements with five physicians in Florida. The purchase price for these assets was $1,341,521. Of such purchase price $806,521 was paid in cash and 33,331 shares of Common Stock of the Company were issued during October 1997 having a value of $535,000. The value of the Common Stock issued had been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $670,000. The resulting intangible is being amortized over 20 years.

     During January 1997, the Company purchased the stock of Atlanta Specialists in Gastroenterology pursuant to a merger and entered into a 40-year management agreement with the medical practice in exchange for 108,393 shares of Common Stock of the Company having a value of approximately $1,578,205. The transaction was accounted for using the pooling-of-interests method of accounting.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 14 physicians in Texas. The purchase price for these assets was $6,029,272. Of such purchase price, $2,333,272 was paid in cash and $3,696,000 is payable during January 1998 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at January 31, 1997. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $4,640,493. The resulting intangible is being amortized over 40 years.

     During January 1997, the Company purchased the assets of and entered into a 40-year management agreement with 18 physicians in Florida. The purchase price for these assets was $4,500,652. Of such purchase price, $2,273,613 was paid in cash, $1,500,000 of bank debt was assumed and 42,830 shares of Common Stock were issued having a value of $727,039. The purchase price has been allocated to these assets at their fair market value, including management service agreements of $3,814,400. The resulting intangible is being amortized over 40 years.

     During February 1997, the Company purchased the stock of a six physician practice pursuant to a merger and entered into a 40-year management agreement with the practice in exchange for 159,312 shares of Common Stock of the Company having a value of approximately $2,440,000. The transaction has been accounted for using the pooling-of-interests method of accounting.

     During February 1997, the Company purchased the assets of and entered into a 40-year management agreement with five physicians in Utah. The purchase price was $2,498,148. Of such purchase price, $1,378,148 was paid in cash and 75,293 shares of Common Stock of the Company were issued having a value of $1,120,000. The purchase price was allocated to the assets at their fair market value, including management service agreements of $1,499,013. The resulting intangible is being amortized over 40 years.

     During May 1997, the Company entered into a 40-year management agreement with a radiation therapy center in Westchester, New York. The purchase price was $2,550,000. Of such purchase price $1,200,000 was paid in cash and $1,350,000 is payable during May 1998 in Common Stock of the Company with such number of shares to be issued based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long-term liabilities at July 31, 1997. The purchase price has been allocated to management service agreements and is being amortized over 40 years.

     During July 1997, the Company entered into a management services agreement with Beth Israel Hospital to manage its DOCS Division which consists of more than 100 physicians located throughout the greater Metropolitan New York area. In addition, the Company and Beth Israel Hospital will be completing the formation of an MSO to manage the medical risk contracting to the more than 2,000 physicians affiliated with Beth Israel Hospital and its parent corporation. The Management Services Agreement became effective July 1, 1997, and will remain in effect for 40 years contingent upon the closing of the MSO joint venture prior to January 15, 1998. The Company has committed up to $40 million in conjunction with the transaction to be utilized for the expansion of the Beth Israel delivery system throughout the New York region. In connection with the agreement, the Company paid $13,560,000 in cash, which was allocated to management service agreements and is being amortized over 40 years.

Accounting Treatment

     The terms of the Company's relationships with its affiliated physicians are set forth in various asset and stock purchase agreements, management service agreements, and employment and consulting agreements. Through the asset and/or stock purchase agreement, the Company acquires the equipment, furniture, fixtures, supplies and, in certain instances, service agreements, of a physician practice at the fair market value of the assets. The accounts receivable are typically purchased at the net realizable value. The purchase price of the practice generally consists of cash, notes and/or Common Stock of the Company and the assumption of certain debt, leases and other contracts necessary for the operation of the practice. The management services or employment agreements delineate the responsibilities and obligations of each party.

     Net revenue from management service agreements include the revenues generated by the physician practices. The Company is responsible and at risk for the operating costs of the physician practices. Expenses include the reimbursement of all medical practice operating costs and all payments to physicians (which are reflected as cost of affiliated physician management services) as required under the various management agreements. For providing services under management services agreements entered into prior to April 30, 1996, physicians generally received a fixed percentage of net revenue of the practice. "Net revenues" is defined as all revenue computed on an accrual basis generated by or on behalf of the practice after taking into account certain contractual adjustments or allowances. The revenue is generated from professional medical services furnished to patients by physicians or other clinicians under physician supervision. In several of the practices, the Company has guaranteed that the net revenues of the practice will not decrease below the net revenues that existed immediately prior to the agreement with the Company. Under management services agreements entered into after April 30, 1996, the physicians receive a portion of the operating income of the practice which amounts vary depending on the profitability of the practice. Net revenues under management services agreements for the six months ended July 31, 1997 and the year ended January 31, 1997 were $75.7 million and $90.2 million, respectively.

Medical Support Services Companies Acquisitions and CSL Merger

Acquisitions

     During August 1996, the Company acquired the business and certain assets of a single site clinical research company in Sarasota, Florida for $300,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $100,000 of cash and the issuance of two subordinated promissory notes of $100,000 each. The contingent payments will equal 15% of the increase in adjusted income before tax, of the acquired business, over the prior year's amount. The contingent payments will not be less than $221,025. The full amount of the minimum payments was accrued for at the date of the acquisition. During October 1996, the Company acquired the business and certain assets of a multi-site clinical research company in Pennsylvania for $6,850,000 plus contingent consideration based on profitability measures over the next five years. The purchase price consisted of $3,100,000 of cash and the issuance of two subordinated promissory notes of $2,000,000 and $1,750,000, respectively. The contingent payments will equal 15% of the excess of adjusted income before tax over $2,000,000 per year for five years. The cost of these acquisitions was allocated on the basis of the estimated fair value of the assets acquired and the liabilities assumed. This allocation resulted in goodwill of $6,966,000, noncompete agreements of $355,000 and trained workforces of $50,000. The notes mentioned above are convertible into shares of Common Stock.

     During October 1996, the Company purchased the assets of an outpatient ambulatory surgical center in Florida. The Company entered into a lease under which the surgical center was leased to a partnership with an initial term of 15 years. In addition, the Company entered into a 20-year management agreement pursuant to which the Company receives a management fee which is based upon the performance of the surgical center. The purchase price for these assets was $3,531,630 plus the assumption of debt of $1,223,625 which consisted of $717,557 in a mortgage payable and $506,068 in capital leases. The purchase price has been allocated to the assets at their fair market value, including management service agreements of $2,597,409. The resulting intangible is being amortized over 20 years.

     During April 1997, the Company acquired the business and certain assets of a clinical research company in the Washington, D.C. area for $725,000 in the form of a promissory note plus contingent consideration based on revenue and profitability measures over the next five years. The contingent payments will equal 10% of the excess gross revenue, as defined, provided the gross operating margins of the acquired business exceed 30%. The purchase price was allocated to goodwill. The note and contingent payments are, in certain circumstances, convertible into shares of Common Stock.

     During June 1997, the Company purchased the assets of two diagnostic imaging centers in Dade County, Florida. The purchase price was approximately $12,500,000 plus the assumption of debt and capital leases totaling

$1,570,078. Of such purchase price, $500,000 was paid in cash and the remaining $12,000,000 was paid by the issuance of 773,026 shares of Common Stock of the Company, 562,500 of which were issued in June 1997 and 210,526 of which were issued in September 1997. The purchase price was allocated to the assets at their fair market value, including goodwill of $10,180,273. The resulting intangible is being amortized over 30 years.

     During June 1997, the Company acquired the remaining 20% interest in a lithotripsy company that it purchased during 1994. The interest was acquired in exchange for cash and 54,500 shares of Common Stock of the Company having a total value of $2,005,000. The purchase price was allocated to goodwill and is being amortized over 20 years.

     During June 1997, the Company issued 100,002 shares of Common Stock of the Company having a value of approximately $1,500,000 to the former shareholders of Pinnacle Associates, Inc. ("Pinnacle"). The issuance of the shares represented the merger consideration for Pinnacle which was purchased during 1995.

CSL Merger

     Effective October 15, 1997, a subsidiary of the Company merged with CSL in a transaction that was accounted for as a pooling of interests. The Company exchanged 5,204,305 shares of its common stock for all of the outstanding common stock of CSL. The Company's historical financial statements for all periods have been restated to include the results of CSL.

     The following table reflects the combined revenues, net income, net income per share and weighted average number of shares outstanding for the respective periods. The Pro forma Combined column adjusts the historical net income for CSL to reflect the results of operations as if CSL had been a C corporation rather than an S corporation for income tax purposes. The Adjusted Pro forma Combined column adjusts the Pro Forma Combined column by eliminating certain noncontinuing charges incurred by CSL. Provisions for income taxes have not been reflected for the years ended December 31, 1994 and 1995 because there is no taxable income on a combined basis.

                                                                             Adjusted
                                                              Pro forma      Pro forma
                                PhyMatrix        CSL          Combined       Combined
                              ------------   ------------   -------------  ------------
                                        For the six months ended July 31, 1997
                              ---------------------------------------------------------
Revenue                       $145,646,752   $13,128,176    $158,774,928   $158,774,928
Net Income                    $  8,196,216   $   377,687    $  8,573,903   $  9,118,103
Net Income per weighted
  average share               $       0.34   $      0.07    $       0.29   $       0.31
Weighted average number of
  shares outstanding            23,863,289     5,289,127      29,152,416     29,152,416

                                        For the six months ended July 31, 1996
                              ---------------------------------------------------------
Revenue                       $ 77,631,077   $ 7,031,545    $ 84,662,622   $ 84,662,622
Net Income                    $  5,062,509   $   391,675    $  5,454,184   $  5,965,984
Net income per weighted
  average share               $       0.23   $      0.07    $       0.20   $       0.22
Weighted average number of
  shares outstanding            21,689,631     5,086,932      26,776,563     26,776,563

                                          For the year ended January 31, 1997
                              ---------------------------------------------------------
Revenue                       $189,960,735   $18,040,124    $208,000,859   $208,000,859
Net Income                    $ 12,056,531   $ 1,940,074    $ 13,996,605   $ 15,154,005
Net income per weighted
  average share               $       0.54   $      0.37    $       0.51   $       0.55
Weighted average number of
  shares outstanding            22,511,448     5,191,625      27,703,073     27,703,073

                                         For the year ended December 31, 1995
                              ---------------------------------------------------------
Revenue                       $ 70,733,282   $13,351,843    $ 84,085,125   $ 84,085,125
Net Income                    $(11,024,915)  $ 2,931,175    $ (8,093,740)  $ (5,960,740)

                                         For the year ended December 31, 1994
                              ---------------------------------------------------------
Revenue                       $  2,446,821   $ 4,921,285    $  7,368,106   $  7,368,106
Net Income                    $ (1,296,737)  $   (98,702)   $ (1,395,439)  $   (473,439)

     The following items reflect the noncontinuing charges, referred to above, incurred by CSL during the respective periods:

                                                          Year Ended                                 Six Months Ended
                                        ------------------------------------------------     ---------------------------------
                                        December 31,     December 31,      December 31,         June 30,           July 31,
                                           1994              1995              1996               1996               1997
                                        -----------     --------------    --------------     --------------     --------------
                                        (unaudited)      (unaudited)       (unaudited)        (unaudited)        (unaudited)
Salaries expense related to the         $       -        $         -        $  628,000       $         -         $         -
equity interest granted to an
officer of CSL.  During January
1997, the officer entered into an
employment agreement with no
provisions for sharing of profits
or proceeds.

Consulting fees based on a profit         120,000            433,000           314,000            145,000                  -
sharing arrangement.  The profit
sharing arrangement was
terminated during 1997.

Management fees paid to the               802,000          1,700,000           987,000            708,000            907,000
principal shareholders of CSL
                                        -----------     --------------    --------------     --------------     --------------

Total nonrecurring items                  922,000          2,133,000         1,929,000            853,000            907,000

After tax impact of nonrecurring        $ 922,000        $ 2,133,000        $1,157,400       $    511,800        $   544,200
items

     Prior to its merger with the Company, CSL reported on a fiscal year ending December 31. Prior to its initial public offering during January 1996, the Company reported on a fiscal year ending December 31. The fiscal year end of the Company was changed to January beginning with the one month period ended January 31, 1996. The restated financial statements for the year ended January 31, 1997 are based on a combination of the Company's results for its January 31 fiscal year and a December 31 fiscal year for CSL. CSL's historical results of operations for the month ending January 31, 1997 are not included in the Company's consolidated statements of operations or cash flows. An adjustment has been made to stockholder's equity as of February 1, 1997 to adjust for the effect of excluding CSL's results of operations for the month ending January 31, 1997.

     As a result of using the pooling of interests method of accounting, estimated transaction expenses of $10,150,000 will be recorded as a one-time charge to the Company's statement of operations during the quarter ended October 31, 1997, which is the period in which the transaction closed. A summary of these estimated expenses is as shown below:

                                           CSL        PhyMatrix        Total
                                       ----------     ---------     ----------

Legal                                  $  200,000      $300,000     $  500,000
Accounting                                200,000       175,000        375,000
Investment Banking                      3,600,000       325,000      3,925,000
Other                                     250,000       100,000        350,000
                                       ----------      --------    -----------
     Subtotal transaction expenses      4,250,000       900,000      5,150,000
                                       ----------      --------    -----------
CNS Consulting (1)                      5,000,000             0      5,000,000
                                       ----------      --------    -----------
     Total                             $9,250,000      $900,000    $10,150,000
                                       ----------      --------    -----------

(1) Represents buyout of consulting contract.

Management Services Organizations and Contract Management Acquisitions

     During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, an MSO that provides management services to an IPA composed of over 375 physicians based in Connecticut. The

Company acquired this interest in exchange for a payment of $1.5 million to the MSOs shareholders ($1.0 million paid during 1995 and $.5 million paid during the second quarter of 1996) and a capital contribution of $2.0 million to the MSO ($1.5 million paid during 1995 and $.5 million paid during the second quarter of 1996). In addition, upon the closing of the Company's initial public offering in January 1996, the Company granted options to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two-year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable. During September 1996, the Company acquired the remaining 56.25% ownership interest in the MSO. The Company acquired the remaining interests in exchange for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock of the Company. The Company also committed to loan the MSO's selling shareholders $2,800,000 to pay the tax liability related to the sale. As of January 31, 1997 $2,253,000 of the loan amount committed had been advanced to the selling shareholders by the Company. The total purchase price for the 100% interest was approximately $12,148,822 and has been allocated to these assets at their fair market value including goodwill of $12,099,111. The resulting intangible is being amortized over 40 years.

     During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, an MSO that provides management services to an IPA composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the MSO. The Company's balance sheet as of January 31, 1997 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests equals 40% of the MSO's net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

     During September 1996, the Company purchased an 80% interest in New Jersey Medical Management, LLC, an MSO that provides management services to an IPA with more than 450 physicians in New Jersey. The Company acquired this interest in exchange for a payment of $350,000 to existing shareholders. The Company's balance sheet at January 31, 1997 includes the 20% interest not owned by the Company as minority interest.

     During September 1996, the Company purchased the stock of Physicians Consultant and Management Corporation ("PCMC"), a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. The base purchase price for the stock was $2,000,000 with $1,000,000 paid on the closing date and $1,000,000 paid during February 1997. There is also a contingent payment up to a maximum of $10,000,000 based on PCMC's earnings before taxes during the next five years which will be paid in cash and/or Common Stock of the Company. The purchase price has been allocated to the assets at their fair market value including goodwill of approximately $3,078,568. The resulting intangible is being amortized over 30 years.

     During November 1996, the Company established New York Network Management, L.L.C. ("Network"), which is 51% owned by the Company, to purchase the assets and stock of various entities which comprise Brooklyn Medical Systems ("BMS"). BMS arranges for the delivery of health care services to members through affiliations with more than 600 physicians in the New York City area. The base purchase price for Network was $1,200,000 and an additional payment not exceeding $1,000,000 may be required to be made during the next three years if certain pretax earnings thresholds are achieved. The Company has committed to fund approximately $2,400,000 to Network during the next three years. Such advances can be in the form of a demand loan or for additional ownership interests if the other owners do not elect to contribute their pro-rata share of any additional capital contribution ($100,000 of additional capital contribution for an additional 1% interest) in Network. During the first three years the Company has the option to purchase up to an additional 29% ownership interest. During years four and five the owners of 29% of Network have the right to require the Company to purchase their interests at the option price.

     During April 1997, the Company acquired a pulmonary physician network company for a base purchase price of $2,966,058. Of such purchase price, $673,211 was paid in cash and 180,717 shares of Common Stock of the Company were issued during May 1997 having a value of $2,292,847. There is also a contingent payment up to a maximum of $2,000,000 based on the acquired entities' earnings before taxes during the next three years which will be paid in cash and/or Common Stock of the Company. The purchase price was allocated to management service agreements and is being amortized over 30 years.

Year Ended December 31, 1995 Acquisitions

Physician Practice Acquisitions

     During the year ended December 31, 1995, the Company purchased the assets of several physician practices and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $4,158,875. The purchase price was allocated to these assets at their fair market value, including goodwill of $3,093,946. The resulting goodwill is being amortized over 20 years.

     During the year ended December 31, 1995, the Company purchased the assets of and entered into management service agreements with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc.; Georgia Cancer Specialists, Inc.; Osler Medical, Inc.; Oncology Radiation Associates, P.A.; West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington, consisting of an aggregate of 79 physicians including 45 oncologists. The total purchase price for these assets was $23,425,190 in cash. In connection with these acquisitions, the Company also entered into a 15-year capital lease with a total obligation of $1,569,171 and assumed debt of $6,893,609. The purchase price for the practices' assets was allocated to assets at their fair market value, including management service agreements of $18,814,763. The resulting intangible is being amortized over the life of the management agreements which range from ten to 20 years.

Medical Support Services Companies Acquisitions

     During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. The total purchase price for the stock was approximately $41,470,207 (not including transaction costs and 26,800 shares initially subject to appraisal rights). During April 1995, the Company purchased from Aegis Health Systems, Inc. for $7,163,126 all of the assets used in its lithotripsy services business. During November 1995 the Company acquired by merger Pinnacle Associates, Inc. ("Pinnacle"), an Atlanta, Georgia infusion therapy services company. The merger consideration in connection with the Pinnacle merger was paid in June 1997. The purchase price for these acquisitions was allocated to assets at their fair market value including goodwill of $19,235,818. The resulting intangibles are being amortized over 20 to 40 years.

Medical Facility Development Acquisitions

     On May 31, 1995, Abraham D. Gosman, Chairman of the Board and Chief Executive Officer of the Company ("Mr. Gosman") purchased a 50% ownership interest in DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), a medical facility development services company providing such services to related and unrelated third parties in connection with the development of medical malls, health parks, and medical office buildings. The purchase price consisted of $5.2 million in cash and $4.6 million in notes, which were guaranteed by Mr. Gosman. Upon the closing of the Company's initial public offering, Mr. Gosman, Donald A. Sands and Bruce A. Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands' and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was allocated to assets at their fair market value, primarily goodwill of $9.8 million with the exchange recorded at historical value. At December 31, 1995, the acquisition of the 50% interest in DASCO was being accounted for using the equity method.

Year Ended December 31, 1994 Acquisitions

Medical Support Services Companies Acquisitions

     During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc. ("Uromed"), a provider of lithotripsy services in Florida, for a purchase price of $3,141,535 plus the assumption of capital lease obligations of $1,097,614. The Company acquired the outstanding 20% interest in the subsidiary during June 1997. During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia, and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. A charge of $1,271,000 related to this contingent note was recorded during the year ended December 31, 1995. The remaining $5,395,667 was allocated to goodwill at December 31, 1995 and is being amortized. Subsequent to its initial public offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock resulting in additional purchase price of $4,000,000. During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash plus the assumption of $225,000 in debt. The purchase price for these acquisitions was allocated to assets at their fair market value, including goodwill of $14,818,145. The resulting intangibles are being amortized over 20 to 40 years.

     During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

Results of Operations

Six Months Ended July 31, 1997 Compared to Six Months Ended July 31, 1996

     The following discussion reviews the results of operations for the six months ended July 31, 1997 (the "1997 Period") compared to the six months ended July 31, 1996 (the "1996 Period").

Revenues

     The Company derives revenues from health care services and medical facility development services. Within the health care segment, the Company distinguishes between revenues from cancer services, noncancer physician services and other medical support services. Cancer services include physician practice management services to oncology practices and certain medical support services, including radiation therapy, diagnostic imaging and infusion therapy. Noncancer physician services include physician practice management services to all practices managed by the Company other than oncology practices and administrative services to health plans which include reviewing, processing, and paying claims and subcontracting with specialty care physicians to provide covered services. Other medical support services include home health care services, lithotripsy, various health care management services, diagnostic imaging, ambulatory surgery, and clinical research studies.

     Net revenues were $158.8 million for the 1997 Period. Of this amount, $52.2 million or 32.9% of such revenues was attributable to cancer services; $67.9 million or 42.8% was related to noncancer physician services; $28.2 million or 17.7% of such revenues was attributable to other medical support services; and $10.5 million or 6.6% related to medical facility development.

     Net revenues were $84.7 million for the 1996 Period. Such revenues consisted of $44.3 million or 52.3% related to cancer services; $15.9 million or 18.8% related to noncancer physician services; $17.1 million or 20.2% related to other medical support services; and $7.4 million or 8.7% related to medical facility development.

Expenses

     The Company's cost of affiliated physician management services was $33.5 million or 44.3% of net revenue from management services agreements during the 1997 Period. The cost of affiliated physician management services was $17.4 million or 47.7% of net revenue from management services agreements during the 1996 Period. Net revenue for the physician practices managed by the Company was $75.7 million during the 1997 Period and $36.5 million during the 1996 Period. The cost of affiliated physician management services as a percentage of net revenue from management services varies based upon the type of physician practices.

     The Company's salaries, wages, and benefits increased by $12.4 million from $26.7 million or 31.5% of net revenues during the 1996 Period to $39.1 million or 24.6% of net revenues during the 1997 Period. The decrease as a percentage of net revenues is primarily attributable to (i) the fact that since the Company's commencement of operations during 1994, it has been able to spread its salaries, wages, and benefits over a rapidly expanding revenue base and (ii) salaries, wages, and benefits varies depending on whether the physician practice is owned or managed.

     The Company's supplies expense increased by $8.2 million from $11.7 million or 13.8% of net revenues during the 1996 Period to $19.9 million or 12.5% of net revenues during the 1997 Period. The increase in supplies expense is primarily a result of the acquisition of additional physician practices. Supplies expense as a percentage of net revenues varies depending upon the type of physician practices.

     The Company's depreciation and amortization expense increased by $1.6 million from $3.3 million or 3.9% of net revenues during the 1996 Period to $4.9 million or 3.1% of net revenues during the 1997 Period. The increase is primarily a result of the acquisitions completed after the 1996 Period and the allocation of the purchase price as required by purchase accounting. During the 1997 Period, the Company sold the assets of an entity that it acquired in March 1995 and subsequently closed. The sale of the assets resulted in a gain of $0.7 million. In addition, the Company recorded nonrecurring charges of $0.4 million during the 1997 Period. These nonrecurring items have been included in other expenses on the statement of operations.

     The Company's rent expense increased by $3.4 million from $3.8 million or 4.5% of net revenues during the 1996 Period to $7.2 million or 4.5% of net revenues during the 1997 Period. Rent expense as a percentage of net revenue varies depending upon the size of each of the affiliated practice's offices, the number of satellite offices and the current market rental rate for medical office space in a particular geographic market.

     The Company's income tax expense increased by $1.5 million from $3.0 million or 34.7% of pre-tax income during the 1996 Period to $4.5 million or 34.0% of pre-tax income during the 1997 Period. The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting For Income Taxes."

     Prior to the CSL merger, CSL was treated as a S corporation under the Internal Revenue Code (the "Code") and its stockholders recognized its income for income tax purposes. Accordingly, the Company's statements of operations do not include provisions for income taxes for income related to CSL. Prior to the CSL merger, dividends were paid primarily to reimburse stockholders for income tax liabilities incurred by them.

     The pro forma net income and net income per share information in the consolidated statement of operations reflect the effect on historical results as if CSL had been a C corporation rather than an S corporation and had paid income taxes.

Medical Facility Development

     The Company provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls and medical office buildings. The Company believes that the development of such facilities, in certain markets, will aid in the integration of its affiliated physicians and medical support services and will provide future opportunities to affiliate with physicians and acquire future physician practices or support services. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

     The Company derives its medical facility development service revenues from the provision of a variety of services. In rendering such services, the Company generates income without bearing the costs of construction, expending significant capital or incurring substantial indebtedness. Net revenues from medical facility development are recognized at the time services are performed. In some cases fees are earned upon the achievement of certain milestones in the development process, including the receipt of a building permit and a certificate of occupancy of the building. Unearned revenue relates to all fees received in advance of services being completed on development projects.

     The Company typically receives the following compensation for its services: development fees (including management of land acquisition, subdivision, zoning, surveying, site planning, permitting and building design), general contracting management fees, leasing and marketing fees, project cost savings income (based on the difference between total budgeted project costs and actual costs) and consulting fees.

     The amount of development fees and leasing and marketing fees are stated in the development and marketing agreements. Those agreements also provide the basis for payment of the fees. The financing fees and consulting fees are generally not included in specific agreements but are negotiated and disclosed in project pro formas provided to the owners of the buildings and hospital clients. Specific agreements usually incorporate those pro formas and provide that the projects will be developed in conformity therewith. General contracting management fees and project cost savings income are included in guaranteed maximum cost contracts entered into with the general contractor. These contracts are usually approved by the owners which in many cases include hospital clients and prospective tenants. During the 1997 Period, the Company's medical facility development generated revenues of $10.4 million and pretax income of $6.5 million.

Results of Operations

Year Ended January 31, 1997 Compared to the Year Ended December 31, 1995

The following discussion reviews the results of operations for the year ended January 31, 1997 ("1997"), compared to the year ended December 31, 1995 ("1995"), respectively.

Revenues

     Net revenues were $208.0 million during 1997. Of this amount, $95.0 million or 45.7% of such revenues was attributable to cancer services; $55.4 million or 26.6% was related to noncancer physician services; $38.6 million or 18.6% of such revenues was attributable to other medical support services; and $19.0 million or 9.1% related to medical facility development. At January 31, 1997, the Company had affiliations with 226 physicians.

     Net revenues were $84.1 million during 1995. Of this amount, $44.9 million or 53.4% of such revenues was attributable to cancer services; $7.7 million or 9.2% related to noncancer physician services; and $31.5 million or 37.4% related to other medical support services. At December 31, 1995, the Company had affiliations with 103 physicians.

Expenses

     The Company's cost of affiliated physician management services was $42.2 million or 46.8% of net revenue from management service agreements during 1997. The cost of affiliated physician management services was $9.7 million or 43.3% of net revenue from management service agreements during 1995. Net revenue for these managed physician practices was $90.2 million during 1997 and $22.4 million during 1995, respectively. The cost of affiliated physician management services as a percentage of net revenue from management services will vary based upon the type of physician practices.

     The Company's salaries, wages, and benefits increased by $22.5 million from $35.8 million or 42.5% of net revenues during 1995 to $58.4 million or 28.1% of net revenues during 1997. The decrease as a percentage of net revenues is primarily attributable to (i) the fact that since the Company's commencement of the Company's non-clinical research study operations during 1994, it has been able to spread its salaries, wages, and benefits over a rapidly expanding revenue base and (ii) salaries, wages and benefits varies depending upon whether the physician practice is owned or managed.

     The Company's supplies expense increased by $15.1 million from $12.1 million or 14.4% during 1995 to $27.2 million or 13.1% during 1997. The increase in supplies expense is primarily a result of the acquisition of additional physician practices. The supplies expense as a percentage of net revenues will vary based upon the type of physician practices.

     The Company's depreciation and amortization expense increased by $3.4 million from $4.0 million or 4.7% of net revenues during 1995 to $7.4 million or 3.5% of net revenues during 1997. The increase primarily is a result of the acquisitions completed during 1997 and the allocation of the purchase prices as required per purchase accounting. One of the reasons for the decrease as a percentage of net revenues is a result of the increased revenues during 1997 from the entities previously acquired.

     The Company's rent expense increased by $3.4 million from $5.1 million or 6.1% of net revenues during 1995 to $8.5 million or 4.1% of net revenues during 1997. Rent and lease expenses as a percentage of net revenue will vary based on the size of each of the affiliated practice offices, the number of satellite offices, and the current market rental rate for medical office space in the particular geographic markets.

     The Company's provision for closure loss of $2.5 million during 1995 represents a charge for the writedown of assets to their estimated fair market value and a reserve for the remaining lease obligation at two radiation therapy centers that were acquired by the Company in March 1995 and subsequently closed.

     The Company's earn-out payment during 1995 of $1.3 million represents a payment to Nutrichem on the contingent note entered into in conjunction with the acquisition of Nutrichem. During 1997 the Company sold its Nashville radiation therapy center to a third party for $1.5 million which resulted in a gain on sale of approximately $260,000. In addition, during 1997 the Company recorded a charge of $250,000 related to the termination of an employment agreement with a physician. These two nonrecurring items have been included in other expenses on the statement of operations for 1997.

     The Company's net interest expense decreased by $3.1 million from 1995 to 1997. Interest income of $4.1 million was earned during 1997, primarily on the remaining proceeds from the Company's initial public offering and Convertible Subordinated Debenture offering.

     No income tax provision was required during 1995 due to the Company's tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr.
Gosman.

Medical Facility Development

     The Company provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls, and medical office buildings. The amount of development fees and leasing and marketing fees are stated in the development and marketing agreements. Those agreements also provide the basis for payment of the fees. The financing fees and consulting fees are generally not included in specific agreements but are negotiated and disclosed in project pro formas provided to the owners of the buildings and hospital clients. Specific agreements usually incorporate those pro formas and provide that the projects will be developed in conformity therewith. General contracting management fees and project cost savings income are included in guaranteed maximum cost contracts entered into with the general contractor. These contracts are usually approved by the owners which in many cases include hospital clients and prospective tenants. During 1997, the Company's medical facility development business generated revenues of $19.0 million and operating income of $11.1 million.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The following discussion reviews the historical results of operations for the year ended December 31, 1995 ("1995") compared to the year ended December 31, 1994 ("1994").

     All of the entities acquired by the Company (except the acquisition of CSL which has been shown as being acquired as of January 1, 1994) were acquired subsequent to June 23, 1994. As a result of such acquisitions, the Company believes that any period to period comparisons and percentage relationships within periods are not meaningful.

Revenues

     The Company had revenues of $7.4 million for 1994. Of this amount, $.7 million or 9.5% of such revenues was attributable to cancer services; and $6.7 million or 90.5% of such revenues was attributable to other medical support services. The Company had no physician related revenues during this period.

     Net revenues of $84.1 million for 1995 include revenues from the acquisitions completed during the period June 24, 1994 to December 31, 1995. Such revenues during 1995 consisted of $44.9 million or 53.3% related to cancer services; $7.7 million or 9.2% related to noncancer physician services; and $31.5 million or 37.5% related to other medical support services. As of December 31, 1995, the Company had affiliations with 55 physicians providing cancer related services, 14 employed primary care physicians, and 34 other multigroup of specialty physicians.

Expenses

     For 1994 and for 1995, total operating and administrative expenses were $8.7 million and $87.9 million, respectively. In 1994 and 1995, operating and administrative expenses exceeded revenues due to the commencement of the Company's non-clinical research study operations. No income tax provision was required due to the Company's tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr. Gosman.

Liquidity and Capital Resources

     Cash used by operating activities was $2.1 million for the 1997 Period. Cash used by operating activities was $2.5 million for the 1996 Period. At July 31, 1997, the Company's principal sources of liquidity consisted of working capital of $100.2 million which included $59.4 million in cash. The Company also had $27.1 million of current liabilities, including approximately $3.6 million of indebtedness maturing before July 31, 1998.

     Cash used by investing activities was $19.5 million and $9.1 million for the 1997 Period and 1996 Period, respectively. This primarily represents the funds required by the Company for the acquisition of physician practices, medical support services companies, or other medical networks or organizations, and the advances under notes receivable of $5.3 million, partially offset by the repayments of notes receivable of $10.0 million during the 1997 Period. In addition, during the 1997 Period, the Company sold one of its radiation therapy centers that had been previously closed for $1.5 million.

     Cash used by financing activities was $0.7 million for the 1997 Period and primarily represented the borrowings under the revolving line of credit of $1.0 million, repayment of debt of $1.7 million and the release of restricted cash collateralizing debt of $0.5 million. Cash provided by financing activities was $74.3 million for the 1996 Period, which was primarily comprised of the proceeds (net of offering costs) from the issuance of the Convertible Subordinated Debentures of $94.8 million and the release of cash collateral of $1.5 million offset by the repayment of advances from shareholder and other debt of $15.4 million and $5.5 million, respectively.

     During 1996, the Company purchased the stock of a company based in Florida that provides the managed health care industry with assistance in provider relations, utilization review and quality assurance. In conjunction with this acquisition, the Company may be required to make a contingent payment up to a maximum of $10 million based on the acquired company's earnings before taxes during the next five years. The payment, if required, shall be paid in cash and/or Common Stock of the Company.

     During July 1997, the Company entered into a management services agreement to manage a network of over 100 physicians in New York. In connection with this transaction, the Company has committed to expend up to $40 million to be utilized for the expansion of the network.

     During August 1997, the Company purchased certain assets of, and entered into a 20-year administrative services agreement with BAB Nuclear Radiology, P.C., to operate five diagnostic imaging centers on Long Island, New York. The purchase price was approximately $10,000,000 in cash, plus $15,000,000 in convertible notes.

     During October 1997, a subsidiary of the Company merged with CSL in a transaction that was accounted for as a pooling of interests. Pursuant to such merger, the Company will record a one-time charge during the third quarter ended October 31, 1997 of $10.1 million. This one-time charge represents estimated transaction expenses and the one-time cost to buy out a consulting contract. In addition, upon the closing of the merger during October 1997, the Company used cash of approximately $5.0 million to repay CSL's revolving line of credit.

     In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions. The number of shares to be issued are generally determined based upon the average price of the Company's Common Stock during the five business days prior to the date of issuance. As of July 31, 1997, the Company had committed to issue $10.9 million of Common Stock of the Company using the methodology discussed above.

     The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation of physician groups, integrated networks and related medical support services companies, and the development and implementation of the Company's management information systems, will require ongoing capital expenditures. The Company expects that its capital needs over the next several years will substantially exceed capital generated from operations. To finance its capital needs, the Company plans both to incur indebtedness and to issue, from time to time, additional debt or equity securities, including Common Stock or convertible notes, in connection with its acquisitions and affiliations.

     In September 1997, the Company entered into a secured credit agreement with a bank providing for a $100 million revolving line of credit for working capital and acquisition purposes. The credit agreement (i) prohibits the payment of dividends by the Company, (ii) limits the Company's ability to incur indebtedness and make acquisitions except as permitted under the credit agreement and (iii) requires the Company to comply with certain financial covenants.

     The Company expects that the working capital as of July 31, 1997 of $100.2 million, which includes cash of $59.4 million, and amounts available under an acquisition/working capital line of credit for $100 million will be adequate to satisfy the Company's cash requirements for the next 12 months. However, there can be no assurance that the Company will not be required to seek additional financing during this period. The failure to raise the funds necessary to finance its future cash requirements would adversely affect the Company's ability to pursue its strategy and could adversely affect its results of operations for future periods.

Factors to be Considered

     The part of this Form 8-K captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements which involve risks and uncertainties. Readers should refer to the factors set forth below and the factors discussed under "Factors to be Considered" contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended January 31, 1997, which factors could cause the Company's actual results to differ materially from the results anticipated in such forward-looking statements. The factors discussed in said Form 10-K are hereby incorporated by reference into this Form 8-K.

     POTENTIAL LOSS OF CONTRACTS. Although the Company's clinical research study contracts with sponsors provide that it is entitled to receive fees earned through the date of termination, as well as all non-cancellable costs, sponsors generally are free to terminate a clinical trial or the Company's contract related thereto at any time. The length of a typical clinical trial contract varies from several weeks to several years. Sponsors may terminate clinical trials for several reasons, including unexpected results or adverse patient reactions to a potential product, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of a potential product or decisions by the sponsor to de-emphasize or terminate a particular trial or development efforts with respect to a particular potential product. A sponsor's decision to terminate a trial in which the Company participates could have a material adverse effect on the Company's business, results of operations and financial condition.

     GOVERNMENT REGULATION; POTENTIAL IMPACT OF HEALTH CARE REFORM. Demand for the Company's services is largely a function of the regulatory requirements associated with the approval of a new drug application imposed by the United States Food and Drug Administration ("FDA"). These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate United States standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the demand for the Company's clinical trial services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. None of the proposals have been adopted. The process by which the government will pursue additional or modified proposals for national health care reform and the precise nature of any such proposals is unclear at this time. Some of the proposals put forth to date incorporate price controls on drugs and limits on overall medical spending which may adversely affect expenditures by the pharmaceutical and biotechnology industries for research and development, which could have a material adverse effect on the Company's business, results of operations and financial condition. At present, it is impossible to predict the effect of any new legislation or changes in regulatory environment on the Company. The failure of the Company to comply with applicable regulations could result in the termination of on-going research or the disqualification of data for submission to regulatory authorities. Further, the issuance of a notice or finding by the FDA to either the Company or its clients based upon a material violation by the Company of either Good Clinical Practices or Good Laboratory Practices could have a material adverse effect on the Company's business, results of operations and financial condition.

     POTENTIAL LIABILITY FROM OPERATIONS. Clinical trials involve the testing of approved and experimental drugs on human beings. This testing carries with it a significant risk of liability for personal injury or death to participants resulting from an adverse reaction to, or improper administration of, the potential product. The Company participates with sponsors in the selection process. The Company also contracts on behalf of its customers with physicians who render, and itself renders, professional services including administering the drugs being tested to participants in these trials. Consequently, the Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials and arising from professional malpractice of physicians with whom it has contracted and its own employees. Although the Company is generally indemnified by its clients for such liability, in order for such indemnification to be valid, the Company and its employees and agents must act within the bounds of specific procedural requirements governing the conduct of the clinical trial. Since the value of the Company's indemnification depends on the financial viability of the indemnifying party, there can be no assurance that the Company will be able to rely on such indemnification in each instance of potential liability. If the Company was forced to undertake the defense of, or found financially responsible for, claims based upon the foregoing or related risks, there could be a material adverse effect on the Company's business, results of operations and financial condition.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

Item 21. Exhibits and Financial Statements

     (a) Exhibits. The following is a list of exhibits which are incorporated as part of the Registration Statement by reference.

Exhibit No.     Exhibit
-----------     -------
3.1             Restated Certificate of Incorporation of the Company.
3.2             By-laws of the Company.
+4              Indenture with respect to the Company's 6-3/4% Convertible Subordinated Debentures.
10.1            Stock Purchase Agreement dated May 31, 1995 by and among Dasco Development
                  Corporation, Dasco Development West, Inc., Donald A. Sands, Bruce A. Rendina and
                  Abraham D. Gosman.
10.2            Shareholders' Agreement dated as of May 31, 1995 by and among Donald A. Sands, Bruce A.
                  Rendina, Abraham D. Gosman, DASCO Development Corporation and DASCO
                  Development West, Inc.
++10.3          Asset Purchase Agreement dated August 21, 1996 between Eric Moskow, Richard Lipton,
                  Wayne Lipton, Physician's Choice, LLC and Physician's Choice, Inc.

Exhibit No.     Exhibit
-----------     -------
10.4            Registration Agreement dated January 29, 1996 between PhyMatrix Corp. and various stockholders of PhyMatrix Corp.
+10.5           Registration Agreement dated June 21, 1996 between PhyMatrix Corp. and the Initial
                  Purchasers.
10.6(M)         Employment Agreement dated as of January 1, 1995 between DASCO and Bruce A. Rendina.
10.7(M)         Employment Agreement dated September 22, 1994 between Continuum Care of Massachusetts,
                  Inc. and Edward E. Goldman, M.D.
10.8(M)         1995 Equity Incentive Plan.
21              Subsidiaries of the Registrant.
*23.1           Consent of Coopers & Lybrand L.L.P.
*23.2           Consent of Coopers & Lybrand L.L.P.
*23.3           Consent of Deloitte & Touche LLP
**24.1          Power of Attorney (Contained on Page II-5)


------------
  * Filed herewith.
 ** Previously filed.
  + Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-08269).
 ++ Incorporated by reference to the Company's Current Report on Form 8-K dated
    September 30, 1996.
(M) Management contract or compensatory plan.

All other exhibits are hereby incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-97854).

Item 22. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceeding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a apart of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of November 1997.


                                          PHYMATRIX CORP.

                                          By: /s/ Frederick R. Leathers
                                          -------------------------------------
                                          Frederick R. Leathers
                                          Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



/s/ *                                  November 3, 1997
-------------------------
Abraham D. Gosman
Chairman of the Board of Directors
and Chief Executive Officer
(Principal Executive Officer)

/s/ Frederick R. Leathers              November 3, 1997
-------------------------
Frederick R. Leathers
Chief Financial Officer
(Principal Financial and
Accounting Officer)

-------------------------
Robert A. Miller
Director and President

/s/ *                                  November 3, 1997
-------------------------
Bruce Rendina
Vice Chairman of the
Board of Directors

/s/ *                                  November 3, 1997
-------------------------
Joseph N. Cassese
Director

/s/ *                                  November 3, 1997
-------------------------
David Livingston, M.D.
Director

-------------------------
Stephen E. Ronai, Esq.
Director

/s/ *                                November 3, 1997
-------------------------
Governor Hugh L. Carey
Director

/s/ *                                November 3, 1997
-------------------------
John Chay
Director

-------------------------
Eric Moskow
Director and Executive Vice
President Strategic Planning



* By: /s/ Frederick R. Leathers      November 3, 1997
-------------------------
Frederick R. Leathers
Attorney-in-fact


A power of attorney has been previously filed.